Exhibit 10.1

Execution Version

SECOND AMENDMENT TO SUPERPRIORITY SENIOR DEBTOR-IN-

POSSESSION CREDIT AGREEMENT

This SECOND AMENDMENT TO SUPERPRIORITY SENIOR DEBTOR-IN-POSSESSION CREDIT AGREEMENT (this “Amendment”) is dated as of October 31, 2017 and entered into by and among APPVION, INC., a Delaware corporation (the “Borrower”), PAPERWEIGHT DEVELOPMENT CORP., a Wisconsin corporation (“Holdings”), each lender party hereto (collectively, the “Lenders” and individually, a “Lender”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, as administrative agent (the “Administrative Agent”). Capitalized terms used herein without definition shall have the same meanings herein as set forth in the DIP Credit Agreement (as defined below).

PRELIMINARY STATEMENTS:

WHEREAS, the Borrower, Holdings, the Lenders and Administrative Agent are parties to that certain Superpriority Senior Debtor-in-Possession Credit Agreement, dated as of October 2, 2017 (the “Original DIP Credit Agreement”);

WHEREAS, the Original DIP Credit Agreement was approved by the Bankruptcy Court in the Chapter 11 Cases on an interim basis by entry of an order dated October 3, 2017;

WHEREAS, the DIP Credit Agreement was amended by that certain Amendment to Superpriority Senior Debtor-In-Possession Credit Agreement, dated as of October 18, 2017 (the “First Amendment”; the Original DIP Credit Agreement, as amended by the First Amendment, the “DIP Credit Agreement”);

WHEREAS, the Borrower and Holdings have requested that the Required Lenders amend the DIP Credit Agreement in certain respects, in each case in accordance with the terms and subject to the conditions herein set forth, and that the Administrative Agent acknowledge such amendment; and

WHEREAS, the Administrative Agent and Required Lenders agree to accommodate such requests of the Borrower and Holdings, in each case on the terms and subject to the conditions herein set forth;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1. AMENDMENTS TO THE DIP CREDIT AGREEMENT

1.1	Amendments to Language

A.    In accordance with Section 10.01 of the DIP Credit Agreement, upon the occurrence of the Amendment Effective Date (as defined in Section 2 hereof), the DIP Credit Agreement is amended as follows:

The DIP Credit Agreement and the Exhibits to the DIP Credit Agreement are hereby amended to delete the bold, stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold, double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the DIP Credit Agreement and the Exhibits thereto attached as Exhibit A hereto.

1.2	Modification of Schedules

A.    Schedule 1.01(a): Existing Hedge Agreements. Schedule 1.01(a) to the DIP Credit Agreement is hereby amended by deleting Schedule 1.01(a) in its entirety and substituting in place thereof a new Schedule 1.01(a) attached hereto as Annex I to this Amendment.

B.    Schedule 1.01(b): Existing Letters of Credit. Schedule 1.01(b) to the DIP Credit Agreement is hereby amended by deleting Schedule 1.01(b) in its entirety and substituting in place thereof a new Schedule 1.01(b) attached hereto as Annex II to this Amendment.

C.    Schedule 1.01(c): Existing Cash Management Agreements. Schedule 1.01(c) to the DIP Credit Agreement is hereby amended by deleting Schedule 1.01(c) in its entirety and substituting in place thereof a new Schedule 1.01(c) attached hereto as Annex III to this Amendment.

D.    Schedule 2.01: Commitments and Applicable Percentages. Schedule 2.01 to the DIP Credit Agreement is hereby amended by deleting Schedule 2.01 in its entirety and substituting in place thereof a new Schedule 2.01(a) and Schedule 2.01(b) attached hereto as Annex IV to this Amendment.

1.3	Letter of Credit Facility

A.    The parties hereto agree that, subject to terms and conditions to be agreed upon, at the election of the Borrower, a portion of the NM Term Loans, not in excess of an amount equal to $3,000,000, may be made available for the issuance of standby letters of credit. The parties hereto further agree that the DIP Credit Agreement may be amended solely with the consent of the Borrower, the Administrative Agent, the Required Lenders and the applicable letter of credit issuer solely to add and/or permit such letter of credit facility.

Section 2. REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and Lenders to enter into this Amendment and to amend the DIP Credit Agreement in the manner provided herein, the Borrower and Holdings hereby, jointly and severally, represent and warrant to the Administrative Agent and each Lender that the following statements are true, correct and complete:

A.    Corporate Power and Authority. Each Loan Party has all requisite corporate power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, the DIP Credit Agreement as amended by this Amendment (the “Amended Agreement”).

B.    Authorization of Agreements. The execution and delivery of this Amendment have been duly authorized by all necessary corporate action on the part of the Borrower and Holdings, as the case may be.

C.    No Conflict. The execution and delivery of this Amendment will not (i) violate any Requirement of Law, the Organization Documents of the Group Members or any order, judgement or decree of any court or other agency of government binding on the Group Members, including the Interim Financing Order, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Group Members, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Group Members (other than the Liens created under any of the Security Documents), or (iv) require any approval or consent of any Person under any Contractual Obligations of the Group Members.

D.    No Material Adverse Effect. No Requirements of Law or Contractual Obligations applicable to any Group Member could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

E.    Governmental Consents. The execution and delivery by the Borrower and Holdings of this Amendment does not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, including the Bankruptcy Court.

F.    Binding Obligation. This Amendment has been duly executed and delivered by the Borrower and Holdings and this Amendment and the Amended Agreement are the legally valid and binding obligations of the Borrower and Holdings, enforceable against the Borrower and Holdings in accordance with their respective terms.

G.    Incorporation of Representations and Warranties From DIP Credit Agreement. The representations and warranties contained in Article V of the DIP Credit Agreement are and will be true, correct and complete in all material respects on and as of the Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

H.    Absence of Default. No event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute a Default or an Event of Default.

Section 3. ACKNOWLEDGEMENT AND CONSENT

Each Guarantor listed on the signatures pages hereof (each, a “Guarantor”) hereby acknowledges and agrees that any of the Guarantee and Collateral Agreements to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment. Each Guarantor represents and warrants that all representations and warranties contained in the Amended Agreement and the Guarantee and Collateral Agreement to which it is a party or otherwise bound are true, correct and complete in all material respects on and as of the Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

Each Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Guarantor is not required by the terms of the DIP Credit Agreement or any other Loan Document to consent to the amendments to the DIP Credit Agreement effected pursuant to this Amendment and (ii) nothing in the DIP Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Guarantor to any future amendments to the DIP Credit Agreement.

Section 4. MISCELLANEOUS

A.    Reference to and Effect on the DIP Credit Agreement and the Other Loan Documents.

(i)    On and after the Amendment Effective Date, each reference in the DIP Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the DIP Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “DIP Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the DIP Credit Agreement shall mean and be a reference to the Amended Agreement. This Amendment is a Loan Document.

(ii)    Except as specifically amended by this Amendment, the DIP Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(iii)    The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of Administrative Agent or any Lender under, the DIP Credit Agreement or any of the other Loan Documents.

B.    Fees and Expenses. The Borrower acknowledges that all costs, fees and expenses incurred with respect to this Amendment and the documents and transactions contemplated hereby shall be provided for as described in, and solely to the extent required by, Section 11.04(a) of the DIP Credit Agreement.

C.    Headings. Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

D.    Applicable Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES AND (TO THE EXTENT APPLICABLE) THE BANKRUPTCY CODE.

E.    Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Amendment shall become effective upon the execution of a counterpart hereof by the Borrower and the Required Lenders and receipt by the Borrower and Administrative Agent of written notification of such execution and authorization of delivery thereof.

F.    Agent Authorization. Each of the undersigned Lenders hereby authorizes the Administrative Agent to execute and deliver this Amendment and, by its execution below, each of the undersigned Lenders agrees to be bound by the terms and conditions of this Amendment.

[Remainder of page intentionally left blank]

SUPERPRIORITY SENIOR DEBTOR-IN-POSSESSION

CREDIT AGREEMENT

Dated as of October 2, 2017

among

APPVION, INC.,

as the Borrower,

PAPERWEIGHT DEVELOPMENT CORP.,

as Holdings,

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Administrative Agent

and

The Other Lenders Party Hereto,

and

PJT PARTNERS LP,

as Sole Lead Arranger

As amended by:

Amendment to Superpriority Senior Debtor-In-Possession Credit Agreement, dated as of October 18, 2017

Second Amendment to Superpriority Senior Debtor-In-Possession Credit Agreement, dated as of October 31, 2017

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		2

1.01	Defined Terms.	2

1.02	Other Interpretive Provisions.	36

1.03	Accounting Terms.	37

1.04	Rounding.	~~37~~38

1.05	Times of Day.	~~37~~38

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS		~~37~~38

2.01	NM Commitments and NM Term Loans; Roll-Up Loans.	~~37~~38

2.02	Borrowings, Conversions and Continuations of Loans.	40

2.03	[Reserved.]	~~41~~42

2.04	[Reserved.]	~~41~~42

2.05	Prepayments.	~~41~~42

2.06	[Reserved.]	~~43~~44

2.07	Repayment of Loans.	~~43~~44

2.08	Interest.	~~44~~45

2.09	Fees.	~~45~~46

2.10	Computation of Interest and Fees.	~~46~~47

2.11	Evidence of Debt.	~~46~~47

2.12	Payments Generally; Administrative Agent’s Clawback.	~~46~~48

2.13	Sharing of Payments by Lenders.	~~48~~50

2.14	[Reserved.]	~~49~~50

2.15	Defaulting Lenders.	~~49~~50

2.16	Payment of Obligations; No Discharge; Survival of Claims	~~50~~52

2.17	Security and Priorities. All of the Obligations shall, subject to the Carve-Out, at all times:	~~51~~52

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		~~52~~54

3.01	Taxes.	~~52~~54

3.02	Illegality.	~~57~~58

3.03	Inability to Determine Rates.	~~57~~59

3.04	Increased Costs; Reserves on Eurodollar Rate Loans.	~~58~~59

i

Page

3.05	Compensation for Losses.	~~59~~60

3.06	Mitigation Obligations; Replacement of Lenders.	~~59~~61

3.07	Survival.	~~60~~61

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		~~60~~62

4.01	Conditions of Initial NM Term Loans.	~~60~~62

4.02	Conditions to Borrowings of NM Term Loans in Excess of Initial NM Availability Amount.	~~64~~65

4.03	Conditions to all Borrowings.	~~65~~66

ARTICLE V REPRESENTATIONS AND WARRANTIES		~~66~~67

5.01	Financial Condition.	~~66~~68

5.02	No Change.	~~66~~68

5.03	Corporate Existence; Compliance with Law.	~~66~~68

5.04	Power; Authorization; Enforceable Obligations.	~~67~~68

5.05	No Legal Bar.	~~67~~69

5.06	Litigation.	~~67~~69

5.07	No Default.	~~68~~69

5.08	Ownership of Property; Liens; Insurance.	~~68~~70

5.09	Intellectual Property.	~~68~~70

5.10	Taxes.	~~68~~70

5.11	Federal Regulations.	~~69~~70

5.12	Labor Matters.	~~69~~71

5.13	ERISA.	~~69~~71

5.14	Investment Company Act; Other Regulations.	~~70~~72

5.15	Subsidiaries.	~~71~~72

5.16	Use of Proceeds.	~~71~~73

5.17	Environmental Matters.	~~71~~73

5.18	Accuracy of Information, etc.	~~72~~74

5.19	Security Documents.	~~72~~74

5.20	[Reserved.]	~~73~~75

5.21	Senior Indebtedness.	~~73~~75

5.22	Reserved.	~~73~~75

5.23	S Corporation Status.	~~73~~75

5.24	Anti-Terrorism Law; Foreign Corrupt Practices Act.	~~73~~75

Page

ARTICLE VI AFFIRMATIVE COVENANTS		~~74~~76

6.01	Financial Statements.	~~74~~76

6.02	Certificates; Other Information.	~~75~~77

6.03	Payment of Obligations.	~~77~~79

6.04	Maintenance of Existence; Compliance.	~~77~~79

6.05	Maintenance of Property; Insurance.	~~77~~79

6.06	Inspection of Property; Books and Records; Discussions.	~~78~~79

6.07	Notices.	~~78~~80

6.08	Environmental Laws.	~~79~~81

6.09	Additional Collateral, etc.	~~80~~81

6.10	Security Interests; Further Assurances.	~~81~~83

6.11	Reserved.	~~82~~84

6.12	Use of Proceeds.	~~82~~84

6.13	[Reserved]	~~82~~84

6.14	Approved Budget; Additional Reporting.	~~82~~84

6.15	Post-Closing Actions.	~~83~~85

6.16	Senior Indebtedness.	~~84~~86

6.17	Financial Advisor.	~~84~~86

6.18	Lender and Advisor Calls.	~~85~~87

6.19	Case Milestones.	~~85~~87

6.20	Certain Other Bankruptcy Matters.	~~85~~87

ARTICLE VII NEGATIVE COVENANTS		~~86~~88

7.01	Financial Covenants; Budget Compliance Covenants	~~86~~88

7.02	Indebtedness.	~~87~~89

7.03	Liens.	~~88~~90

7.04	Fundamental Changes.	~~90~~92

7.05	Disposition of Property.	~~91~~93

7.06	Restricted Payments.	~~92~~94

7.07	Investments.	~~92~~94

7.08	Prepayments and Modifications of Certain Debt Instruments or Organization Documents.	~~93~~95

7.09	Transactions with Affiliates.	~~94~~96

7.10	Changes in Fiscal Periods; Accounting Changes.	~~95~~97

Page

7.11	Negative Pledge Clauses.	~~95~~97

7.12	Clauses Restricting Subsidiary Distributions.	~~95~~97

7.13	Lines of Business.	~~96~~97

7.14	Material Agreements.	~~96~~98

7.15	[Reserved].	~~96~~98

7.16	Holding Company Status.	~~96~~98

7.17	PDC Capital Corporation.	~~96~~98

7.18	ESOP Amendments.	~~97~~98

7.19	[Reserved].	~~97~~99

7.20	Embargoed Person.	~~97~~99

7.21	Sale and Leaseback Transactions.	~~97~~99

7.22	Locations of Collateral.	~~97~~99

7.23	Canadian Pension Plans.	~~97~~99

7.24	Additional Bankruptcy Matters.	~~98~~99

7.25	Other Superpriority Claims.	~~98~~100

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		~~98~~100

8.01	Events of Default.	~~98~~100

8.02	Application of Funds.	~~105~~107

ARTICLE IX ADMINISTRATIVE AGENT		~~105~~107

9.01	Appointment.	~~105~~107

9.02	Administrative Agent in its Individual Capacity.	~~106~~108

9.03	Exculpatory Provisions.	~~106~~108

9.04	Reliance by Administrative Agent.	~~108~~110

9.05	Delegation of Duties.	~~108~~110

9.06	Successor Administrative Agent.	~~108~~110

9.07	Non-Reliance on Administrative Agent and Other Lenders.	~~109~~111

9.08	Name Agents.	~~110~~112

9.09	Indemnification.	~~110~~112

9.10	Withholding Taxes.	~~110~~112

9.11	Lender’s Representations, Warranties and Acknowledgments.	~~111~~113

9.12	Security Documents and Guaranty.	~~111~~113

9.13	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim.	~~113~~115

Page

9.14	Administrative Agent to Provide Notice of Any Required Lenders Action.	116

ARTICLE X [RESERVED]		~~114~~117

ARTICLE XI MISCELLANEOUS		~~114~~117

11.01	Amendments, Etc.	~~114~~117

11.02	Notices; Effectiveness; Electronic Communications.	~~116~~119

11.03	No Waiver; Cumulative Remedies.	~~118~~121

11.04	Expenses; Indemnity; Damage Waiver.	~~118~~121

11.05	Payments Set Aside.	~~120~~123

11.06	Successors and Assigns.	~~121~~123

11.07	Treatment of Certain Information; Confidentiality.	~~125~~129

11.08	Right of Setoff.	~~126~~130

11.09	Interest Rate Limitation.	~~127~~130

11.10	Counterparts; Integration; Effectiveness.	~~127~~131

11.11	Survival of Representations and Warranties.	~~127~~131

11.12	Severability.	~~128~~131

11.13	Replacement of Lenders.	~~128~~131

11.14	Governing Law; Jurisdiction; Etc.	~~129~~132

11.15	Waiver of Jury Trial.	~~130~~133

11.16	Waiver of Defenses; No Advisory or Fiduciary Responsibility.	~~130~~134

11.17	USA PATRIOT Act Notice.	~~131~~134

11.18	Other Liens on Collateral; Etc.	~~131~~135

11.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.	~~131~~135

CREDIT AGREEMENT SCHEDULES

1.01(a)	Existing Hedge Agreements

1.01(b)	Existing Letters of Credit

1.01(c)	Existing Cash Management Agreements

1.01(d)	Cost-Cutting Transactions

2.01	Commitments and Applicable Percentages

5.08	Real Property; Insurance

v

5.13(a)	ERISA

5.15	Subsidiaries

5.17	Environmental Matters

6.09	Guarantors

7.02	Permitted Existing Debt

7.03	Existing Liens

11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice

C-1	NM Term Loan Note

C-2	Roll-Up Loan Note

D	Compliance Certificate

E	Assignment and Assumption

G	Approved Budget

H	Interim Financing Order

I	Closing Certificate

J-1	U.S. Tax Compliance Certificate (Foreign Lenders That Are Not Partnerships)

J-2	U.S. Tax Compliance Certificate (Foreign Participants That Are Not Partnerships)

J-3	U.S. Tax Compliance Certificate (Foreign Participants That Are Partnerships)

J-4	U.S. Tax Compliance Certificate (Foreign Lenders That Are Partnerships)

SUPERPRIORITY SENIOR DEBTOR-IN-POSSESSION CREDIT AGREEMENT

This SUPERPRIORITY SENIOR DEBTOR-IN-POSSESSION CREDIT AGREEMENT (“Agreement”) is entered into as of October 2, 2017 among APPVION, INC., a Delaware corporation (the “Borrower”), PAPERWEIGHT DEVELOPMENT CORP., a Wisconsin corporation (“Holdings”), each ~~lender~~Lender from time to time party hereto ~~(collectively, the “Lenders ” and individually, a “Lender”)~~ , and WILMINGTON TRUST, NATIONAL ASSOCIATION., as Administrative Agent.

PRELIMINARY STATEMENTS:

WHEREAS, on October 1, 2017 (the “Petition Date”), the Borrower commenced Chapter 11 Case No. 17-12082 (the “Borrower Chapter 11 Case”) and its Domestic Subsidiaries (together with the Borrower and any other Person later joined therewith, the “Debtors”) commenced Case Nos. 17-12083, 17-12084, 17-2085 and 17-12086 (the “Subsidiary Chapter 11 Cases” and together with the Borrower Chapter 11 Case, the “Chapter 11 Cases”) by filing voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code, with the Bankruptcy Court. The Debtors continue to operate their business and manage their properties as debtors and debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, prior to the Petition Date, the Prepetition First Lien Lenders provided financing to the Borrower pursuant to that certain Credit Agreement, dated as of June 28, 2013 (as amended or otherwise modified through the Petition Date, the “Prepetition First Lien Credit Agreement”), among the Borrower, the other credit parties signatory thereto, the lenders and issuing banks party thereto (collectively, the “Prepetition First Lien Lenders”), Jefferies Finance LLC, as administrative agent (in such capacity, the “Prepetition First Lien Administrative Agent”), Fifth Third Bank, as revolver agent (in such capacity, the “Prepetition First Lien Revolver Agent” and together with the Prepetition First Lien Administrative Agent, the “Prepetition First Lien Agents”);

WHEREAS, the Prepetition First Lien Obligations are secured by a security interest in substantially all of the existing and after acquired assets of the Borrower and certain of its Subsidiaries as more fully set forth in the Security Documents (as defined in the Prepetition First Lien Credit Agreement) and such security interest is perfected and, with certain exceptions, as described in the Security Documents (as defined in the Prepetition First Lien Credit Agreement), has priority over other security interests;

WHEREAS, the Borrower has requested the Lenders provide a term loan facility in an aggregate principal amount of $325,200,000, consisting of (a) NM Term Loans in an aggregate principal amount of $85,000,000 and (b) Roll-Up Loans in an aggregate principal amount of $240,200,000, in each case, for the purposes set forth in Section 5.16; and

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Plan of Reorganization” means a plan of reorganization for each of the Chapter 11 Cases that (a) provides for the termination of the unused NM Commitments and the payment in full in cash and full discharge of the Obligations at emergence or, solely with respect to the Roll-Up Loans~~, as to which the Lenders having Roll-Up Loans outstanding at such time that represent at least 66 2/3% of the sum of all~~ (only if the plan of reorganization does not provide for the payment in full in cash of all Roll-Up Loans and full discharge of the Obligations related thereto at emergence), has been accepted in writing by Lenders that hold at least two-thirds in amount of the outstanding Roll-Up Loans ~~not being paid in cash have informed the Borrower in writing that such plan is an “Acceptable Plan of Reorganization”,~~, and represent more than one-half in number, of Roll-Up Lenders that have accepted or rejected such plan of reorganization, and (b) contains releases and other exculpatory provisions for the Administrative Agent, the Arranger and the Lenders in form and substance reasonably satisfactory to the Administrative Agent, the Arranger and the Required Lenders~~, and (c) is otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders~~.

“Acquisition Agreement” means that Purchase Agreement, dated as of July 5, 2001, among the Borrower, AWA and the other parties thereto, as amended prior to the date hereof and, if in accordance with the terms hereof, on or after the date hereof.

“Acquisition Documentation” means collectively, the Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith including, without limitation, the Fox River Indemnity Arrangements.

“Actual Capital Expenditures” means, for any Period, the actual Capital Expenditures of the Loan Parties for such Period.

“Actual Collections” means, for any Period, the actual collections of the Loan Parties during such Period, including collections from any Foreign Subsidiary, relating to accounts receivable and for work performed by the Loan Parties, but excluding any collections from any Disposition.

“Actual Disbursements” means the actual disbursements of the Loan Parties during the relevant Period, including all cash outflows from each Loan Party including, without limitation, any transfers to any Foreign Subsidiary.

“Adjusted Eurodollar Rate” means, with respect to any Borrowing of Eurodollar Rate Loans for any Interest Period, (a) an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the Administrative Agent to be equal to the Eurodollar Rate for such Borrowing of Eurodollar Rate Loans in effect for such Interest Period divided by

(b) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period. Notwithstanding the foregoing, (i) solely with respect to the Adjusted Eurodollar Rate applicable to the Roll-Up Loans, the Adjusted Eurodollar Rate with respect to any Interest Period will be deemed to be 1.25% per annum if the Adjusted Eurodollar Rate for such Interest Period determined pursuant to this definition would otherwise be less than 1.25% per annum and (ii) solely with respect to the Adjusted Eurodollar Rate applicable to the NM Term Loans, the Adjusted Eurodollar Rate with respect to any Interest Period will be deemed to be 1.00% per annum if the Adjusted Eurodollar Rate for such Interest Period determined pursuant to this definition would otherwise be less than 1.00% per annum.

“Administrative Agent” means Wilmington Trust, National Association, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent Fee Letter” means the letter agreement, to be dated on or around the Closing Date, between the Borrower and the Administrative Agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account, in each case as set forth on Schedule 11.02, or such other address or account of the Administrative Agent as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or Persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the preamble hereto.

“Anti-Terrorism Laws” has the meaning specified in Section 5.24(a).

“Applicable Percentage” means (a) in respect of the NM Term Loans, with respect to any NM Lender at any time, the percentage (carried out to the ninth decimal place) of the NM Term Loans represented by the principal amount of such Lender’s NM Term Loans at such time and (b) in respect of the Roll-Up Loans, with respect to any Roll-Up Lender at any time, the percentage (carried out to the ninth decimal place) of the Roll-Up Loans represented by the principal amount of such Lender’s Roll-Up Loans at such time. If the Commitment of each Lender to make Loans has been terminated pursuant to Section 8.01, or if the Commitments have expired, then the Applicable Percentage of each Lender in respect of the NM Term Loans shall be determined based on the Applicable Percentage of such Lender in respect of the NM Term Loans most recently in effect, giving effect to any subsequent assignments or reallocations. The initial Applicable Percentage of each Lender in respect of the NM Term Loans and Roll-Up

Loans (to the extent deemed made on the Closing Date) is set forth opposite the name of such Lender on Schedule ~~2.01 or~~2.01-a; the Applicable Percentage of each Lender in respect of the NM Term Loans and Roll-Up Loans (to the extent deemed made on the Final Financing Roll Date) is set forth opposite the name of such Lender on Schedule 2.01-b; or, in each case, in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, (a) with respect to the NM Term Loans, a percentage amount equal to (i) if a Base Rate Loan, 8.25% per annum and (ii) if a Eurodollar Rate Loan, 9.25% per annum, and (b) with respect to the Roll-Up Loans, a percentage amount equal to (i) if a Base Rate Loan, 5.50% per annum and (ii) if a Eurodollar Rate Loan, 6.50% per annum.

“Appropriate Lender” means, at any time, (a) with respect to the NM Term Loans, a Lender that has a NM Commitment or holds a NM Term Loan at such time, and (b) with respect to the Roll-Up Loans, a Lender that holds a Roll-Up Loan at such time.

“Approved Bankruptcy Court Order” means (a) each Financing Order, as such order is amended and in effect from time to time in accordance with this Agreement, (b) any other order entered by the Bankruptcy Court regarding, relating to or impacting (i) any rights or remedies of any Secured Party, (ii) the Loan Documents (including the Loan Parties’ obligations thereunder), (iii) the Collateral, any Liens thereon or any DIP Superpriority Claims (including, without limitation, any sale or other disposition of Collateral or the priority of any such Liens or DIP Superpriority Claims), (iv) use of cash collateral, (v) debtor-in-possession financing, (vi) adequate protection or otherwise relating to any of the Prepetition Debt, (vii) any plan of reorganization (it being understood that any Acceptable Plan of Reorganization is in form and substance satisfactory to the Administrative Agent and the Required Lenders), or (viii) any transaction outside of the ordinary course of business with any Loan Party, in any such case, that (x) is in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, (y) has not been vacated, reversed or stayed and (z) has not been amended or modified except as agreed in writing by Administrative Agent and the Required Lenders in their sole discretion, and (c) any other order entered by the Bankruptcy Court that (i) is in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, (ii) has not been vacated, reversed or stayed and (iii) has not been amended or modified except in a manner reasonably satisfactory to the Administrative Agent and the Required Lenders; provided that any approval of the Required Lenders under clause (b) or (c) shall be deemed given if the Required Lenders have not notified the Borrower and the Administrative Agent otherwise within (2) two Business Days (for matters under clause (b) above) or (4) four Business Days (for matters under clause (c) above) after the Lenders receive from the Borrower a copy of the proposed order or proposed amendment or modification to an order, as applicable.

“Approved Budget” means the budget covering the period ending December 31, 2018, prepared by the Borrower and furnished to the Administrative Agent and the Lenders on or prior to the Closing Date and which, in the case of the initial Approved Budget attached hereto as Exhibit G, was approved by all of the Lenders and their financial advisors , as the same may be updated, modified or supplemented from time to time with the approval of the Required Lenders and the Borrower, as provided in Section 6.14.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Appvion Canada” means Appvion Canada, Ltd., a corporation formed under the Laws of Canada.

“Arranger” means PJT Partners LP in its capacity as sole lead arranger.

“Asset Sale” means any Disposition of property or series of related Dispositions of property (including the issuance or sale of any Capital Stock of the Borrower or any Subsidiary), excluding any such Disposition (i) to any Loan Party or (ii) permitted by clause (a), (b), (c) (provided that Asset Sales shall include Dispositions permitted under Section 7.04(b)(iii) and (e)), (d), or (f) of Section 7.05).

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Availability Period” means, in respect of the NM Term Loans, the period from and including the Closing Date to the Termination Date.

“Avoidance Actions” has the meaning assigned to such term in Section 2.17(b).

“Avoidance Proceeds” has the meaning assigned to such term in the Interim Financing Order or, after entry thereof, the Final Financing Order.

“AWA” means Windward Prospects Ltd., formerly known as Arjo Wiggins Appleton p.l.c.

“AWA Environmental Indemnity” means the indemnification provided pursuant to the terms of (i) the AWA Environmental Indemnity Agreement dated November 9, 2001, as amended, among Holdings, the Borrower, AWA and New Appleton LLC, (ii) the insurance policy (Policy No. 529 5316) issued by Commerce & Industry Insurance Company to the Bermuda Company and (iii) any other environmental indemnification agreement or related insurance policy in favor of the Borrower.

“AWA Environmental Indemnity Agreement” means the Fox River AWA Environmental Indemnity Agreement, dated as of November 9, 2001, among Holdings, the Borrower and AWA, as amended prior to the date hereof and, if in accordance with the terms hereof, on or after the date hereof.

“Backstop Party” means the Majority Lender.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Base Rate” means, for any day, the prime rate published in The Wall Street Journal for such day; provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Base Rate” means the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as determined by the Administrative Agent from time to time for purposes of providing quotations of prime lending interest rates); each change in the Base Rate shall be effective on the date such change is effective. The prime rate is not necessarily the lowest rate charged by any financial institution to its customers. Notwithstanding the foregoing, (a) solely with respect to the Base Rate applicable to the Roll-Up Loans, the Base Rate will be deemed to be 2.25% per annum if the Base Rate calculated pursuant to this definition would otherwise be less than 2.25% per annum and (b) solely with respect to the Base Rate applicable to the NM Term Loans, the Base Rate will be deemed to be 2.00% per annum if the Base Rate calculated pursuant to this definition would otherwise be less than 2.00% per annum.

“Base Rate Loan” means a Term Loan that bears interest based on the Base Rate.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Bermuda Company” means Arjo Wiggins Appleton (Bermuda) Limited, a company limited by shares organized under the Companies Act of 1981 of the Island of Bermuda.

“Bermuda Company Agreements” means the collective reference to (a) the Amended and Restated Relationship Agreement, dated as of June 11, 2004, among Holdings, AWA, Holdings Sub, and AWA Sub, (b) the Assignment and Assumption Deed, dated as of November 9, 2001, between AWA and the Bermuda Company, (c) the By-Laws and Memorandum of Association of the Bermuda Company, (d) the Certificate of Incorporation and By-laws of Holdings Sub, (e) the By-Laws and Memorandum of Association of AWA Sub and (f) the Bermuda Security Agreement.

“Bermuda Security Agreement” means the Collateral Assignment, dated as of November 9, 2001, by the Bermuda Company in favor of the Borrower.

“Board of Directors” means: (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (2) with respect to a partnership, the board of directors or managing member or members of the general partner of the partnership; and (3) with respect to a limited liability company, the managing member or members, any controlling committee of managing members or other governing body thereof.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Chapter 11 Case” has the meaning assigned to such term in the recitals hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Term Borrowing.

“Budget Variance Report” means a report, in form and detail reasonably acceptable to the ~~Requisite~~Required Lenders, certified by a Responsible Officer, showing by line item: (a) Actual Collections, (b) Actual Disbursements and (c) Actual Capital Expenditures, in each case, for (i) the Prior Week, (ii) the immediately preceding Cumulative Four Week Period and (iii) the Cumulative Period. The Budget Variance Report shall include all variances, on a line-item basis, from amounts set forth for such Period in the Approved Budget, and shall include explanations for all material variances.

“Budgeted Collections” means, for any Period, all collections in the amounts set forth in the Approved Budget for such Period relating to accounts receivable and for work performed by the Loan Parties, but excluding any collections from any Disposition.

“Business” has the meaning specified in Section 5.17(b).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York, Chicago, Illinois or the state where the Administrative Agent’s Office with respect to Obligations is located and if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency.

“Capital Expenditures” means, for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries; provided, that there shall be excluded (without duplication) from the definition of Capital Expenditures any such expenditures incurred in such period which are (i) funded with the proceeds of an equity issuance or (ii) reinvestments funded with insurance proceeds or the net proceeds of any Asset Sale; and provided, further, that all expenditures related to the maintenance shutdown of the pulp and paper mill located in Roaring Spring shall be deemed Capital Expenditures for purposes of reporting, variance reporting and testing covenants described in Section 7.01.

“Capital Lease Obligations” means as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” means, with respect to any Person, all of the shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of Capital Stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Carve-Out” means an amount equal to the sum of (i) all fees required to be paid to the clerk of the Bankruptcy Court or any claims agent retained to perform such services and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) fees and expenses of up to $50,000 incurred by a trustee under Section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); and (iii) allowed and unpaid claims for unpaid fees, costs, and expenses (the “Professional Fees”) incurred by persons or firms retained by the Debtors or the official committee of unsecured creditors in the Chapter 11 Cases (the “Creditors’ Committee”), if any, whose retention is approved by the Bankruptcy Court pursuant to Sections 327 and 1103 of the Bankruptcy Code, but excluding professionals engaged in the ordinary course of business of the Debtors (collectively, the “Professional Persons”), subject to the terms of the Interim Financing Order, the Final Financing Order and any other interim or other compensation order entered by the Bankruptcy Court that are incurred (A) at any time before delivery by the Administrative Agent of a Carve-Out Trigger Notice, whether allowed by the Bankruptcy Court prior to or after delivery of a Carve-Out Trigger Notice (the “Pre-Trigger Date Fees”), subject to any limits imposed by the Approved Budget, the Interim Financing Order or Final Financing Order or otherwise on Professional Fees permitted to be incurred in connection with any permitted investigations of claims and defenses against any prepetition secured parties; and (B) after the occurrence (the “Trigger Date”) and during the continuance of an Event of Default and delivery of written notice (the “Carve-Out Trigger Notice”) thereof (which may be by email) to the Loan Parties, the Loan Parties’ counsel, the United States Trustee, and lead counsel for the Creditors’ Committee, if any, in an aggregate amount not to exceed $~~250,000~~500,000 (the amount set forth in this clause (iii)(B) being the

“Post-EoD Carve-Out Amount”); provided, that nothing herein shall be construed to impair the ability of any party to object to the fees, expenses, reimbursement or compensation described in clauses (i), (ii), (iii)(A) or (iii)(B) above, on any grounds.

Notwithstanding the foregoing, the Carve-Out shall not include, apply to or be available for any fees or expenses incurred by any party in connection with (a) the investigation, initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation (i) against any of the Lenders, the Administrative Agent, the Arranger, or the holders of the indebtedness under the Prepetition First Lien Credit Agreement (whether in such capacity or otherwise), or (ii) challenging the amount, validity, perfection, priority or enforceability of or asserting any defense, counterclaim or offset to, the obligations and the liens and security interests granted under the Loan Documents or the indebtedness under the Prepetition First Lien Credit Agreement (whether in such capacity or otherwise), including, in each case, without limitation, for lender liability or pursuant to Section 105, 510, 544, 547, 548, 549, 550, or 552 of the Bankruptcy Code, applicable non-bankruptcy law or otherwise; (b) attempts to modify any of the rights granted to the Lenders or the Administrative Agent; (c) attempts to prevent, hinder or otherwise delay any of the Lenders’ or the Administrative Agent’s assertion, enforcement or realization upon any Collateral in accordance with the Loan Documents and the Final Financing Order; (d) paying any amount on account of any claims arising before the commencement of the Chapter 11 Cases unless such payments are approved by an order of the Bankruptcy Court; or (e) after delivery of a Carve-Out Trigger Notice, any success, completion, back-end or similar fees; provided that no more than an aggregate of $~~50,000~~100,000 of the proceeds of the NM Term Loans, the Collateral, the collateral securing the obligations under the Prepetition First Lien Credit Agreement, proceeds of the foregoing and the Carve-Out may be used by the Creditors’ Committee in respect of the investigation of the claims and liens of the secured parties under the Prepetition First Lien Credit Agreement, solely to the extent set forth in the Interim Financing Order or Final Financing Order (but not to litigate, object to or challenge any of the foregoing) and potential claims, counterclaims, causes of action or defenses against the secured parties under the Prepetition First Lien Credit Agreement, solely to the extent set forth in the Interim Financing Order or Final Financing Order (but not to litigate any of the foregoing).

For the avoidance of doubt and notwithstanding anything to the contrary herein or in the Loan Documents, the Carve-Out shall be senior to all liens and claims granted under the Interim Financing Order and the Loan Documents, any adequate protection liens, if any, and the superpriority claims, and any and all other liens or claims securing the Loans.

“Carve-Out Trigger Notice” has the meaning assigned to such term in the definition of “Carve-Out.”

“Cash Balance” means, on any Business Day, (a) the collected balance of total cash held by the Borrower and its Subsidiaries, including only those deposited funds that have cleared bank processing, less (b) outstanding payments made by check, debit and wire that have been sent to the payee but not yet cleared bank processing.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition, or in the case of any Foreign Subsidiary only, such local currencies held by it from time to time in the ordinary course of business; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the Laws of the United States, any state thereof or any member nation of the Organization for Economic Cooperation and Development having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) shares of money market mutual or similar funds at least 95% of the assets of which satisfy the requirements of clauses (a) through (f) of this definition; or (h) in the case of any Foreign Subsidiary only, instruments equivalent to those referred to in clauses (a) through (g) above in each case denominated in any foreign currency comparable in credit quality and tenor to those referred to in such clauses above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Foreign Subsidiary.

“Cash Inflows” means, for any given Week, the amount of Actual Collections in cash for such Week.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including corporate purchase and travel card), electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means such Lenders or Affiliates thereof and any Cash Management Banks existing on the Closing Date or such Lenders or Affiliates thereof as may from time to time after the Closing Date be designated in writing to the Administrative Agent by the Borrower and such Lender or Affiliate as a Cash Management Bank hereunder.

“Cash Outflows” means, for any given Week, the amount of Actual Disbursements in cash of the Loan Parties for such Week.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Chapter 11 Cases” has the meaning assigned to such term in the recitals hereto.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

“Collateral” means all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is created or purported to be created by any Security Document.

“Commitment” means the NM Commitment and, for the avoidance of doubt, if any Lender shall become a Defaulting Lender, the Backstop Party’s “Commitment” shall include the NM Commitment of such Defaulting Lender.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with Holdings or the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes Holdings or the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, the sum of (i) Consolidated Net Income for such period plus (ii) without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense (including, but not limited to, goodwill), (d) any non-cash extraordinary charges or losses and any non-cash non-recurring charges or losses determined in accordance with GAAP, (e) non-cash charges from employee compensation deferrals and employer matching contributions pursuant to the ESOP Documentation relating to ESOP Stock Issuances, (f) cash losses from Asset Sales, (g) cash restructuring charges and/or non-recurring cash charges or losses not to exceed $2,000,000 in any twelve month period, and (h) any other non-cash charges, non-cash expenses or non-cash losses of Holdings or any of its Subsidiaries agreed to in writing by the Administrative Agent (at the direction of the Required Lenders) (provided, however, that cash payments made in any future period in respect of such non-cash charges added back in determining Consolidated EBITDA for periods ending after the Closing Date shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made) minus (iii) to the extent included in the statement of such Consolidated Net Income for such period, the sum of, without duplication, (a) interest income, (b) any extraordinary income or gains determined in accordance with GAAP, (c) any cancellation-of-debt income resulting from repurchases or exchanges of Indebtedness after the Closing Date, (d) cash gains from Asset Sales and (e) any other noncash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (h) above), all as determined on a consolidated basis.

“Consolidated Forecast” has the meaning assigned to such term in Section 6.14(c).

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of Holdings) in which Holdings or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of Holdings that is not a Loan Party to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Tangible Assets” means, with respect to Holdings and its Subsidiaries as of any date, the aggregate of the assets of Holdings and its Subsidiaries excluding goodwill, patents, trade names, trademarks, copyrights, franchises, experimental expense (to the extent capitalized), organization expense (to the extent capitalized) and any other assets properly classified as intangible assets in accordance with GAAP, as of the date on which the most recent financial statements were delivered pursuant to Section 6.01(a) or (b) (or Section 5.01) on a consolidated basis, determined in accordance with GAAP. In the event that information relating to Consolidated Tangible Assets is not available as of any date, then the most recently available information will be used.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Cost-Cutting Transactions” means one or more dispositions of certain assets in connection with the Borrower’s plan to execute certain profit improvement projects, in an aggregate amount not to exceed $2,500,000, so long as the proceeds thereof are used in accordance with the Approved Budget.

“Creditors’ Committee” has the meaning assigned to such term in the definition of the term “Carve-Out.”

“Cumulative Period” means the period from the Petition Date through the most recent Week ended.

“Cumulative Thirteen Week Period” means the thirteen-week period through the Saturday of the most recent Week then ended, or if a thirteen-week period has not then elapsed from the Petition Date, the Cumulative Period.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Derivatives Counterparty” means any financial institution, commodities or stock exchange or clearinghouse.

“DIP Lender Default Notice” has the meaning assigned to such term in Section 11.06(h).

“DIP Superpriority Claims” has the meaning assigned to such term in Section 2.17(a).

“Disposition” or “Dispose” means the sale, transfer or other disposition (including any sale and leaseback transaction, but excluding the granting of Liens permitted by this Agreement and any exercise of remedies in connection therewith, leases, licenses, sub-leases, sub-licenses and transfers pursuant to condemnation and similar proceedings) of any property by any Person, including any such sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Capital Stock that is not Disqualified Capital Stock), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is ninety-one (91) days after the Scheduled Termination Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of that Capital Stock have the right to require Holdings, or Holdings has the obligation, to repurchase such Capital Stock pursuant to the terms of the ESOP will not constitute Disqualified Stock.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of any political subdivision of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vii) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Embargoed Person” shall have the meaning assigned to such term in Section 7.20.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution or the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder.

“ESOP” means the Appleton Papers Retirement Savings and Employee Stock Ownership Plan.

“ESOP Component” means the employee stock ownership plan component of the ESOP.

“ESOP Documentation” means the collective reference to (a) the Appleton Papers Retirement Savings and Employee Stock Ownership Plan (Amended and Restated Effective as of January 1, 2009), (b) the Amended and Restated Trust Agreement for the Appleton Papers Inc. Employee Stock Ownership Trust, adopted April 1, 2013 and (c) all amendments, supplements or other modifications to any of the foregoing, all schedules, exhibits and annexes thereto and all agreements affecting the terms thereof or entered into in connection therewith.

“ESOP Stock Issuances” means with respect to any period, any issuance of common stock by Holdings to the ESOP during such period.

“ESOP Trust” means the Appleton Papers Inc. Employee Stock Ownership Trust.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Rate” means, with respect to any Eurodollar Rate Loan for any Interest Period therefor, the rate per annum equal to the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the Eurodollar Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if Reuters Screen LIBOR01 Page shall at any time no longer exist, “Eurodollar Rate” means, with respect to each day during each Interest Period pertaining to Eurodollar Rate Loans comprising part of the same Borrowing, the rate per annum equal to the average of the quotations received by the Administrative Agent at which Dollar deposits are offered by three leading banks in the London deposit market at approximately 11:00 a.m., London, England time, two (2) Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period. “Reuters Screen LIBOR01 Page” means the display designated on the Reuters 3000 Xtra Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

“Eurodollar Rate Loan” means a Term Loan that bears interest at a rate based on the Adjusted Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Hedge Obligation” means, with respect to any Guarantor of a Hedge Obligation, including the grant of a Lien to secure the Guaranty of such Hedge Obligation, any Hedge Obligation if, and to the extent that, such Hedge Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading

Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty or grant of such Lien becomes effective with respect to such Hedge Obligation. If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such Hedge Obligation or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.06(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” has the meaning specified in Section 5.24(a).

“Existing Cash Management Agreements” means those cash management agreements set forth on Schedule 1.01(c).

“Existing Hedge Agreements” means those existing ~~hedge agreements between the Borrower and Fifth Third Bank and~~Hedge Agreements described on Schedule 1.01(a).1

“Existing Letters of Credit” means those existing letters of credit described on Schedule 1.01(b), as may be renewed, extended or otherwise modified from time to time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

[1]	As amended by the Amendment to Superiority Senior Debtor-In-Possession Credit Agreement, dated as of October 18, 2017 (the “First Amendment”), by and among the Borrower, Holdings, the Lenders Party thereto and the Administrative Agent.

“Federal Funds Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Final Financing Order” has the meaning specified in Section 4.02(a).

“Final Financing Order Roll Date” has the meaning specified in Section 2.01(c )(ii).

“Financing Orders” means, collectively, the Interim Financing Order and the Final Financing Order.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fox River Indemnity Arrangements” means the collective reference to the PDC Environmental Indemnity Agreement, the AWA Environmental Indemnity Agreement, the Fox River Security Agreement, the Bermuda Company Agreements and the NCR Agreements.

“Fox River Security Agreement” means the Security Agreement, relating to the AWA Environmental Indemnity Agreement, dated as of November 9, 2001, among the Borrower, Holdings and AWA.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Group Members” means the collective reference to Holdings, the Borrower and their respective Subsidiaries.

“Guarantee and Collateral Agreement” has the meaning specified in Section 4.01(a)(iii).

“Guarantee and Collateral Agreement (Canada)” has the meaning specified in Section 4.01(a)(iii).

“Guarantee and Collateral Agreements” means, collectively, the (i) Guarantee and Collateral Agreement and (ii) the Guarantee and Collateral Agreement (Canada).

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors” means, collectively, Holdings, the Subsidiaries of Holdings listed on Schedule 6.09, including, without limitation, Appvion Canada, and each other Subsidiary of Holdings that shall be required to execute and deliver a Guaranty or guaranty supplement pursuant to Section 6.09, in each case unless and until released pursuant to the terms of the Loan Documents. For the avoidance of doubt, in no event shall (i) PDC Capital Corporation or (ii) any Foreign Subsidiary (other than a Subsidiary organized under the laws of Canada or any province thereof) be a Guarantor.

“Guaranty” means the Guaranty made pursuant to the Guarantee and Collateral Agreements in favor of the Secured Parties, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.09.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, materials, wastes or other pollutants, including gasoline or petroleum (including crude oil or any fraction thereof or petroleum distillates), asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, urea-formaldehyde, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreements” means all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations or commodity agreements or other similar arrangements designed to protect against fluctuations in commodity prices, either generally or under specific contingencies.

“Hedge Bank” means each of (a) KeyBank National Association in its capacity as a counterparty under certain of the Existing Hedge Agreements, (b) Fifth Third Bank in its capacity as a counterparty under certain of the Existing Hedge Agreements, and (c) the Lenders or Affiliates thereof as may from time to time be designated in writing to the Administrative Agent by the Borrower and such Lender or Affiliate as a Hedge Bank hereunder.

“Hedge Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any Hedge Agreement or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Holdings” has the meaning specified in the introductory paragraph hereto.

“Holdings Entity Transaction” means the consummation of a merger or consolidation by Holdings with a Specified Person or the acquisition of more than 50% of the voting power of all Voting Stock of Holdings by a Specified Person; provided that such transaction does not result in any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Specified Person becoming the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of all Voting stock of the Borrower; provided further that the following conditions precedent to such transaction are met: (i) no Default shall have occurred and be continuing at the time of the proposed transaction or would result therefrom, (ii) all guaranty and collateral requirements under the Loan Documents shall have been satisfied with respect to Holdings (or the Specified Person, in the case of a transaction in which the Specified Person is the surviving entity), (iii) Holdings (or the Specified Person, in the case of a transaction in which the Specified Person is the surviving entity) shall own not less than 100% of the Capital Stock of the Borrower, (iv) in the case of a transaction in which the Specified Person is the surviving entity, the Administrative Agent shall have received fully executed assumption documentation in connection therewith and opinions of counsel, in each case, as reasonably requested by the Administrative Agent (at the direction of the Required Lenders) and (v) the Administrative Agent shall have received all documentation and other information with respect to the Specified Person as may be required by regulatory authorities or the Administrative Agent’s, and/or such Lender’s internal policies under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act. In respect of a Holdings Entity Transaction, “Specified Person” means (a) a special purpose acquisition company having no material operations, operating assets or liabilities or (b) a “Morris Trust” vehicle or reverse “Morris Trust” vehicle. For the avoidance of doubt, the surviving entity of any Holdings Entity Transaction (to the extent not Holdings) shall be deemed to be “Holdings” as if such entity were an original party to this Agreement and the other Loan Documents.

“IDB Loan” means two separate Loan Agreements (as amended or otherwise modified prior to the date hereof, the “IDB Loan Agreements”), each dated as of August 1, 1997, by and between the Borrower and Village of Combined Locks, Wisconsin, pursuant to which the Village of Combined Locks, Wisconsin made a loan to the Borrower with the proceeds of certain Industrial Development Bonds.

“Immaterial Subsidiary” means, at any date of determination, all Foreign Subsidiaries of Holdings (other than a Subsidiary organized under the laws of Canada or any province thereof) designated as such in writing by the Borrower to the Administrative Agent from time to time which does not have either (a) Consolidated EBITDA that is, when combined with all other Immaterial Subsidiaries, greater than 5.0% of the Consolidated EBITDA of Holdings and its Subsidiaries as of the most recent fiscal quarter end for which financial statements have been delivered under Section 6.01(a) or (b) or (b) total assets with a book value that are, when combined with all other Immaterial Subsidiaries, greater than 5.0% of the consolidated total assets of Holdings and its Subsidiaries as of the most recent fiscal quarter end for which financial statements have been delivered under Section 6.01(a) or (b). If, at any time and from time to time after the Closing Date, one or more Subsidiaries shall cease to qualify as “Immaterial Subsidiaries”, then the Borrower shall, on the date on which financial statements are due in accordance with Section 6.01(a) or (b), designate in writing to the Administrative Agent one or more of such Subsidiaries (which shall cease to constitute “Immaterial Subsidiaries”) as may be necessary to ensure compliance with this definition.

“Indebtedness” means, of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, provided that, if recourse in respect of such Indebtedness is so limited, the amount of such Indebtedness shall be deemed to be the lesser of the principal amount thereof and the fair market value of the property encumbered by such Lien as determined in good faith by the Board of Directors of Holdings), (e) all Capital Lease Obligations and all Synthetic Debt of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations of such Person with respect of Disqualified Capital Stock, which in the case of redeemable preferred Capital Stock shall be deemed to be the liquidation value of such redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (provided that, if such Person has not assumed or otherwise become liable in respect of such Indebtedness, the amount of such Indebtedness shall be deemed to be the lesser of the principal amount of such Indebtedness and the fair market value of the property encumbered by such Lien as determined in good faith by the Board of Directors of Holdings) and (j) for the purposes of Sections 7.02 and 8.01(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. The amount of any obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or Holdings under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent” means pertaining to a condition of Insolvency.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign Laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Security Agreement” has the meaning specified in Section 4.01(a)(v).

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Termination Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the first Business Day after the end of each March, June, September and December and the Termination Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)    no Interest Period shall extend beyond the Scheduled Termination Date.

“Interim Availability Percentage” means the percentage (carried out to the ninth decimal place) of the aggregate NM Commitment available to be drawn hereunder prior to the entry of the Final Financing Order as determined with reference to the Interim NM Availability Amount.

“Interim Financing Order” has the meaning specified in Section 4.01(e).

“Interim NM Availability Amount” means the lesser of (a) $65,000,000 and (b) such amount of NM Term Loans authorized to be borrowed by the Borrower pursuant to the terms of the Interim Financing Order.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, Guarantee Obligation or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but shall be reduced by all cash returns of principal or capital received on or prior to the date of determination (including all cash dividends, cash distributions and cash repayments in the nature of a return of principal or capital), and except as otherwise provided therein.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local laws, statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of Law.

“Lender” ~~has the meaning specified in the introductory paragraph hereto~~means each Lender that holds a Term Loan.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Security Documents, (d) the PJT Letter Agreement, (e) the Administrative Agent Fee Letter, (f) each Secured Hedge Agreement, (g) each Secured Cash Management Agreement, (h) the Interim Financing Order and (i) the Final Financing Order; provided that for purposes of the definition of “Material Adverse Effect” and Articles IV through IX “Loan Documents” shall not include Secured Hedge Agreements or Secured Cash Management Agreements.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Majority Lender” means certain funds and accounts managed by                                 .

“Material Adverse Effect” means any event, condition, circumstance or contingency occurring since June 30, 2017 or subsequent date, as applicable (other than as customarily occurs as a result of events leading up to and following the commencement of the Chapter 11 Cases under Chapter 11 of the Bankruptcy Code by the Debtors) that, individually or in the aggregate, (a) has had or would reasonably be expected to have, a material adverse effect on the business, operations, properties, assets or condition of the Borrower and its Subsidiaries, taken as a whole or (b) has resulted in, or would reasonably be expected to result in, a material impairment of the validity or enforceability of, or a material impairment of the material rights, remedies or benefits available to Lenders, the Administrative Agent or the collateral agent under any Loan Document. Notwithstanding the foregoing, (i) the filing of the Chapter 11 Cases (and any defaults under pre-petition agreements, so long as the exercise of remedies as a result of such defaults are stayed under the Bankruptcy Code or such agreements are voided or invalidated by the Bankruptcy Court), (ii) events specifically described in the Declaration of Alan D. Holtz in Support of Chapter 11 Petitions and First Day Motions, dated October 1, 2017, and (iii) the existence of any claim or liability that is Pre-Petition, unsecured and junior in priority to the Obligations (each of the foregoing clauses (i), (ii) and (iii), collectively, the “Chapter 11 Events and Circumstances”), will each not be deemed to have a Material Adverse Effect.

“Maximum Rate” shall have the meaning assigned to such term in Section 11.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to (a) any Disposition, (b) issuance of Indebtedness by Holdings or any of its Subsidiaries, (c) issuance of Capital Stock by Holdings or any of its Subsidiaries or (d) any proceeds of casualty insurance or condemnation awards (or payments in lieu thereof) received or paid to the account of Holdings or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary fees and out-of-pocket expenses incurred by Holdings or such Subsidiary in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated Taxes pursuant to subclause (C) exceeds the amount of Taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess with respect to estimated Taxes shall constitute Net Cash Proceeds and shall be deemed received as of the date the determination of such excess with respect to estimated Taxes is made.

“NM Commitments” means, with respect to any Lender, the commitment of such Lender to make NM Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “NM Commitment,” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted in accordance with Section 2.01(b) or otherwise in accordance with this Agreement.

“NM Commitment Fee” has the meaning specified in Section 2.09(a).

“NM Lender” means each Lender with a NM Commitment and/or that holds a NM Term Loan.

“NM Term Loans” means the term loans made to the Borrower pursuant to Section 2.01(a).

“NM Term Loan Obligations” means (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the NM Term Loans made to the Borrower under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of the Borrower owed under or pursuant to this Agreement and each other Loan Document with respect to the NM Term Loans and/or NM Commitments or otherwise owing, due or payable to a NM Lender (in its capacity as such), including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment of all obligations of each other Loan Party under or pursuant to each of the Loan Documents with respect to the NM Term Loans and/or NM Commitments or otherwise owing, due or payable to a NM Lender (in its capacity as such) and (c) all other Loan Obligations that do not constitute Roll-Up Loan Obligations.

“NM Term Loan Note” means a promissory note of the Borrower evidencing NM Term Loans substantially in the form of Exhibit C-1.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 11.01 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor” means any Subsidiary of Holdings (other than the Borrower) that is not a Guarantor.

“Note” means a NM Term Loan Note or a Roll-Up Loan Note, as the context may require.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document (including the Secured Hedge Agreements) or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Notwithstanding the foregoing, Obligations shall not include any Excluded Hedge Obligations.

“OFAC” has the meaning specified in Section 5.24(b).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under any Loan Document, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means with respect to Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings, deemed making of any Roll-Up Loans and prepayments or repayments of Term Loans, as the case may be, occurring on such date.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PDC Environmental Indemnity Agreement” means the Fox River PDC Environmental Indemnity Agreement, dated as of November 9, 2001, between Holdings and the Borrower, as amended prior to the date hereof and, if in accordance with the terms hereof, on or after the date hereof.

“Period” means the Prior Week, the Trailing Four Week Period, the Cumulative Thirteen Week Period or the Cumulative Period, as applicable.

“Permitted Existing Debt” means Indebtedness described on Schedule 7.02.

“Permitted Refinancing Debt” means (w) in connection with any refinancing of the Second Lien Notes, new Indebtedness of the Borrower having terms (other than pricing, subject to the terms of the Prepetition Intercreditor Agreement, if applicable), taken as a whole, not materially less favorable to the Borrower than those applicable to the Second Lien Notes or otherwise on then market terms and conditions for comparable debt issuances, or for senior unsecured notes, as the case may be (in each case as determined in good faith by the Administrative Agent), or otherwise acceptable to the Required Lenders; provided that in no event shall such Indebtedness (a) amortize, or otherwise be subject to scheduled redemptions, repurchases or other payments of principal or have a final maturity date that is earlier than the date that is six (6) months after the Scheduled Termination Date, (b) require prepayments (or mandatory redemptions) in a manner more extensive than the Second Lien Notes, (c) contain maintenance or other springing or conditional financial covenants that are more restrictive than this Agreement, (d) be secured by Liens, if any, that are not subordinated to the Liens securing the Obligations in a manner at least as favorable to the Lenders as provided for in the Prepetition Intercreditor Agreement; provided that the Administrative Agent (at the direction of the Required Lenders in their sole discretion) may agree to enter into a new intercreditor agreement with the agent or trustee under such new Indebtedness that is entered into to refinance the Second Lien Notes to the extent such new intercreditor agreement is in form and substance satisfactory to the Required Lenders, or (e) contain other terms and conditions that are more restrictive, taken as a whole, than those under this Agreement (as determined in good faith by the Required Lenders); (x) in connection with any refinancing of any Subordinated Indebtedness of the Borrower, new Subordinated Indebtedness of the Borrower having terms (other than pricing), taken as a whole, not materially less favorable to the Borrower than those applicable to the Subordinated Indebtedness being refinanced (as determined in good faith by the Required Lenders); provided that in no event shall such Indebtedness (a) amortize, or otherwise be subject to scheduled redemptions, repurchases or other payments of principal or have a final maturity date that is earlier than the date that is six (6) months after the Scheduled Termination Date, (b) be subordinated to the Obligations in a manner less favorable to the Lenders than the Subordinated Indebtedness being refinanced, (c) contain maintenance or other springing or conditional financial covenants, (d) require prepayments or mandatory redemptions in a manner more extensive than the Subordinated Indebtedness being refinanced or (e) contain other terms and conditions that are more restrictive, taken as a whole, than those under this Agreement (as determined in good faith by the Required Lenders); and (y) in connection with any refinancing of unsecured Indebtedness of the Borrower, new unsecured Indebtedness of the Borrower having terms (other than pricing), taken as a whole, not materially less favorable to the Borrower than those applicable to the unsecured Indebtedness being refinanced or otherwise on then market terms and conditions for senior unsecured debt securities (in each case as determined in good faith by the Required Lenders); provided that in no event shall such Indebtedness (a) amortize, or otherwise be subject to scheduled redemptions, repurchases or other payments of principal or have a final maturity date that is earlier than the date that is six (6) months after the Scheduled Termination Date, (b) require prepayments or mandatory redemptions in a manner more extensive than the unsecured Indebtedness being refinanced, (c) contain maintenance or other springing or conditional financial covenants or (d) contain other terms and conditions that are more restrictive, taken as a whole, than those under this Agreement (as determined in good faith by the Required Lenders).

“Permitted Refinancing Debt Documents” means all instruments and other agreements entered into by Holdings, the Borrower or any Subsidiaries in connection with any Permitted Refinancing Debt.

“Permitted Variance” has the meaning assigned to such term in Section 7.01(a).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” has the meaning assigned to such term in the recitals hereto.

“PJT Letter Agreement” means that certain letter agreement dated September 15, 2017, by and among the Borrower, PJT Partners LP and O’Melveny & Myers LLP.

“Plan” means at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning specified in Section 6.02.

“Pledged Stock” has the meaning specified in the applicable Guarantee and Collateral Agreement.

“Post-EoD Carve-Out Amount” has the meaning assigned to such term in the definition of the term “Carve-Out.”

“Prepetition Debt” means the Indebtedness evidenced by the Prepetition First Lien Credit Agreement, the Second Lien Notes, the IDB Loan, the State of Ohio Loan and the Receivables Facility.

“Prepetition First Lien Administrative Agent” has the meaning assigned to such term in the recitals hereto.

“Prepetition First Lien Agents” has the meaning assigned to such term in the recitals hereto.

“Prepetition First Lien Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Prepetition First Lien Lenders” has the meaning assigned to such term in the recitals hereto.

“Prepetition First Lien Loan Facility” means the “Facility” as defined in the Prepetition First Lien Credit Agreement.

“Prepetition First Lien Loans” means any extension of credit made by Prepetition First Lien Lenders under the Prepetition First Lien Credit Agreement.

“Prepetition First Lien Obligations” shall mean the Indebtedness evidenced by the Prepetition First Lien Credit Agreement.

“Prepetition First Lien Revolver Agent” has the meaning assigned to such term in the recitals hereto.

“Prepetition Intercreditor Agreement” means the Intercreditor Agreement, dated as of November 19, 2013, executed by Holdings, the Borrower, the other Loan Parties from time to time party thereto, the Prepetition First Lien Administrative Agent and the collateral agent under the Second Lien Note Indenture, and as the same may be amended, restated, supplemented, waived and/or otherwise modified from time to time in accordance with the terms thereof and of this Agreement.

“Primed Liens” means the existing liens (x) on any Collateral that secures the obligations of the applicable Debtor under or governed by (i) the Prepetition First Lien Credit Agreement, (ii) the Second Lien Notes or (iii) the Receivables Facility.

“Priming Liens” has the meaning assigned to such term in Section 2.17(d).

“Prior Week” means, as of any date of determination, the immediately preceding week ended on a Saturday and commencing on the prior Sunday.

“Professional Fees” has the meaning assigned to such term in the definition of the term “Carve-Out”.

“Properties” has the meaning specified in Section 5.17(a).

“Public Lender” has the meaning specified in Section 6.02.

“Purchase Right” has the meaning specified in Section 11.06(h).

“Purchase Right Parties” has the meaning specified in Section 11.06(h).

“Qualified IPO” means the first bona fide underwritten public offering by Holdings of its Capital Stock after the Closing Date pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended, that yields cash gross proceeds to Holdings of at least $50,000,000.

“Receivable” has the meaning specified in the Guarantee and Collateral Agreements.

“Receivables Facility” means that certain Receivables Purchase Agreement (as amended or otherwise modified prior to the date hereof, the “Receivables Facility”), dated as of June 4, 2014, by and among the Borrower, as servicer, Appvion Receivables Funding I LLC, as seller, the various purchasers from time to time party thereto, and Fifth Third Bank, as purchaser and administrative agent.

“Recipient” means (a) the Administrative Agent and (b) any Lender.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Register” has the meaning specified in Section 11.06(c).

“Related Lender” means (a) with respect to any NM Lender, (i) any of its Affiliates holding Prepetition First Lien Loans on the date of this Agreement or any other applicable date of determination in connection with the transactions contemplated by Section 2.01(b) or 2.01(c) or (ii) if and to the extent that such NM Lender is acting as a “fronting lender” (or similar role) for any Person that is a Prepetition First Lien Lender, in accordance with the procedures separately agreed among the Administrative Agent and such NM Lender, such Prepetition First Lien Lender and any of its Affiliates, and (b) with respect to any Prepetition First Lien Lender, (i) any of its Affiliates holding Prepetition First Lien Loans on the date of this Agreement or any other applicable date of determination in connection with the transactions contemplated by Section 2.01(b) or 2.01(c) or (ii) any NM Lender acting as a “fronting lender” (or similar role) for such Prepetition First Lien Lender, in accordance with the procedures separately agreed among the Administrative Agent and such NM Lender.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Reorganization” means with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under Subpart B of PBGC Reg. § 4043.

“Request for Borrowing” means with respect to a Borrowing, conversion or continuation of Term Loans, a Committed Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings and (b) aggregate unused NM Commitments; provided that the unused NM Commitment of, and the portion of the Total Outstandings held, or deemed held by, any Defaulting Lender shall be excluded for the purposes of making a determination of Required Lenders.

“Requirement of Law” means, as to any Person, the Certificate or Articles of Incorporation and By-Laws or other organizational or governing documents of such Person, and any Law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party and each certification by a Responsible Officer set forth in any such document shall be deemed given by such Responsible Officer in such Person’s representational capacity as such Responsible Officer and not in such Person’s individual capacity.

“Restricted Junior Debt Payment” has the meaning specified in Section 7.08(a).

“Restricted Payment” has the meaning set forth in Section 7.06.

“Roll-Up Challenge” means any liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including attorney costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any Indemnitee in any way relating to or arising out of or in connection with the design, development, negotiation, documentation, closing, execution or implementation of the transfer or designation of the Roll-Up Loans or the effect, operation, performance or enforcement of the provisions under the Loan Documents with regard to the Roll-Up Loans (including the receipt of payment in respect thereof).

“Roll-Up Challenge Period” means the “Challenge Period” as defined in the Interim Financing Order or Final Financing Order as in effect at the relevant time.

“Roll-Up Lenders” means each Lender that holds a Roll-Up Loan.

“Roll-Up Loan Obligations” means (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Roll-Up Loans made to the Borrower under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of the Borrower owed under or pursuant to this Agreement and each other Loan Document with respect to the Roll-Up Loans or otherwise owing, due or payable to a Roll-Up Lender (in its capacity as such), including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all obligations of each other Loan Party under or pursuant to each of the Loan Documents with respect to the Roll-Up Loans or otherwise owing, due or payable to a Roll-Up Lender (in its capacity as such).

“Roll-Up Loans” ~~has the meaning set forth in~~means the roll-up loans deemed made on the Closing Date and on the Final Financing Order Roll Date pursuant to Section 2.01(c).

“Roll-Up Priority Provision” means, subject to the Financing Orders, that the Roll-Up Loans (i) may be compromised under a plan of reorganization only by a class vote and (ii) may not be crammed down under a plan of reorganization pursuant to section 1129(b)(2)(A) of the Bankruptcy Code.

“Roll-Up Loan Note” means a promissory note of the Borrower evidencing Roll-Up Loans substantially in the form of Exhibit C-2.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to Holdings or any of its Subsidiaries, any arrangement, directly or indirectly, with any Person whereby Holdings or such Subsidiary shall sell or transfer property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctions” has the meaning specified in Section 5.24(b).

“Scheduled Termination Date” means the date that is nine (9) months after the Closing Date.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Note Indenture” means the indenture dated as of November 19, 2013, by and among Holdings, the Borrower, Appvion Canada Ltd., certain of its Subsidiaries and U.S. Bank National Association, as trustee and as collateral agent, in connection with the issuance of the Second Lien Notes, as the same may be amended, restated, supplemented, waived and/or otherwise modified from time to time in accordance with the terms thereof, of this Agreement and of the Prepetition Intercreditor Agreement.

“Second Lien Note Documents” means the Second Lien Note Indenture, the Second Lien Notes, the Second Lien Security Documents and each other document, instrument or agreement relating to the issuance of the Second Lien Notes, as the same may be amended, restated, supplemented, waived and/or otherwise modified from time to time in accordance with the terms thereof, of this Agreement and of the Prepetition Intercreditor Agreement.

“Second Lien Noteholder Refinancing DIP Facility” has the meaning specified in Section  2.05(a)(iii).

“Second Lien Noteholders” has the meaning specified in Section  2.05(a)(iii).

“Second Lien Notes” means the senior secured second lien notes of the Borrower issued pursuant to the Second Lien Note Indenture.

“Second Lien Security Documents” means the collective reference to each security agreement, pledge agreement, mortgage, deed of trust, collateral agreement, instrument or other document granting or perfecting a Lien on any asset or assets of any Person in accordance with the terms of the Prepetition Intercreditor Agreement to secure the obligations and liabilities of Holdings, the Borrower and certain of its Subsidiaries under the Second Lien Note Documents.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Borrower or any other Loan Party and a Cash Management Bank and, notwithstanding anything to the contrary set forth herein or in any other Loan Document, all Existing Cash Management Agreements shall be deemed for all purposes to constitute Secured Cash Management Agreements hereunder and under each of the other Loan Document.

“Secured Hedge Agreement” means any interest rate, energy, raw materials, commodity or currency exchange Hedge Agreement permitted under Article VII that is entered into by and between the Borrower or any other Loan Party and a Hedge Bank and, notwithstanding anything to the contrary set forth herein or in any other Loan Document, all Existing Hedge Agreements shall be deemed for all purposes to constitute Secured Hedge Agreements hereunder and under each of the other Loan ~~Document~~Documents.

“Secured Parties” means, collectively, the Administrative Agent, the Arranger, the Lenders, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Security Documents.

“Security Documents” means the collective reference to the Guarantee and Collateral Agreements, the Intellectual Property Security Agreement (and any supplement thereto) and all other security documents hereafter delivered to the Administrative Agent granting or perfecting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Single Employer Plan” means any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“State of Ohio Loan” means that certain Loan and Security Agreement (as amended or otherwise modified prior to the date hereof, the “State of Ohio Loan Agreement”), dated as of July 1, 2007, by and between the Borrower and the Director of Development of the State of Ohio on behalf of the State of Ohio, pursuant to which the State of Ohio made a loan to the Borrower with the proceeds of certain bonds (the “State of Ohio Loan”).

“Statutory Reserves” means, for any day during any Interest Period for any Borrowing of Eurodollar Rate Loans, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained, during such Interest Period under regulations issued from time to time (including “Regulation D,” issued by the FRB (the “Reserve Regulations”) by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against Eurocurrency funding liabilities (currently referred to as “Eurocurrency liabilities” (as such term is used in Regulation D)). Borrowings of Eurodollar Rate Loans shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under the Reserve Regulations.

“Subordinated Indebtedness” means Indebtedness of any Group Member that is subordinated in right to and time of payment to the Obligations.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a direct or indirect Subsidiary or Subsidiaries of Holdings.

“Subsidiary Chapter 11 Cases” has the meaning assigned to such term in the recitals hereto.

“Superpriority Claim” means a claim against any Loan Party in any of the Chapter 11 Cases that is a superpriority administrative expense claim having priority over any or all administrative expenses and other post-petition claims of the kind specified in, or otherwise arising or ordered under, any section of the Bankruptcy Code (including, without limitation, Sections 105, 326, 328, 330, 331, 503(b), 507(a), 507(b), 546(c), 726 (to the extent permitted by law), 1113 and/or 1114 thereof), whether or not such claim or expenses may become secured by a judgment lien or other non-consensual lien, levy or attachment, other than the Carve-Out.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a Borrowing consisting of simultaneous NM Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the NM Lenders pursuant to Section 2.01(a).

“Term Loan” means NM Term Loans and Roll-up Loans.

“Termination Date” means the earliest of (a) the Scheduled Termination Date, (b) forty-five (45) days after the entry of the Interim Financing Order (or such later date (but in no event later than sixty (60) days after the entry of the Interim Financing Order) as the Required Lenders (as defined below) may reasonably agree) if the Final Financing Order (as defined below) has not been entered prior to the expiration of such period, (c) the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes hereof shall be no later than the “effective date” thereof) of a plan of reorganization filed in the Chapter 11 Cases that is confirmed pursuant to an order entered by the Bankruptcy Court, (d) the consummation of a sale of substantially all assets of the Loan Parties, and (e) the acceleration of the Loans and the termination of all NM Commitments in accordance with the Loan Documents; provided that, if such date is not a Business Day, the Termination Date shall be the immediately preceding Business Day.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Trailing Four Week Period” means the four-week period up to and through the Saturday of the most recent Week then ended, or if a four-week period has not then elapsed from the Petition Date, the Cumulative Period.

“Transaction” means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents to which they are or are intended to be a party, (b) the making of the NM Term Loans and Roll-Up Loans and (c) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“U.S. Loan Party” means any Loan Party that is organized under the Laws of one of the states of the United States of America and that is not a CFC.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.01(f)(ii)(B)(iii).

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Week” means any seven day period commencing on a Sunday and ending on the immediately following Saturday.

“Wholly Owned Subsidiary” means as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by Law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withholding Agent” means the Borrower, Holdings, and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02	Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” unless already followed by such phrase. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder.” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03	Accounting Terms.

(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied in a manner consistent with that used in preparing the audited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal year ended December 24, 2016, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Holdings and its Subsidiaries, including the notes thereto, except as otherwise required or permitted under GAAP (and subject to clause (b) below) and disclosed to the Administrative Agent and the Lenders in the first financial statements in which the change is made.

(b)    Changes in GAAP. If at any time any change in GAAP (or a change by the Loan Parties in the application thereof) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (or the application thereof) (subject to the approval of the Borrower and the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP (or the application thereof).

1.04	Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05	Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01	NM Commitments and NM Term Loans; Roll-Up Loans.

(a)    NM Term Loans. Subject to the terms and applicable conditions set forth herein (including without limitation the conditions set forth in Article IV), each NM Lender agrees to make NM Term Loans to the Borrower during the Availability Period in an aggregate principal amount not to exceed such NM Lender’s NM Commitment; provided that (i) the aggregate principal amount of NM Term Loans made prior to the entry of the Final Financing Order shall not exceed the Interim NM Availability Amount and (ii) if for any reason the full amount of any Lender’s NM Term Loan Commitment is not fully drawn on the expiration of the Availability Period, the undrawn portion thereof shall automatically be cancelled and shall terminate immediately and without further action; provided further that if at any time any NM Lender shall become a Defaulting Lender, the Backstop Party shall assume such NM’s Lender NM Commitment (and such NM Lender shall remain a Defaulting Lender notwithstanding such assumption and funding by the Backstop Party). Each Borrowing shall consist of NM Term Loans made simultaneously by the NM Lenders in accordance with their respective NM Commitments. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. NM Term Loans may be Base Rate Loans or Eurodollar Rate Loans as further provided herein.

(b)    Additional NM Lenders.

(i)    The NM Lenders with NM Commitments as of the Closing Date shall make reallocations of their respective NM Commitments, and, to the extent applicable, NM Loans, to allow for additional Prepetition First Lien Lenders having Prepetition First Lien Loans as of the date of the entry of the Final Financing Order (without giving effect to any Roll-Up Loans made on such date) to become parties to this Agreement as NM Lenders no later than the date of the entry of the Final Financing Order (or one Business Day thereafter) (which election to become a NM Lender may be exercised though a Related Lender of any such Prepetition First Lien Lender) (collectively, the “Additional NM Lenders”).

(ii)    ~~NM~~Upon the entry of the Final Financing Order (or within one Business Day thereafter), the NM Commitments and, to the extent applicable, NM Loans shall be reallocated and ~~deemed~~ assigned hereunder to the extent ~~agreed to by, or in accordance with the procedures separately agreed to among, the Administrative Agent, the Borrower and the NM Lenders (~~set forth on Schedule 2.01(b); provided that (~~x~~a) each such reallocation and assignment shall be effective on the date of the entry of the Final Financing Order (or within one Business Day thereafter), (~~y~~b) no Additional NM Lender’s Applicable Percentage with respect to the NM Commitments and NM Term Loans shall exceed the percentage of Prepetition First Lien Loans held by such Additional NM Lender as of the date of ~~the~~ entry of the Final Financing Order (without giving effect to any Roll-up Loans made on or prior to such date) ~~and~~, (~~z~~c) such allocations and assignments shall not reduce the aggregate amount of NM Commitment~~). The NM Lenders agree to make such payments, sales, assignments and other transactions among themselves (or through the Administrative Agent, its affiliates or another broker or agent engaged for any such purposes by any NM Lender) as are necessary to effect such reallocation, and for~~ or reduce the NM Commitment of any NM Lender to the extent not assigned pursuant to Schedule 2.01(b), (d) each Additional NM Lender shall have executed and delivered a joinder to this agreement and shall have paid the Administrative Agent, for the account of the NM Lenders with NM Commitments and NM Loans outstanding prior to the entry of the Final Financing Order, an amount equal to the NM Loans reallocated and assigned to such Additional NM Lender (net of any Upfront Fee payable to such Additional NM Lender) and (e) such allocations and assignments shall not reduce, alter or diminish the obligations of the Backstop Party as in effect on the Closing Date. The NM Lenders, each Additional NM Lender, the Agent and the Borrower agree that (x) with respect to each NM Lender that is assigning a portion of its NM Loans and NM Commitments hereunder in accordance with Schedule 2.01(b), the reallocation and assignment pursuant to this clause shall constitute a payment in full by the Additional NM Lenders of the assigned portion of the NM Lenders’ NM Loans and a termination in full of such assigned NM Commitments, (y) with respect to each Additional NM Lender that is acquiring NM Loans and NM Commitment, the reallocation and assignment pursuant to this clause shall result in such Additional NM Lender having the outstanding NM Loans and NM Commitments as if such were issued on the date of entry of the Final Financing Order (or within one Business Day thereafter, if the applicable joinder is effective as of such date) and (z) each Additional NM Lender shall make the payments set forth on Schedule 2.01(b) to the Administrative Agent, and the Administrative Agent shall immediately transfer such funds plus the balance of any Upfront Fees held by the Administrative Agent to the NM Lenders with NM Loans outstanding prior to the entry of the Final Financing Order in accordance with their Applicable Percentages thereof as set forth on Schedule 2.01(b). For the avoidance of doubt, no reallocation and assignment shall be effective until each applicable NM Lender has made such payments~~, sales, assignments and other transactions~~.

(iii)    Notwithstanding anything herein to the contrary, prior to any Person becoming a Lender or being allocated NM Loans and/or NM Commitments in connection with the reallocation set forth in Section 2.01(b)(ii) above, the Administrative Agent shall have received and be reasonably satisfied with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT ACT.

(c)    The Roll-Up Loans.

(i)    On the Closing Date and without any further action of any Person, each NM Lender having a NM Commitment as of such date and/or Related Lender thereof shall be deemed to have made Roll-Up Loans hereunder with the proceeds thereof being applied to the Prepetition First Lien Obligations in respect of such NM Lenders’ and Related Parties’ then-outstanding Prepetition First Lien Loans; provided that the aggregate amount of Roll-Up Loans made on such date shall not exceed the aggregate principal amount of Prepetition First Lien Loans outstanding as of such date multiplied by the Interim Availability Percentage (such amount being allocated ratably among such NM Lenders and Related Lenders as of such date).

(ii)    On the later of (A) the date of the entry of the Final Financing Order and (B)  October 31, 2017 (such date, the “Final Financing Order Roll Date”), and without any further action of any Person, the balance of the Prepetition First Lien Obligations outstanding as of such date (for the avoidance of doubt, other than Prepetition First Lien Obligations that constitute Letters of Credit (as defined in the Prepetition First Lien Credit Agreement) which have been cash collateralized) shall be rolled up and Roll-Up Loans shall be deemed made hereunder in such amount by each of the Prepetition First Lien Lenders holding such Prepetition First Lien Obligations.

(iii)    Until the latest of (x) the ~~date of the entry of the~~ Final Financing Order Roll Date (y) the expiration of any Roll-Up Challenge Period without the timely commencement of any Roll-Up Challenge or (z) the exhaustion of any and all appeals in any adversary proceeding or contested matter asserting a Roll-Up Challenge, the Roll-Up Loans shall continue (A) to be guaranteed and secured by and entitled to the benefits of all Liens and security interests created and arising under the Security Documents (as defined in the Prepetition First Lien Credit Agreement as in effect on the date hereof), which Liens and security interests shall remain in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged, and having the same perfected status and priority, as if such loans had not been so designated and (B) in the event that a Roll-Up Challenge is successful, to be entitled to a pro rata share of any payment, distribution or recovery on account of the Prepetition First Lien Obligations as if the Roll-Up Loans had continued to be administered under the Prepetition First Lien Credit Agreement. The Administrative Agent shall, and each Roll-Up Lender authorizes the Administrative Agent to, promptly notify the Prepetition First Lien Agents or their successors as in such capacities thereunder, of the amount of each Roll-Up Lender’s Roll-Up Loans, and the amount of Roll-Up Loans subject to a successful Roll-Up Challenge, so that such Prepetition First Lien Agents may update the register with respect to the Prepetition First Lien Loan Facility to reflect the transactions described in this Section 2.01(c) (it being understood and agreed that the Administrative Agent shall have no liability for providing such information, absent gross negligence or willful misconduct). For the avoidance of doubt, each Roll-Up Lender acknowledges and agrees that by accepting the benefits of this Agreement it shall be deemed to have agreed to all provisions hereof, including the duties and obligations of a Lender.

(iv)    Notwithstanding anything to the contrary in the Loan Documents, the Roll-Up Loans shall have the benefit of the Roll-Up Priority Provision.

2.02	Borrowings, Conversions and Continuations of Loans.

(a)    Each Borrowing of NM Term Loans, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 10:00 a.m. (New York time) (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans and (ii) one (1) Business Day prior to the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of at least $500,000 or a whole multiple of $500,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $50,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing or a conversion of Term Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made as, or converted to, Eurodollar Rate Loans with an Interest Period of one month. Any such automatic conversion to Eurodollar Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, (x)

all Roll-Up Loans shall be Base Rate Loans on the ~~date deemed made pursuant to Section 2.01(c)~~Closing Date, subject to conversion or continuation in accordance with the foregoing procedures and (y) all Roll-Up Loans shall be Eurodollar Rate Loan as of the Final Financing Order Roll Date, subject to conversion or continuation in accordance with the foregoing procedures.

(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Term Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic continuation of Loans, in each case as described in Section 2.02(a). In the case of the Term Borrowings on the Closing Date, each NM Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 noon (New York time) on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01, 4.02 and 4.03, the Administrative Agent shall make all funds so received available to the Borrower either by crediting an account of the Borrower maintained with Fifth Third Bank with the amount of such funds or by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)    Except as otherwise provided herein, a Eurodollar Rate Loan may be continued only on the last day of an Interest Period for such Eurodollar Rate Loan, however a Eurodollar Rate Loan may be converted at any time subject to any applicable breakage fees to be paid by the Borrower. During the existence of a Default, no Loans may be requested as or converted to Eurodollar Rate Loans or continued for an Interest Period of longer than one month, in each case, without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans made to the Borrower be converted to Base Rate Loans on the last day of the then current Interest Period with respect thereto.

(d)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)    After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than six (6) Interest Periods in effect in respect of the Loans.

2.03	[Reserved.]

2.04	[Reserved.]

2.05	Prepayments.

(a)    Optional.

(i)    ~~The~~Subject to Section  2.05(a)(iii), the Borrower may not voluntarily prepay the NM Term Loans in whole or in part at any time prior to the Scheduled Termination Date.

(ii)    Subject to Section 2.07(b) and the last sentence of this Section 2.05(a)(ii), the Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay the Roll-Up Loans in whole or in part subject to the payment of the Payment Premium concurrently therewith; provided that (A) such notice must be received by the Administrative Agent not later than 10:00 a.m. (New York time) (1) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) one (1) day prior to the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of at least $500,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount of the respective Borrowing); and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05 and Section 2.07(b), as applicable.

(iii)     Notwithstanding any other provision of this Agreement to the contrary, the Lenders agree that upon the delivery by the Required Lenders (or the Administrative Agent at the direction of the Required Lenders) to the Borrower of written notice of the occurrence or declaration of an Event of Default (it being agreed by the Lenders that no remedies shall be exercised in respect of such Event of Default prior to the date of such written notice or declaration), the Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time repay all (and not less than all) of the accrued and unpaid Obligations outstanding at such time (including the Outstanding Amount of the Term Loans) subject to the payment of the Payment Premium and the Exit Fee concurrently therewith; provided that such notice must be received by the Administrative Agent not later than 10:00 a.m. (New York time) (1) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) one (1) Business Day prior to the date of prepayment of Base Rate Loans (the “Prepayment Notice”); provided further that, notwithstanding any provision of the Prepetition Intercreditor Agreement, the Lenders’ consent to a prepayment made under this Section 2.05(a)(iii) only pertains to prepayments funded with the proceeds of debtor-in-possession financing provided, in whole or in part, by institutions, or affiliates or funds related to such institutions, who also hold the Second Lien Notes (collectively, the “Second Lien Noteholders” and such debtor -in -possession financing, a “Second Lien Noteholder Refinancing DIP Facility”). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable no later than twenty (20) Business Days after receipt of such notice. Notwithstanding any other terms of this Agreement or the Prepetition Intercreditor Agreement, the Lenders hereby acknowledge and consent to the rights of the Borrower and the Second Lien Noteholders in this clause (iii), and Lenders further agree that they will not raise any objection to, oppose or contest (or join with or support any third party opposing, objecting to or contesting) any Second Lien Noteholder Refinancing DIP Facility for any reason (including on the basis of any provision of the Prepetition Intercreditor Agreement). If for any reason the roll-up of the balance of the Prepetition First Lien Obligations outstanding as of the date of the entry of the Final Financing Order under Section 2.01(c) is not permitted or the Prepetition First Lien Obligations or the Liens securing the Prepetition First Lien Obligations remain outstanding for any reason after the Final Financing Order Roll Date, (A) the claims and liens in respect of the Second Lien Noteholder Refinancing DIP Facility shall remain junior to the Prepetition First Lien Obligations and the liens securing the Prepetition First Lien Obligations and the Prepetition First Lien Lenders shall be satisfied with the adequate protection in respect thereof or as may be provided by an order of the Bankruptcy Court.    Notwithstanding anything herein to the contrary, the Secured Parties may waive any Event of Default giving rise to the prepayment right in this Section 2.05(a)(iii) at any time prior to the receipt of the Prepayment Notice.

(b)    Mandatory.

(i)    [Reserved.]

(ii)    Other than in connection with a Cost-Cutting Transaction (solely to the extent the proceeds thereof are incorporated into the Approved Budget effective as of the date of the applicable Cost-Cutting Transaction and solely to the extent such proceeds are used as and when contemplated thereby), if any Loan Party or any of its Subsidiaries (x) Disposes of any property in a Disposition constituting an Asset Sale which results in the realization by such Person of Net Cash Proceeds, (y) receives Net Cash Proceeds of casualty insurance or condemnation awards (or from payments in lieu thereof) (excluding for purposes of this clause (y) any Net Cash Proceeds from “Recoveries” (as defined in the AWA Environmental Indemnity Agreement and the PDC Environmental Indemnity Agreement), which must be paid to AWA under the terms of the applicable Fox River Indemnity Arrangements) or (z) incurs or issues any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02), the Borrower shall prepay an aggregate principal amount of Term Loans equal to 100% of such Net Cash Proceeds within five (5) Business Days of the receipt thereof by such Person (such prepayments to be applied as set forth in clause (iii) below); provided, however, that, (A) so long as no Event of Default shall have occurred and be continuing, with respect to any prepayment of Term Loans required to be made pursuant to the preceding clause (x) above in this Section 2.05(b)(ii), subject to the consent of the

Required Lenders (in their sole discretion), if such prepayment would result in the prepayment of one or more Eurodollar Rate Loans on a day other than the last day of the then current Interest Period for each such Eurodollar Rate Loan, the Borrower may defer the relevant portion of such required payment until the last day of the relevant then current Interest Period of each such applicable Eurodollar Rate Loan (provided that such deferral period shall in no case exceed sixty (60) days, provided further that, upon the occurrence of an Event of Default or the Termination Date during any such deferral period, the Borrower shall immediately prepay Term Loans in the amount of all Net Cash Proceeds received by the Borrower and other amounts, as applicable, that are required to be applied to prepay Loans under this Section 2.05(b)(ii) (without giving effect to this clause (A)) but which have not previously been so applied) and (B) with respect to any Net Cash Proceeds of (1) any property constituting an Asset Sale otherwise required to be applied under preceding clause (x) above in this Section 2.05(b)(ii), or (2) casualty insurance or condemnation awards (or from payment in lieu thereof) otherwise required to be applied under preceding clause (y) above in this Section 2.05(b)(ii), then in each case, subject to the prior written consent of the Required Lenders (in their sole discretion), such Loan Party or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets on terms and conditions reasonably agreed to by the Required Lenders; and provided further, however, that any Net Cash Proceeds of, as applicable, Asset Sales or casualty insurance or condemnation awards (or from payment in lieu thereof) not so reinvested shall be promptly applied if an Event of Default has occurred and is continuing to the prepayment of the Term Loans as set forth in this Section 2.05(b)(ii).

(iii)    ~~Subject to Section 2.05(c), if applicable, each~~Each prepayment of Term Loans pursuant to the foregoing provisions of this Section 2.05(b) shall be applied first, to the outstanding NM Term Loans; and second, to the outstanding Roll-up Loans.

2.06	[Reserved.]

2.07	Repayment of Loans.

(a)    The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Termination Date.

(b)    Any repayment or prepayment of all or any portion of the principal amount of the Roll-Up Loans, (i) prior to June 28, 2019 (including on or after the occurrence of an Event of Default or pursuant to a plan of reorganization) or (ii) upon any refinancing or replacement of the Roll-Up Loans or any optional or mandatory prepayment of Term Loans (in whole or in part) pursuant to Section 2.05(a) or Section 2.05(b), as applicable, in each case shall be accompanied by a payment premium equal to 1.50% of the aggregate principal amount of such Roll-Up Loans so repaid or prepaid, as the case may be (the “Payment Premium”). Notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is understood and agreed that if the Obligations are accelerated as a result of the occurrence and continuance of any Event of Default (including by operation of law or otherwise), the Payment Premium determined, in the case of acceleration, as of the date of acceleration as if the aggregate principal amount of the

Roll-Up Loans then outstanding were voluntarily prepaid on such date under Section 2.05(a) will also be due and payable and will be treated and deemed as though the Roll-Up Loans were prepaid as of such date and shall constitute part of the Obligations for all purposes herein. The Payment Premium payable in accordance with this Section 2.07(d) shall be presumed to be equal to the liquidated damages sustained by the Roll-Up Lenders as the result of the occurrence of the event giving rise to the payment of the Payment Premium, and Borrower and the other Loan Parties agree that it is reasonable under the circumstances currently existing. The Payment Premium shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. BORROWER AND THE OTHER LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE PAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. Borrower and the other Loan Parties expressly agree that (A) the Payment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (B) the Payment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (C) there has been a course of conduct between Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Payment Premium, (D) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.07(b), (E) their agreement to pay the Payment Premium is a material inducement to the Lenders to provide the Commitments and make the Loans hereunder, and (F) the Payment Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of the event giving rise to the payment of the Payment Premium.

2.08	Interest.

(a)    Subject to the provisions of Section 2.08(b), (x) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Adjusted Eurodollar Rate for such Interest Period plus (B) the Applicable Rate and (y) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of (A) the Base Rate plus (B) the Applicable Rate.

(b)    (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such amount shall bear interest at a rate per annum equal to in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, and (ii) if all or a portion of any interest payable on any Loan or any commitment fee payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment). Upon the request of the Required Lenders, while any other Event of Default exists (i.e. from the date such Event of Default occurred (it being understood that with respect to an Event of Default related to non-compliance with Section 7.01, the date of occurrence shall be the applicable date of determination of such

Event of Default in accordance with Section 7.01), until the date such Event of Default is cured to the satisfaction of the Required Lenders or waiver pursuant to Section 11.01), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at the rates set forth in the immediately preceding sentence to the fullest extent permitted by applicable Laws. Notwithstanding the foregoing, upon the occurrence of an Event of Default under Section 8.01(f), such increase shall occur automatically. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09	Fees.

(a)    Commitment Fee. The Borrower agrees to pay to each NM Lender (other than any Defaulting Lender), through the Administrative Agent, on or before the date that is three (3) Business Days after the last Business Day of each month (and the date that is three (3) Business Days after the last day of the Availability Period), a commitment fee (the “NM Commitment Fee”) on the daily average unused amount of the NM Commitments (whether or not then available) of such NM Lender during the preceding month at the rate equal to 0.5% per annum. The NM Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the last day of the Availability Period.

(b)    The Borrower agrees to pay the following fees in respect of the NM Term Loans and NM Commitments (the “Lender Fees”):

(i)    Backstop Fee. To the Administrative Agent, for the account of the Backstop Party, a backstop fee (the “Backstop Fee”), payable in cash, in an amount equal to 2.675% of the aggregate Applicable Percentage (as defined in and determined under the Prepetition First Lien Credit Agreement) of all Prepetition First Lien Lenders other than the Backstop Party as of the Closing Date (prior to giving effect to this Agreement) multiplied by the aggregate NM Commitment of the Backstop Party on the Closing Date, such fee to be earned, due and payable on the Closing Date.

(ii)    Upfront Fee. To the Administrative Agent, for the account of each NM Lender, an upfront fee (the “Upfront Fee”), payable in cash, in an amount equal to 2.00% of the aggregate principal amount of such NM Lender’s NM Commitments on the Closing Date, such fee to be earned, due and payable on the Closing Date.

(iii)    Exit Fee. To the Administrative Agent, for the account of each NM Lender, an exit fee (the “Exit Fee”), payable in cash, in an amount equal to 1.50% of the aggregate principal amount of such NM Lender’s NM Commitment as of the Closing Date, such fee to be earned, due and payable on the earlier of (a) the Termination Date or (b) repayment in full of all Obligations (other than inchoate indemnification obligations).

(iv)    Arranger Fee. To the Administrative Agent, for the account of the Arranger, an arranger fee (the “Arranger Fee”), payable in cash, in an amount equal to 0.4875% of the aggregate principal amount of the NM Commitments on the Closing Date, such fee to be earned, due and payable on the Closing Date.

(c)    Other Fees.

(i)    The Borrower shall pay to the Administrative Agent for its own account, fees in the amounts and at the times specified in the Administrative Agent Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed in writing between the Borrower and the Administrative Agent).

(ii)    The Borrower shall pay to the Administrative Agent such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed in writing between the Borrower and the Administrative Agent or Lender, as applicable).

2.10	Computation of Interest and Fees.

All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11	Evidence of Debt.

The Term Loans made or deemed made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Term Loans made or deemed made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.12	Payments Generally; Administrative Agent’s Clawback.

(a)    General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. All payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 1:00 p.m. (New York time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Term Loans (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 1:00 p.m. (New York time), shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans in respect of the relevant Term Loan. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(i)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 11.04(c).

(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)    Insufficient Funds. With respect to any Loan Party’s Obligations hereunder, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder with respect to such Loan Party’s Obligations, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties, in each case with respect to the Obligations of such Loan Party.

2.13	Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of the Loans due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Loans due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Loans due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of the Loans owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Loans owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Loans owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) make such adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Loans then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14	[Reserved.]

2.15	Defaulting Lenders.

(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the applicable conditions set forth in Section 4.01, 4.02 and 4.03 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their NM Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees.

(A)    No Defaulting Lender shall be entitled to receive any NM Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)    [Reserved.]

(C)    With respect to any NM Commitment Fee not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall not be required to pay the remaining amount of any such fee.

(b)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be funded in accordance with the NM Commitments; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.16	Payment of Obligations; No Discharge; Survival of Claims

(a)    Subject to the provisions of Section 8.01, upon the maturity (whether by acceleration or otherwise) of any of the Obligations of the Loan Parties under this Agreement or any of the other Loan Documents, the Lenders and the other Secured Parties shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.

(b)    Each Loan Party agrees that to the extent that the Obligations hereunder have not been satisfied in full in cash (other than contingent indemnity or expense reimbursement obligations and Cash Management Obligations and Secured Hedge Obligations that are cash collateralized) and the NM Commitments terminated, (i) its Obligations arising hereunder shall not be discharged by the entry of any order of the Bankruptcy Court, including but not limited to an order confirming any Chapter 11 plan or plans filed in any or all of the Chapter 11 Cases and (ii) the DIP Superpriority Claim granted to the Administrative Agent and the Lenders pursuant to the Financing Orders and described in Section 2.17 and the Liens granted to the Administrative Agent pursuant to the Financing Orders and described in Section 2.17 shall not be affected in any manner by the entry of any order of the Bankruptcy Court confirming any such plan.

2.17	Security and Priorities. All of the Obligations shall, subject to the Carve-Out, at all times:

(a)    Pursuant to Section 364(c)(1) of the Bankruptcy Code, constitute allowed superpriority administrative expense claims against the Debtors (without the need to file any proof of claim) with priority over any and all claims against the Debtors, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code and any and all administrative expenses or other claims arising under Sections 105, 326, 328, 330, 331, 364, 365, 503(b), 506(c), 507(a), 507(b), 726, 1113 or 1114 of the Bankruptcy Code (including any adequate protection obligations), whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment, which allowed claims (the “DIP Superpriority Claims”) shall for purposes of Section 1129(a)(9)(A) of the Bankruptcy Code be considered administrative expenses allowed under section 503(b) of the Bankruptcy Code, and which DIP Superpriority Claims shall be payable from and have recourse to all pre- and post-petition property of the Debtors and all proceeds thereof (excluding Avoidance Actions but including, effective upon entry of the Final Financing Order, Avoidance Proceeds), subject only to the Liens thereon and the Carve-Out. The DIP Superpriority Claims shall be entitled to the full protection of Section 364(e) of the Bankruptcy Code in the event that the Interim Financing Order (or, after entry thereof, the Final Financing Order) or any provision thereof is vacated, reversed, amended or otherwise modified, on appeal or otherwise.

(b)    Pursuant to Section 364(c)(2) of the Bankruptcy Code, be secured by (i) a valid, perfected, continuing, enforceable, non-avoidable first priority security interest and lien on the Collateral of each Debtor, (x) to the extent such Collateral is not subject to valid, perfected and non-avoidable liens permitted under the Prepetition First Lien Credit Agreement as of the Petition Date and (y) including claims and causes of action under Sections 502(d), 544, 545, 547, 548 and 550 of the Bankruptcy Code (collectively “Avoidance Actions”) (it being understood that such lien on Avoidance Actions shall attach upon entry of the Final Financing Order).

(c)    Pursuant to Section 364(c)(3) of the Bankruptcy Code, be secured by a valid, perfected, continuing, enforceable, non-avoidable security interest and lien on the Collateral of each Debtor, to the extent that such Collateral, as applicable, is subject to (x) valid, perfected and unavoidable liens in favor of third parties that were in existence and permitted under the Prepetition First Lien Credit Agreement immediately prior to the Petition Date, or (y) valid and unavoidable liens in favor of third parties that were in existence and permitted under the Prepetition First Lien Credit Agreement immediately prior to the Petition Date that were perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code, subject as to priority to Prepetition Prior Liens; provided that this clause (c) shall not apply to the Primed Liens, which existing liens will be primed by the liens described in clause (d) below, as applicable.

(d)    Pursuant to Section 364(d)(1) of the Bankruptcy Code, be secured by a perfected first priority priming security interest and lien on the Collateral of each Debtor (the “Priming Liens”) to the extent that such Collateral is subject to the Primed Liens, which Priming Liens pursuant to this clause (d) shall, for the avoidance of doubt, be senior to (x) any current and future liens granted on such property of (i) the Prepetition First Lien Lenders under the Prepetition First Lien Credit Agreement and the other “secured parties” referred to therein (the “Prepetition First Lien Credit Agreement Primed Parties”), (ii) the holders of Second Lien Notes and the other “secured parties” under the Second Lien Notes Indenture and related security agreements (the “Second Lien Notes Primed Parties”), and (iii) the lenders under the Receivables Facility and the other “secured parties” under the Receivables Facility and related security agreements (the “Receivables Facility Primed Parties”), and (y) any liens granted to provide adequate protection in respect of any of the Primed Liens; provided that the liens pursuant to this clause (d) shall be subject as to priority only to (x) the Carve-Out and (y) Permitted Liens on cash collateral securing Cash Management Agreements with a Cash Management Bank.

(e)    Notwithstanding anything to the contrary in this Section 2.17, with respect to any Collateral consisting of the proceeds of any sale, transfer or other disposition of Collateral, the relative priorities of the liens securing NM Term Loan Obligations and Roll-Up Loan Obligations shall be preserved in all respects, and (a) the liens securing Roll-Up Loan Obligations shall be entitled to the priorities otherwise applicable to the liens securing NM Term Loan Obligations and (b) the liens securing NM Term Loan Obligations shall be entitled to the priorities otherwise applicable to the liens securing Roll-Up Loan Obligations, if any.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes.

(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or Holdings hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law (including FATCA). If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower and Holdings shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Payment of Other Taxes by the Borrower and Holdings. The Borrower and Holdings shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)    Indemnification by the Borrower and Holdings. The Borrower and Holdings shall, jointly and severally, indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)    Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or Holdings has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and Holdings to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or Holdings, as the case may be, to a Governmental Authority pursuant to this Section 3.01, the Borrower or Holdings, as the case may be, shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)    Status of Lenders.    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower or Holdings, as applicable, and the Administrative Agent at the time or times reasonably requested by the Borrower, Holdings or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower, Holdings or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower, Holdings or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower, Holdings or the Administrative Agent as will enable the Borrower, Holdings or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii)(A), (ii)(B), (ii)(D) and (ii)(E) below) shall not be required if in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)    Without limiting the generality of the foregoing:

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 (or successor form) certifying that such Lender is not subject to U.S. federal backup withholding tax;

(B)    any Foreign Lender shall deliver to the Borrower, Holdings and the Administrative Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, Holdings or the Administrative Agent), to the extent it is legally entitled to do so, whichever of the following is applicable.

(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or Form W-8BEN-E, as applicable (or successor form), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or Form W-8BEN-E, as applicable (or successor form),establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)    executed originals of IRS Form W-8ECI;

(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower or Holdings within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (B) executed originals of IRS Form W-8BEN or Form W-8BEN-E, as applicable; or

(iv)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower, Holdings and the Administrative Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, Holdings or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower, Holdings and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower, Holdings or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower, Holdings and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(E)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower, Holdings and the Administrative Agent in writing of its legal inability to do so.

Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Borrower, as the Administrative Agent or Borrower shall reasonably request, and in a timely fashion, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes, or for information collection and reporting purposes, in such other jurisdiction. Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, or other information provided, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that the Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, the Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, and in a timely fashion, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.02	Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Notwithstanding the foregoing and despite the illegality for such a Lender to make, maintain or fund Eurodollar Rate Loans or Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Rate, that Lender shall remain committed to make Base Rate Loans and shall be entitled to recover interest at the Base Rate; provided that, upon any such notice by any Lender pursuant to this Section 3.02 of the suspension of its obligation to make or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans, the Base Rate shall be determined without reference to clause (c) of the definition of “Base Rate”, and all Base Rate Loans shall be subject to the Base Rate (as so determined without reference to clause (c) of said definition) until such time as such suspension of the obligation of such Lender to make or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans shall cease to be in effect. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03	Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Loan or a conversion to or continuation thereof that (a) deposits are not being offered to banks in the offshore interbank market for such currency for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining the Adjusted Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with a Base Rate Loan, or (c) the Adjusted Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with a Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, the Base Rate shall be determined without reference to clause (c) of the definition of “Base Rate” and all Base Rate Loans shall be subject to the Base Rate (as so determined without reference to clause (c) of said definition) until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04	Increased Costs; Reserves on Eurodollar Rate Loans.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurodollar Rate);

(ii)    subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section (or Sections 3.01 or 3.05) shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section (or Sections 3.01 or 3.05) for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law or other event giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law or other event giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05	Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (but not loss of anticipated profits or margin) incurred by it as a result of:

(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)    any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including, with respect to clauses (a), (b) and (c) above, any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Adjusted Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06	Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any Indemnified Taxes or any additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04 as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.

3.07	Survival.

Subject to Section 3.04(d), all of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01	Conditions of Initial NM Term Loans.

The obligation of each Lender to make its initial NM Term Loans hereunder is subject to satisfaction or waiver by the Required Lenders of the following conditions precedent on the date of the initial Borrowings under this Agreement:

(a)    The Administrative Agent’s receipt of the following, each of which shall be originals or electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)    executed counterparts of this Agreement in the number requested by the Required Lenders and the Administrative Agent;

(ii)    a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)    a guarantee, pledge and security agreement (x) as duly executed by the U.S. Loan Parties (as it may be amended, restated, modified and/or supplemented from time to time, the “Guarantee and Collateral Agreement”), and (y) as duly executed by Appvion Canada (as it may be amended, restated, modified and/or supplemented from time to time, the “Guarantee and Collateral Agreement (Canada)”; together with the Guarantee and Collateral Agreement, collectively, the “Guarantee and Collateral Agreements”), together with:

(A)    [Reserved];

(B)    a completed “perfection certificate”, dated on or before the date of the initial Borrowing, describing the assets of the Loan Parties;

(C)    the Interim Order shall have created and perfected a legal, valid, continuing and enforceable security interest in and Lien upon the collateral set forth in the Guarantee and Collateral Agreements and such UCC financing statement and PPSA filings as the Required Lenders may reasonably deem necessary in order to perfect the Liens created by the Interim Order or Guarantee and Collateral Agreements shall have been (or substantially concurrently with the Closing Date shall be) filed;

(D)    the control agreements with respect to Deposit Accounts and Securities Accounts, in each case as referred to in the Guarantee and Collateral Agreements (to the extent required by the Required Lenders ), duly executed by the appropriate parties; provided that such agreements may be delivered on a post-closing basis, but in no case later than sixty (60) days after the Closing Date unless the Administrative Agent has otherwise agreed in writing; and

(E)    evidence that all other action that the Required Lenders deem necessary or desirable in order to perfect the Liens created under the Guarantee and Collateral Agreements has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements and any landlords’ and bailees’ waiver and consent agreements reasonably requested by the Required Lenders (to the extent the same are obtainable using commercially reasonable efforts); provided that any required (after taking into account the foregoing standard) landlords’ and bailee waivers and consent agreements may be delivered on a post-closing basis, but in no case later than sixty (60) days after the Closing Date unless the Administrative Agent has otherwise agreed in writing).

(iv)    [Reserved];

(v)    an intellectual property security agreement, in form and substance satisfactory to the Required Lenders (together with each other intellectual property security agreement and intellectual property security agreement supplement, in each case as amended, the “Intellectual Property Security Agreement”), duly executed by each U.S. Loan Party;

(vi)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vii)    [Reserved];

(viii)    a favorable opinion of DLA Piper (Canada) LLP, Canadian counsel to Appvion Canada, addressed to the Administrative Agent and each Lender, as to the matters concerning the Loan Parties and the Loan Documents in form and substance satisfactory to the Required Lenders;

(ix)    a certificate signed by a Responsible Officer of the Borrower certifying (A) that there have been no events or circumstances since June 30, 2017 that have had or could be reasonably expected to have, either individually or in the aggregate (other than as customarily occurs as a result of events leading up to and following the commencement of the Chapter 11 Cases under Chapter 11 of the Bankruptcy Code by the Debtors) a Material Adverse Effect; and (B) other than the Chapter 11 Cases, no actions, suits, investigations or proceedings are pending, or to the knowledge of the Borrower, threatened in writing in any court or before any arbitrator or Governmental Authority that could reasonably be expected, either individually or in the aggregate (other than as customarily occurs as a result of events leading up to and following the commencement of the Chapter 11 Cases under Chapter 11 of the Bankruptcy Code by the Debtors) to have a Material Adverse Effect;

(x)    [Reserved];

(xi)    evidence that the Receivables Facility has been, or concurrently with the Closing Date is being, terminated and all Liens securing obligations under the Receivables Facility have been, or concurrently with the Closing Date are being, released or assigned to the Administrative Agent;

(xii)    the Prepetition First Lien Obligations contemplated to be paid with the Roll-Up Loans deemed made on the Closing Date pursuant to Section 2.01(c)(i) shall have been repaid substantially concurrently with the Closing Date; and

(xiii)    such other assurances, certificates, documents or consents as the Administrative Agent or any Lender reasonably may require.

(b)    (i) All fees required to be paid to the Administrative Agent and the Arranger on or before the Closing Date shall have been paid or shall be paid concurrently with the Closing Date and (ii) all fees required to be paid to the Administrative Agent for the benefit of the Lenders on or before the Closing Date shall have been paid or shall be paid concurrently with the Closing Date.

(c)    The Borrower shall have paid all fees, charges and disbursements of counsel and financial advisors to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced by the Administrative Agent, the Arranger and the Lenders prior to or on the Closing Date, or concurrently with the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower, and such counsel).

(d)    The Petition Date shall have occurred and Borrower and each of its Domestic Subsidiaries that is a Loan Party shall be a debtor and a debtor-in-possession. All of the “first day orders” entered by the Bankruptcy Court on or about the time of commencement of the Chapter 11 Cases (and if any such orders shall not have been entered by the Bankruptcy Court, the form of such orders submitted to the Bankruptcy Court for approval) of the type referred to in clause (a) or (b) of the definition of “Approved Bankruptcy Court Order” shall be in form and substance satisfactory to the Administrative Agent and the Required Lenders, and all other “first day orders” entered by the Bankruptcy Court on or about the time of commencement of the Chapter 11 Cases (and if any such orders shall not have been entered by the Bankruptcy Court, the form of such orders submitted to the Bankruptcy Court for approval) shall be reasonably satisfactory to the Administrative Agent and the Required Lenders.

(e)    Not later than five (5) Business Days following the Petition Date (or such later date as the Required Lenders may agree), an interim order approving the Loan Documents in form and substance satisfactory to the Required Lenders in their sole discretion (and to the extent effecting the rights, duties, benefits, privileges, protections, indemnities or immunities of the

Administrative Agent, the Administrative Agent)(as the same may be amended, supplemented or modified from time to time after entry thereof in accordance with the terms hereof, the “Interim Financing Order”) (it being understood and agreed that an order in the form of Exhibit H shall, if entered by the Bankruptcy Court, be deemed acceptable to the Required Lenders) shall have been entered by the Bankruptcy Court, which Interim Financing Order shall, among other things, (i) have been entered on such prior notice to such parties as may be satisfactory to the Required Lenders in their sole discretion, (ii) authorize the Loans, each in the amounts and on the terms set forth herein, (iii) grant the DIP Superpriority Claim status, (iv) authorize and perfect the Liens on the Collateral with the priority referred to herein and in the other Loan Documents, (v) approve the payment by the Debtors of the fees provided for herein, (vi) approve the repayment in of the Prepetition First Lien Obligations from the proceeds of the Roll-Up Loans to the extent provided in Section 2.01(c)(i), (vii) approve the repayment in full of the obligations under the Receivables Facility and, upon the indefeasible repayment of the obligations under the Receivables Facility, the release of all Liens securing the Receivables Facility, (viii) grant such adequate protection in respect of the claims secured by the Primed Liens as shall be acceptable to the Required Lenders in their sole discretion, and (ix) not have been (A) stayed, vacated or reversed, or (B) amended or modified except as otherwise agreed to in writing by Administrative Agent and the Required Lenders in their sole discretion. The Required Lenders shall have received a signed copy of the Interim Financing Order.

(f)    The Administrative Agent and the Lenders shall have received, and the Lenders shall be reasonably satisfied with, (i) the Approved Budget and (ii) the Consolidated Forecast.

(g)    All necessary governmental and third party consents and approvals necessary in connection with the making of the Loans and the transactions contemplated thereby shall have been obtained (without the imposition of any adverse conditions that are not reasonably acceptable to the Administrative Agent and the Required Lenders) and shall remain in effect unless non-compliance is permitted under the Bankruptcy Code; and no Requirements of Law shall be applicable in the judgment of the Administrative Agent and the Required Lenders that restrains, prevents or imposes materially adverse conditions upon the Loans or the transactions contemplated thereby, except to the extent non-compliance is permitted under the Bankruptcy Code.

Without limiting the generality of the provisions of the last paragraph of Section 9.03 for purposes of determining compliance with the conditions specified in this Section 4.01, each of the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless, in the case of a Lender, the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02	Conditions to Borrowings of NM Term Loans in Excess of Initial NM Availability Amount.

The obligations of the Lenders to make NM Term Loans hereunder that exceed the Interim NM Availability Amount are subject to satisfaction of the following conditions precedent on the date of such Borrowing under this Agreement:

(a)    An order approving the Loan Documents in form and substance satisfactory to the Administrative Agent and the Required Lenders in their sole discretion on a final basis (as the same may be amended, supplemented or modified from time to time after entry thereof in accordance with the terms hereof, the “Final Financing Order”) (it being understood and agreed that an order entered by the Bankruptcy Court substantially in the form of the Interim Financing Order, granting such additional relief necessary with respect to the Roll-Up Loans and/or any Guarantee or Collateral in respect thereof, with only such other modifications as are satisfactory in form and substance to the Administrative Agent and the Required Lenders in their sole discretion shall, if entered by the Bankruptcy Court, be deemed acceptable to the Administrative Agent and the Required Lenders), (i) shall have been entered and in full force and effect and (ii) shall not have been (A) vacated, reversed, or stayed, or (B) amended or modified except as otherwise agreed to in writing by the Required Lenders in their sole discretion.

(b)    The Administrative Agent shall have received a signed copy of the Final Financing Order.

(c)    The Administrative Agent shall have received all fees payable thereto or to any Lender on or prior to the date of such Borrowing and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to such Borrowing, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable and documented fees, out-of-pocket charges and disbursements of (i) O’Melveny & Myers LLP, (ii) Richards Layton & Finger, P.A., (iii) PJT Partners LP and (iv) Covington & Burling LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document; provided that any applicable review period provided for under the Interim Financing Order shall have been satisfied.

(d)    The Prepetition First Lien Obligations contemplated to be paid with the Roll-Up Loans deemed made on the Final Financing Order Roll Date pursuant to Section 2.01(c)(i) shall have been repaid substantially concurrently on the Final Financing Order Roll Date (for the avoidance of doubt, by applying the Roll-Up Loans to each Lender’s Prepetition First Lien Obligations on a dollar-for-dollar basis).

Without limiting the generality of the provisions of the last paragraph of Section 9.03 for purposes of determining compliance with the conditions specified in this Section 4.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the date of the applicable Borrowing specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing.

4.03	Conditions to all Borrowings.

The obligation of each Lender to honor any Request for Borrowing (including the initial Borrowing on the Closing Date, but other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)    The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (or, if the applicable representation and warranty is already subject to a materiality standard, shall be true and correct in all respects) on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically relate to an earlier date, in which case they shall be true and correct in all material respects (or, if the applicable representation and warranty is already subject to a materiality standard, shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 4.03, the representations and warranties contained in Section 5.01 shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b)    No Default shall then exist, or shall exist after giving effect to such proposed Borrowing and any application of the proceeds thereof.

(c)    The Administrative Agent shall have received a Request for Borrowing in accordance with the requirements hereof.

(d)    The making of such Borrowing shall not result in the Total Outstandings made under this Agreement exceeding the amount authorized at such time by the Interim Financing Order or the Final Financing Order, as applicable.

(e)    The Interim Financing Order or, after entry thereof, the Final Financing Order, shall be in full force and effect and shall not have been vacated, reversed or stayed.

(f)    No trustee or examiner having expanded powers shall have been appointed, with respect to the Loan Parties, any of their subsidiaries or their respective properties.

(g)    The making of such Borrowing shall not violate any Requirement of Law (except to the extent non-compliance is permitted under the Bankruptcy Code) and shall not be enjoined temporarily, preliminarily or permanently.

Each Request for Borrowing (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the relevant conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, each of Holdings and the Borrower hereby, jointly and severally, represents and warrants to each Administrative Agent and each Lender that:

5.01	Financial Condition.

The audited consolidated balance sheets of Holdings and its consolidated subsidiaries as at January 1, 2015, December 31, 2015 and December 29, 2016, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLC present fairly in all material respects the consolidated financial condition of Holdings and its consolidated subsidiaries as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of Holdings and its consolidated subsidiaries as at June 30, 2017, and the related unaudited consolidated statements of income and cash flows for the quarterly period ended on such date, present fairly in all material respects the consolidated financial condition of Holdings and its consolidated subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the quarterly period then ended (subject to normal year-end audit adjustments and the absence of footnotes). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). During the period from the date of the most recent audited consolidated balance sheet delivered pursuant to this Section 5.01 to and including the Closing Date, there has been no Disposition by Holdings of any material part of its business or property.

5.02	No Change.

Other than the Chapter 11 Events and Circumstances, since June 30, 2017, there have been no developments or events that have had or could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

5.03	Corporate Existence; Compliance with Law.

Each Group Member (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) except where failures to be so qualified could not reasonably be expected either individually or in the aggregate to have a Material Adverse Effect, is duly qualified as a foreign entity and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, (d) is in compliance with its Organization Documents, and (e) except to the extent that the failures to comply therewith could not reasonably be expected either individually or in the aggregate to have a Material Adverse Effect, is in compliance with all other Requirements of Law, in each case, except where failure or non-compliance is permitted by the Bankruptcy Code.

5.04	Power; Authorization; Enforceable Obligations.

Subject to entry of the Interim Financing Order (or the Final Financing Order, when applicable), (a) each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder, (b) each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement, (c) no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Transactions and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices, which have been obtained or made and are in full force and effect, (ii) filings required by, or to perfect the security interests granted pursuant to, the various Security Documents and (iii) the filings referred to in Section 5.19, (d) each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto, and (e) this Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.05	No Legal Bar.

Subject to entry of the Interim Financing Order (or the Final Financing Order, when applicable), the execution, delivery and performance of this Agreement and the other Loan Documents, the Borrowings hereunder and the use of the proceeds thereof will not violate any (a) material Requirement of Law, (b) Contractual Obligation or (c) Organization Document of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any such Requirement of Law or any such Contractual Obligation or Organization Document (other than the Liens created by the Security Documents). No Requirements of Law or Contractual Obligations applicable to any Group Member could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

5.06	Litigation.

Other than the Chapter 11 Cases, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened in writing by or against any Group Members or against any of their respective properties or revenues that (i) could reasonably be expected either individually or in the aggregate to have a Material Adverse Effect or (ii) involve any of the Loan Documents (other than objections or pleadings that may have been filed in the Chapter 11 Cases with respect to the Loan Parties seeking authorization to enter into the Loan Documents and incur the Obligations under this Agreement).

5.07	No Default.

Except for any such defaults (a) that could not reasonably be expected either individually or in the aggregate to have a Material Adverse Effect, (b) arising under any lease that the applicable Debtor has rejected under Section 365 of the Bankruptcy Code not in prohibition of this Agreement, or (c) arising solely as a result of the commencement of the Chapter 11 Cases and the effects therefore, no Group Member is in default under or with respect to any of its Contractual Obligations. No Default or Event of Default has occurred and is continuing .

5.08	Ownership of Property; Liens; Insurance.

Each Loan Party has title in fee simple to, or a valid leasehold interest in, all its real property described on Schedule 5.08, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien except as permitted by Section 7.03. The properties of each Loan Party are insured with financially sound and reputable insurance companies (as determined by the Borrower in good faith) not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where any Group Member operates. Schedule 5.08 sets forth in reasonable detail all insurance policies maintained by the Group Members as of the Closing Date.

5.09	Intellectual Property.

Each Loan Party owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except where failures to own or license such Intellectual Property could not reasonably be expected either individually or in the aggregate to have a Material Adverse Effect. No claims that could reasonably be expected either individually or in the aggregate to have a Material Adverse Effect, have been asserted or are pending by any Person challenging or questioning the ownership or use of any Intellectual Property or the validity or effectiveness of any Intellectual Property owned by or licensed to any Loan Party, nor does any Loan Party know of any valid basis for any such claim. To the best knowledge of the Loan Parties, the operation of the business and use of Intellectual Property by no Loan Party infringes, misappropriates or otherwise violates the rights of any Person in any material respect. To the best knowledge of the Loan Parties, there is no infringement, misappropriation or violation by others of any right of Holdings, the Borrower or any of its Subsidiaries with respect to any Intellectual Property.

5.10	Taxes.

Except as permitted by the Bankruptcy Code, each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and all such returns are true, correct and complete in all material respects. Except as permitted by the Bankruptcy Code, each Group Member has paid all Taxes shown to be due and payable on said returns other than Taxes properly contested, as set forth in Section 6.03. No tax Liens (except to the extent permitted pursuant to Section 7.03) have been filed prior to the Closing Date, and, except for any such claims that could not reasonably be expected either individually or in the aggregate to have a Material Adverse Effect, to the knowledge of the Loan Parties, no written claims have been asserted with respect to any such Tax.

5.11	Federal Regulations.

No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the FRB. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U of the FRB.

5.12	Labor Matters.

Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of any Loan Party, threatened in writing; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee wages and employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

5.13	ERISA.

Except as a result of the Chapter 11 Events and Circumstances:

(a)    Except as set forth on Schedule 5.13(a): (i) neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the Closing Date with respect to any Plan; (ii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period; (iii) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the Closing Date, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount; and (iv) neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in any liabilities under ERISA which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. To the knowledge of the Loan Parties, no such Multiemployer Plan is in Reorganization or Insolvent.

(b)    Favorable determination or opinion letters have been received prior to the Closing Date from the Internal Revenue Service with respect to each Plan which at such time is intended to comply with the provisions of Section 401(a) of the Code. Prior to the Closing Date, the ESOP received a favorable determination letter from the IRS that the ESOP is tax-qualified and tax exempt under Sections 401(a) and 501(a), respectively, of the Code and that the ESOP Component is an “employee stock ownership plan”, within the meaning of Section 4975(e)(7) of the Code. To the knowledge of Holdings and the Borrower, as of the Closing Date each Plan (including, without limitation, the ESOP) complies in form and in operation with the requirements of Section 401(a) of the Code, the relevant provisions of ERISA, and any other applicable Laws, rules, and regulations required as of the date of this Agreement; provided, however, that to the extent that the Internal Revenue Service requires amendment of the ESOP as a condition for the issuance of a future favorable determination letter, the Borrower will cause the ESOP to be timely amended accordingly.

(c)    To the knowledge of the Loan Parties, as of the Closing Date, no Group Member nor any Commonly Controlled Entity, nor any trustee, administrator, or fiduciary of any of the Plans, has (i) engaged in a “prohibited transaction,” as that term is defined in Section 4975 of the Code or Section 406 of ERISA, which could directly or indirectly subject the applicable Plan or trust or Holdings, the Borrower or any Commonly Controlled Entity to any liability for a Tax or penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA, or (ii) committed a breach of its fiduciary duties (as defined in Section 404 of ERISA) which could directly or indirectly subject the applicable Plan or trust or Holdings, the Borrower, or any Commonly Controlled Entity to any liability under Section 502 of ERISA.

(d)    As of the Closing Date, the execution and performance of this Agreement and the consummation of the transactions contemplated by this Agreement do not (i) involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which there is no exemption under Section 408 of ERISA or Section 4975 of the Code, respectively; (ii) constitute a violation of the fiduciary responsibility standards imposed by Section 404 of ERISA; or (iii) adversely affect the qualified status of the ESOP under Sections 401(a) or 4975(e)(7) of the Code.

(e)    (i) As of the Closing Date, the ESOP Component is an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code and the ESOP is qualified under Section 401(a) of the Code; (ii) the ESOP has been duly established in accordance with and under applicable Law and the ESOP’s trust is a tax-exempt trust under Section 501(a) of the Code; (iii) the terms of the ESOP Documentation comply with the applicable provisions of Title I of ERISA and (iv) the shares of Capital Stock held by the ESOP Trust are “employer securities” within the meaning of Section 409(1) of the Code.

(f)    As of the Closing Date, Appvion Canada does not contribute to any defined benefit pension plan.

5.14	Investment Company Act; Other Regulations.

No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the FRB) that limits its ability to incur Indebtedness, other than with respect to any such regulations of general application to companies generally.

5.15	Subsidiaries.

On the Closing Date, (a) Schedule 5.15 sets forth the name and jurisdiction of incorporation of each Group Member and, as to each such Group Member, the percentage of each class of Capital Stock owned by any Loan Party and (b) except as set forth in the ESOP

Documentation, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Group Member, except as created by the Loan Documents.

5.16	Use of Proceeds.

The Borrower will use the proceeds of the Loans solely (a) for working capital and general corporate purposes of the Loan Parties and their Subsidiaries consistent with the Approved Budget, including, to refinance in full on the Closing Date the indebtedness outstanding under the Receivables Facility, to cash collateralize letters of credit outstanding under the Prepetition First Lien Credit Agreement, and to refinance the other Prepetition First Lien Obligations, (b) to pay fees, costs and expenses incurred in connection with the transactions contemplated hereby and (c) other administration costs incurred in connection with the Chapter 11 Cases consistent with the Approved Budget.

5.17	Environmental Matters.

Except as, individually or in the aggregate (excluding matters set forth on Schedule 5.17 to the extent described therein), could not reasonably be expected to have a Material Adverse Effect:

(a)    the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Hazardous Materials in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b)    no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding compliance with or under Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened in writing;

(c)    Hazardous Materials have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d)    no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Loan Party, threatened in writing, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)    there has been no release or threat of release of Hazardous Materials at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f)    the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g)    no Group Member has assumed any liability of any other Person under Environmental Laws.

5.18	Accuracy of Information, etc.

No statement or information, other than the projections and pro forma financial information, contained in this Agreement, any other Loan Document, or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the Transactions or the other transactions contemplated by this Agreement or the other Loan Documents, contained (taken as a whole) as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or, in the case of all such information (taken as a whole) furnished on or prior to the Closing Date, omitted to state a material fact necessary to make the statements contained herein or therein at such time, taken as a whole, not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the date hereof, there are no facts known to any Loan Party that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (other than as customarily occurs as a result of events leading up to and following the commencement of the Chapter 11 Cases under Chapter 11 of the Bankruptcy Code by the Debtors) that has not been expressly disclosed herein, in the other Loan Documents, in any other documents, certificates and statements furnished to the Administrative Agent, and the Lenders for use in connection with the Transactions or the other transactions contemplated hereby and by the other Loan Documents.

5.19	Security Documents.

Subject to, and upon entry of, the Financing Orders, the Guarantee and Collateral Agreements and the Financing Orders are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof, which shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreements), in each case prior and superior in right to any other Person (except as provided in Section 2.17(c)). Without limiting the foregoing, neither the filing of any UCC-1 financing statement nor the obtaining of “control” (as defined in the UCC) of Collateral is required to create or perfect any such security interest or Lien. The Obligations shall, pursuant to the Interim Financing Order (or the Final Financing Order, when applicable), be secured by the Liens on the Collateral described in Section 2.17, which Liens have the priorities described in Section 2.17.

5.20	[Reserved.]

5.21	Senior Indebtedness.

The Obligations constitute “Senior Debt” and “Designated Senior Debt” (or any other defined term having a similar purpose) of the Borrower under the documentation governing any Subordinated Indebtedness and any Permitted Refinancing Debt Document. The obligations of each Subsidiary party thereto under the Guarantee and Collateral Agreements, as applicable, will constitute “Guarantor Senior Debt” (or any other defined term having a similar purpose) of such Subsidiary under the documentation governing any Subordinated Indebtedness and under any Permitted Refinancing Debt Document (if such Subsidiary is an obligor or guarantor thereunder). There is no other Indebtedness (other than the Obligations) which has been designated as “Designated Senior Debt” (or any other defined term having a similar purpose) for the purposes of the documentation governing any Subordinated Indebtedness or for purposes of any Permitted Refinancing Debt Document.

5.22	Reserved.

5.23	S Corporation Status.

(a)    Prior to the Closing Date, Holdings has qualified and elected to be treated as an “S Corporation” under Subchapter S of the Code, and on the Closing Date each Domestic Subsidiary of Holdings (other than any such Subsidiary that is an “Ineligible Corporation” under Section 1361(b)(2) of the Code) has qualified and elected to be treated as a “qualified subchapter S subsidiary”, in each case for U.S. federal income tax purposes and in accordance with all applicable Requirements of Law.

(b)    Prior to the Closing Date, no Governmental Authority has disputed in writing Holdings’ qualification as an “S Corporation” under Subchapter S of the Code, or the qualification of each Domestic Subsidiary of Holdings (other than any such Subsidiary that is an “Ineligible Corporation” under Section 1361(b)(2) of the Code) as a “qualified subchapter S subsidiary”, in each case for U.S. federal income tax purposes.

5.24	Anti-Terrorism Law; Foreign Corrupt Practices Act.

(a)    No Group Member and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Requirements of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the Patriot Act, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), Part II.1 of the Criminal Code (Canada), the United Nations Act (Canada) and the Special Economic Measures Act (Canada).

(b)    No Group Member and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Borrowings currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or by any other Governmental Authority under applicable Anti-Terrorism Laws (collectively, “Sanctions”); and the Borrower will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to Sanctions.

(c)    No Group Member and, to the knowledge of the Loan Parties, no broker or other agent of any Group Member acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 5.24(b), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or other applicable Anti-Terrorism Laws, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d)    No Group Member nor any director or officer, nor to the knowledge of the Loan Parties, any agent, employee or other Person acting, directly or indirectly, on behalf of any Group Member, has, in the course of its actions for, or on behalf of, any Group Member, directly or indirectly (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or the Corruption of Foreign Public Officials Act (Canada); or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE VI

AFFIRMATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of Holdings and the Borrower shall and shall cause each of its Subsidiaries to:

6.01	Financial Statements.

Furnish to the Administrative Agent (who shall then distribute such items to each Lender):

(a)    as soon as available (but only if Holdings is no longer required to make such filing with the SEC), but in any event within the earlier of (i) 120 days after the end of each fiscal year of Holdings and (ii) five days after such related filing (if any) with the SEC is due, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by a customary management’s discussion and analysis, by RSM US LLP or other independent certified public accountants of nationally recognized standing; and

(b)    as soon as available (but only if Holdings is no longer required to make such filing with the SEC), but in any event within the earlier of (i) forty-five (45) days after the end of each of the first three quarterly periods of each fiscal year of Holdings and (ii) five days after such related filing (if any) with the SEC is due, the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes), accompanied by a customary management’s discussion and analysis.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail, and the financial statement under paragraph (a) and (b) above shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except for the absence of footnotes in the quarterly statements and as approved by such accountants or officer, as the case may be, and disclosed therein). In regard to subsections (a) and (b) of this Section 6.01, the filing of Forms 10-Q and 10-K with the SEC shall constitute delivery for purposes thereof (and shall satisfy the information requirements of Section 6.01(a) or (b) above, as the case may be, and satisfy the time requirements thereof if filed within the time period required thereby); however, electronic copies of such reports must still be delivered to the Administrative Agent.

6.02	Certificates; Other Information.

Furnish to the Administrative Agent (who shall then distribute such items to each Lender):

(a)    concurrently with the delivery of any financial statements pursuant to Section 6.01, (i) a certificate of a Responsible Officer of Holdings or the Borrower stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) in the case of the financial statements delivered pursuant to subsections (a) and (b) of Section 6.01, a Compliance Certificate containing all information and calculations necessary for determining compliance with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of Holdings, as the case may be and (iii) in the case of annual financial statements, (x) a listing of any Asset Sale consummated or entered into during the relevant fiscal year, (y) to the extent not previously disclosed to the Administrative Agent, a listing of any registered trademarks, patents and copyrights acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (iii) (or, in the case of the first such list so delivered, since the Closing Date) and (z) annual insurance certificate updates;

(b)    [Reserved];

(c)    [Reserved];

(d)    no later than ten (10) Business Days prior to the effectiveness thereof (or, if such ten (10) Business Day prior notice is not reasonably practicable, five (5) Business Days or such shorter period as may be acceptable to the Administrative Agent), copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Second Lien Note Indenture, any Subordinated Indebtedness, any Permitted Refinancing Debt Document or the ESOP Documentation;

(e)    without duplication of materials required elsewhere in this Agreement, within five (5) days after the same are sent, copies of all (i) compliance certificates and similar reports that Holdings or the Borrower sends to the holders of any class of its debt securities having an aggregate outstanding principal amount in excess of $20,000,000 and (ii) reports and registration statements (if any) which Holdings or the Borrower files with the SEC;

(f)    to the extent permitted by Law, promptly upon completion thereof and subject to the Administrative Agent’s entry into a reliance letter acceptable to the trustee of the ESOP Trust, copies of any valuation analyses with respect to the valuation of the common stock of Holdings owned by the ESOP;

(g)    promptly upon obtaining knowledge of any such event, a written notice of the implementation by the applicable insurance carrier under any policy of insurance in effect with respect to any Collateral of any suspension of coverage thereunder with respect to any item of Collateral;

(h)    promptly upon receipt thereof, copies of all final management letters identifying a material weakness or significant deficiency submitted by the independent certified public accountants referred to in Section 5.01 in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of Holdings or its Subsidiaries made by such accountants; and

(i)    promptly, such additional financial and other information as any Lender through the Administrative Agent may from time to time reasonably request.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all the Borrower Materials that do not contain any material non-public information shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the

Arranger, and the Lenders to treat the Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or their securities for purposes of United States Federal and state securities Laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03	Payment of Obligations.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material post-Petition Date obligations of whatever nature (including with respect to Taxes), except where properly contested, meaning (i) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member, (ii) no Lien is imposed upon any assets of any Loan party with respect to such obligation unless enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute and (iii) failures to make any such payments could not reasonably be expected either individually or in the aggregate to have a Material Adverse Effect. For the avoidance of doubt, nothing herein requires payment of any obligation subject to the automatic stay of the Bankruptcy Code.

6.04	Maintenance of Existence; Compliance.

(i) Preserve, renew and keep in full force and effect its corporate existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Sections 7.04 or 7.05 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) except as otherwise excused by the Bankruptcy Code, comply with all Contractual Obligations and Requirements of Law except to the extent that failures to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.05	Maintenance of Property; Insurance.

Subject to any entry of any required orders of the Bankruptcy Court including, without limitation, the entry of the Interim Financing Order and the Final Financing Order, as applicable, (a) keep all property (other than property that is the subject of a Recovery Event) necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies (as determined by the Borrower in good faith) insurance on all its property in at least such amounts (after giving effect to any self-insurance compatible with the following standards) and against at least such risks (but including in any event general liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.06	Inspection of Property; Books and Records; Discussions.

Keep proper books of records and account in conformity with GAAP and all material Requirements of Law, (b) during the continuation of any Event of Default, provide, at the Borrower’s expense, such appraisals of the tangible and intangible property of the Loan Parties and environmental audits and reports relating to the real property of the Loan Parties, as the Administrative Agent may reasonably request (at the direction of the Required Lenders), and (c) permit representatives of the Administrative Agent (at the direction of the Required Lenders) to visit and inspect at any reasonable time and upon reasonable prior notice (at the expense of the Borrower) any of its properties and examine and make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants at any reasonable time and upon reasonable prior notice as often as may reasonably be desired.

6.07	Notices.

Promptly give notice to the Administrative Agent upon any Responsible Officer becoming aware of:

(a)    the occurrence of any Default or Event of Default;

(b)    any (i) defaults or events of default under any Contractual Obligation of any Group Member or (ii) litigation, investigations or proceedings that may exist at any time between any Group Member and any Governmental Authority, that in either case, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(c)    reserved;

(d)    any material notice received by a Group Member related to the commencement of, or any material development in, (i) any litigation or proceeding affecting any Group Member, in connection with any applicable Environmental Laws or Environmental Liability, to the extent such litigation or proceeding (x) is expected to result in a material change in the Environmental Liability disclosures in Holdings’ next 10-Q or 10-K filing, or (y) to the extent Holdings is no longer subject to the SEC filing requirements, is of comparable materiality (ii) any investigation or audit by the Internal Revenue Service or the Department of Labor in connection with or related to the ESOP or any ESOP Document;

(e)    any matters that have resulted or could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than as customarily occurs as a result of events leading up to and following the commencement of the Chapter 11 Cases under Chapter 11 of the Bankruptcy Code by the Debtors), including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Group Member; (ii) any dispute, litigation, investigation, proceeding or suspension between any Group member and any Governmental Authority or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Group Member (other than pursuant to Environmental Laws); and

(f)    as required under the Guarantee and Collateral Agreements:

(i)    notice upon the occurrence of any event which could reasonably be expected to adversely affect a material portion of the Collateral or the security interests created by the Guarantee and Collateral Agreements;

(ii)    a copy of each material demand, notice or document received by it that challenges the validity or enforceability of more than five percent (5%) of the aggregate amount of the then outstanding Receivables (as defined in the Guarantee and Collateral Agreements);

(iii)    notice if it knows that any application or registration relating to any Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding any Loan Party’s ownership of, or the validity of, any Intellectual Property or such Loan Party’s right to register the same or to own and maintain the same, in each case if and to the extent such Intellectual Property is material to the aggregate value of the Collateral; and

(iv)    in the event that any Intellectual Property is infringed, misappropriated or diluted by any Person or Holdings, the Borrower or any of its Subsidiaries infringes, misappropriates or dilutes the Intellectual Property of any Person, the applicable Loan Party after it learns thereof, to the extent such Intellectual Property is material to the aggregate value of the Collateral.

Each notice pursuant to this Section 6.07 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Holdings, the Borrower or the relevant Subsidiary proposes to take with respect thereto.

6.08	Environmental Laws.

(a)    Comply in all respects with, and ensure compliance in all respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failures to take such actions could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the failure to take such actions could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.09	Additional Collateral, etc.

(a)    Subject to the entry of the Interim Financing Order, with respect to any property acquired after the Closing Date by any Loan Party (other than (w) any property which would not have been subject to the Lien created by the Guarantee and Collateral Agreement as of the Closing Date had such property been owned as of the Closing Date as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to either of the Guarantee and Collateral Agreements or such other documents as the Required Lenders deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property (subject to Liens permitted to have priority under Section 2.17(c)), including the filing of Uniform Commercial Code financing statements or the making of such other filings or recordings in such jurisdictions as may be required by the Guarantee and Collateral Agreements or by Law or as may be requested by the Administrative Agent (at the direction of the Required Lenders).

(b)    [Reserved].

(c)    Subject to Bankruptcy Court approval, subject to paragraph (d) below, with respect to any new wholly-owned Domestic Subsidiary, or wholly-owned Foreign Subsidiary organized under the Laws of Canada or any of its provinces or territories, organized or acquired after the Closing Date by any Group Member, promptly (i) execute and deliver to the Administrative Agent such amendments to either of the Guarantee and Collateral Agreements or other applicable Security Documents, or such new Security Documents as the Required Lenders deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party, (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause any such new wholly-owned Domestic Subsidiary (A) to become a party to either of the Guarantee and Collateral Agreements, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected security interest in the Collateral described in the Guarantee and Collateral Agreements prior and superior in right to any other Person with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by either of the Guarantee and Collateral Agreements or by Law or as may be requested by the Administrative Agent (at the direction of the Required Lenders) and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit I, with appropriate insertions and attachments, (iv) cause any such new Foreign Subsidiary organized under the Laws of Canada or any of its provinces or territories, (A) to execute and deliver to the Administrative Agent the Guarantee and Collateral Agreement (Canada) or other applicable Security Document pursuant to which such Foreign Subsidiary shall guarantee the Obligations, (B) to execute and deliver to the Administrative Agent the Guarantee and Collateral Agreement (Canada) or other applicable Security Document as the Required Lenders deem necessary or advisable to grant a Lien to the Administrative Agent, for the benefit of the Secured Parties, on all property of such

Foreign Subsidiary to secure payment of the Obligations, (C) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected security interest in the Collateral described in the Guarantee and Collateral Agreement (Canada) or other applicable Security Document delivered pursuant to the foregoing clause (B) prior and superior in right to any other Person with respect to such new Subsidiary, including such filings or other recordings in such jurisdictions as may be required by the Guarantee and Collateral Agreement (Canada) or other applicable Security Document or by Law or as may be reasonably requested by the Administrative Agent (at the direction of the Required Lenders), and (D) to deliver to the Administrative Agent a certificate of such new Foreign Subsidiary, substantially in the form of Exhibit I, with appropriate insertions and attachments, with such modifications relevant to the jurisdiction of such Foreign Subsidiary, as may be requested by the Administrative Agent (at the direction of the Required Lenders), and (v) if requested by the Administrative Agent (at the direction of the Required Lenders), deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Required Lenders.

(d)    Notwithstanding anything in this Section 6.09 to the contrary, no Subsidiary of a Group Member shall provide a guaranty of all or any portion of the Borrower’s obligations under the Second Lien Note Indenture or any Permitted Refinancing Debt Document, or grant a Lien on any of its assets to secure any other the foregoing Indebtedness, unless, prior to or concurrently therewith, such Subsidiary complies with the requirements of Section 6.09(c).

(e)    For the avoidance of doubt, upon the consent of the Required Lenders, this Section 6.09 shall not apply to an Immaterial Subsidiary.

6.10	Security Interests; Further Assurances.

(a)    Promptly, upon the reasonable request of the Administrative Agent (at the direction of the Required Lenders) and subject to Bankruptcy Court approval, at the Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Required Lenders reasonably necessary or desirable for the continued validity, enforceability, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens (except Liens Permitted under Section 7.03 and with the priority described in Section 2.17), or obtain any consents or waivers as may be necessary or appropriate in connection therewith.

(b)    Subject to Bankruptcy Court approval, from time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may(at the direction of the Required Lenders) reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by any Loan Party or any Subsidiary of any Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the

Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, Holdings and the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lenders may be required to obtain from such Persons for such governmental consent, approval, recording, qualification or authorization.

6.11	Reserved.

6.12	Use of Proceeds.

Use the proceeds of the Loans only for the purposes set forth in Section 5.16.

6.13	[Reserved]

6.14	Approved Budget; Additional Reporting.

(a)    The use of Loans by the Borrower under this Agreement and the other Loan Documents shall be limited in accordance with the Approved Budget, subject to the Permitted Variance. The initial Approved Budget delivered by the Borrower to the Administrative Agent, the Lenders, their financial advisors and their counsel on the Closing Date shall depict, (i) on a monthly basis, Cash Balances, Cash Inflows and Cash Outflows, and other information for the period from January 1, 2018 through December 31, 2018, and (ii) on a weekly basis, Cash Balances, Cash Inflows and Cash Outflows, payroll and other information for the 13-week period following the Closing Date (the “Initial Weekly Budget Period”), and such initial Approved Budget as attached hereto as Exhibit G and is in form and substance satisfactory to, each of the Lenders and their financial advisors and counsel in their sole discretion. The Approved Budget shall be updated, modified or supplemented (with the consent and/or at the request of the Required Lenders) from time to time, but in any event not less than on a monthly basis (with the delivery to the Administrative Agent being at least seven (7) days prior to the end of each 4-week period commencing as of the Closing Date), and such update, modification or supplement shall be in form and detail consistent with the prior Approved Budget. Upon approval of each such update, modification or supplement to the Approved Budget by the Required Lenders in their reasonable sole discretion (such determination shall be provided within seven (7) days of receipt), the Approved Budget as so updated, modified or supplemented shall then become the Approved Budget for all purposes hereunder and under the Interim Financing Order and Final Financing Order. No such update, modification or supplement to any Approved Budget shall be effective until so approved. Approval of such update, modification or supplement shall be evidenced by a writing delivered (which may be through electronic transmission) by the Required Lenders (which may be by their counsel or financial advisors on their behalves). In the event that any update, modification or supplement to any Approved Budget is not approved, the existing Approved Budget without giving effect to such update, modification or supplement shall remain in effect. Each update, modification or supplement to an Approved Budget delivered to the Administrative Agent shall be accompanied by such supporting documentation as reasonably requested by the Lenders.

(b)    The Borrower shall deliver to the Administrative Agent and PJT Partners LP on or before 5:00 p.m. (New York time) on Thursday of each Week (unless such day is not a Business Day, in which event the next succeeding Business Day): (i) a compliance certificate, in form and substance satisfactory to the Administrative Agent and the Required Lenders, signed by a Responsible Officer certifying that no Default or Event of Default has occurred and is continuing or, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) a consolidated accounts payable aging report as of the Friday of the Prior Week, (iii) a Budget Variance Report, (iv) copies of any notices received in connection with the Second Lien Notes and (v) such other information as may be reasonably requested by the Administrative Agent or the Lenders. Each of the foregoing shall be in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders.

(c)    The Borrower shall deliver to the Administrative Agent and PJT Partners LP on or before 5:00 p.m. (New York time) on Friday of each Week (unless such day is not a Business Day, in which event the next succeeding Business Day) a cash flow forecast for the 13-week period beginning on the previous Monday (the “Consolidated Forecast”), with supporting detail and documentation, in form and detail reasonably satisfactory to the Required Lenders.

(d)    Administrative Agent and Lenders (i) may assume that the Borrower will comply with the Approved Budget (subject to the Permitted Variance), (ii) shall have no duty to monitor such compliance and (iii) shall not be obligated to pay (directly or indirectly from the Collateral other than indirectly through the funding of the Loans) any unpaid expenses incurred or authorized to be incurred pursuant to any Approved Budget. The line items in the Approved Budget for payment of interest, expenses and other amounts to the Administrative Agent and the Lenders are estimates only, and the Borrower remains obligated to pay any and all Obligations in accordance with the terms of the Loan Documents, and the Interim Financing Order and Final Financing Order. Nothing in any Approved Budget (including any estimates of a loan balance in excess of borrowing base restrictions) shall constitute an amendment or other modification of any Loan Document or any of the availability restrictions or other lending limits set forth therein.

6.15	Post-Closing Actions.

Deliver to the Administrative Agent:

(a)    within sixty (60) days of the Closing Date (or such later date as agreed to by the Administrative Agent in writing), any landlords’ and bailees’ waiver and consent agreements reasonably requested by the Administrative Agent (at the direction of the Required Lenders) (to the extent the same are obtainable using commercially reasonable efforts).

(b)    (i) within five (5) days of the Closing Date (or such later date as agreed to by the Required Lenders in writing), evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties (other than Foreign Subsidiaries) that constitutes Collateral and (ii) within sixty (60) days of the Closing Date, (or such later date as agreed to by the Administrative Agent in writing), endorsements to such insurance policies of the Loan Parties naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee thereunder;

(c)    within fifteen (15) days of entry of the Final Financing Order (or such later date as agreed to by the Administrative Agent in writing), (i) to the extent all of the Prepetition First Lien Obligations have been repaid as of such date, use commercially reasonable efforts to cause all existing control agreements with respect to Deposit Accounts and Securities Accounts, in each case, delivered in connection with the Prepetition First Lien Credit Agreement and the Receivables Facility to be assigned to the Administrative Agent or (ii) to the extent all of the Prepetition First Lien Obligations have not been repaid as of such date or if such existing control agreements cannot be assigned, use commercially reasonable efforts to deliver such control agreements with respect to Deposit Accounts (other than Permitted Unperfected Accounts (as defined in the Guarantee and Collateral Agreements)) and Securities Accounts, in each case as referred to in the Guarantee and Collateral Agreements (in each case, to the extent required by the Administrative Agent (at the direction of the Required Lenders)), duly executed by the appropriate parties as the Required Lenders may request.

(d)    within fifteen (15) days of entry of the Final Financing Order (or such later date as agreed to by the Administrative Agent in writing), to the extent all of the Prepetition First Lien Obligations have been repaid as of such date, use commercially reasonable efforts to cause all existing mortgages delivered in connection with the Prepetition First Lien Credit Agreement to be assigned to the Administrative Agent.

(e)    within forty-five (45) days of the Closing Date (or such later date as agreed to by the ~~Requisite~~Required Lenders in writing), the Borrower shall have used reasonable best efforts to have obtained a ~~private~~public rating with respect to the Term Loans from S&P or Moody’s.

(a)    within fifteen (15) days of entry of the Final Financing Order (or such later date as agreed to by the Administrative Agent in writing), certificates representing the Pledged Stock referred to therein accompanied by undated stock powers executed in blank and instruments evidencing any pledged debt instruments indorsed in blank.

6.16	Senior Indebtedness.

The Borrower will at all times while the Obligations are outstanding, cause such Obligations to be designated as “Senior Debt” (or any other defined term having a similar purpose) within the meaning of any agreements governing any Subordinated Indebtedness of the Borrower.

6.17	Financial Advisor.

The Loan Parties shall continuously retain during the term of this Agreement a restructuring advisor or chief restructuring officer and a financial advisor in each case which is reasonably satisfactory to the Required Lenders (it being agreed that AlixPartners and Guggenheim Securities, LLC, respectively, are reasonably satisfactory to the Required Lenders), and the Loan Parties shall provide the Lenders and their advisors with reasonable access to the Loan Parties’ restructuring and financial advisors; provided that, if a restructuring advisor, chief restructuring officer or a financial advisor (including Guggenheim) ceases to be retained, the Borrower will retain a new restructuring advisor, or chief restructuring officer or financial advisor, as the case may be, reasonably satisfactory to the Required Lenders within thirty (30) days (which period may be extended by up to fifteen (15) days with the approval of the Required Lenders in their sole discretion) of such cessation.

6.18	Lender and Advisor Calls.

The Borrower shall arrange for, once per month, upon reasonable prior notice (unless waived by the Required Lenders), a conference call with the Lenders discussing and analyzing the financial condition and results of operations of each of the Loan Parties for the prior fiscal quarter, status of the Chapter 11 Cases and progress in achieving the milestones set forth in Section 6.19, and the monthly operating report most recently filed with the Bankruptcy Court.

6.19	Case Milestones.

Each Loan Party shall ensure that each of the milestones set forth below is achieved in accordance with the applicable timing referred to below (or such later dates as approved by the Required Lenders):

(a)    Not later than ~~120~~180 days following the Petition Date, the Debtors shall file with the Bankruptcy Court an Acceptable Plan of Reorganization and a disclosure statement reasonably satisfactory to the Required Lenders with respect thereto.

(b)    Not later than the date that is ~~180~~210 days following the Petition Date, the Bankruptcy Court shall enter an order approving a disclosure statement reasonably satisfactory to the Required Lenders with respect to an Acceptable Plan of Reorganization.

(c)    Not later than the date that is ~~240~~260 days following the Petition Date, the Bankruptcy Court shall enter an order confirming an Acceptable Plan of Reorganization (the date such order is entered, the “Plan Confirmation Date”), which order shall be in form and substance satisfactory to the Administrative Agent and the Required Lenders.

(d)    Not later than the date that is 270 days following the Petition Date, such Acceptable Plan of Reorganization shall become effective.

6.20	Certain Other Bankruptcy Matters.

(a)    Holdings, the Borrower and the Subsidiaries shall comply (i) in all respects, after entry thereof, with all of the requirements and obligations set forth in the Financing Orders, as such order is amended and in effect from time to time in accordance with this Agreement, (ii) in all respects, after entry thereof, with each order of the type referred to in clause (b) of the definition of “Approved Bankruptcy Court Order”, as such orders, if entered by the Bankruptcy Court, must comply with, and only be modified from time to time in accordance with, clause (b) of the definition of “Approved Bankruptcy Court Order,” and (iii) in all material respects, after entry thereof, with the orders (to the extent not covered by subclause (i) or (ii) above) approving the Debtors’ “first day” and “second day” relief obtained in the Chapter 11 Cases, as such orders, if entered by the Bankruptcy Court, must comply with, and only be modified from time to time in accordance with, clause (c) of the definition of “Approved Bankruptcy Court Order”.

(b)    The Borrower shall provide at least five (5) Business Days’ (or such shorter notice acceptable to the Required Lenders in their sole discretion) prior written notice to the Administrative Agent and its advisors prior to any assumption or rejection of any Debtor’s material contracts or material non-residential real property leases pursuant to Section 365 of the Bankruptcy Code, and no such contract or lease shall be assumed or rejected, if such assumption or rejection adversely impacts (i) the Collateral, any Liens thereon or any DIP Superpriority Claims payable therefrom (including, without limitation, any sale or other disposition of Collateral or the priority of any such Liens or DIP Superpriority Claims) or (ii) any transaction outside of the ordinary course of business with any Loan Party, if the Required Lenders inform the Borrower in writing within three (3) Business Days of receipt of the notice from the Borrower referenced above that they object to such assumption or rejection, as applicable.

ARTICLE VII

NEGATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of Holdings and the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.01	Financial Covenants; Budget Compliance Covenants

(a)    Pay any expense or other disbursement other than those set forth in the Approved Budget outside of the following variances (the “Permitted Variance”);

(i)    permit Actual Collections to be less than eighty-five percent (85%) of Budgeted Collections for any Trailing Four Week Period set forth in the Approved Budget commencing on the fifth Friday after the Petition Date; provided, that, if Actual Collections are less than eighty-five percent (85%) of Budgeted Collections for any Trailing Four Week Period set forth in the Approved Budget solely as a result of a delay in receipt of one or more identifiable receivables(s) that were projected to be received during such Trailing Four Week Period in the Approved Budget, so long as such receivable(s) are received not more than fourteen (14) days after the end of such Trailing Four Week Period, such receivable(s) shall be treated as having being received during such Trailing Four Week Period solely for purposes of compliance with this Section 7.01(a)(i);

(ii)    permit Actual Disbursements to be more than the sum of (A) 115% of Budgeted Disbursements for any Trailing Four Week Period set forth in the Approved Budget commencing on the fifth Friday after the Petition Date and (B) the excess of Budgeted Disbursements over Actual Disbursements for the immediately prior Trailing Four Week Period (i.e. expenses permitted by the Approved Budged but not actually dispersed in such period); and

(iii)    permit Actual Capital Expenditures to be more than the sum of (A) 115% of Budgeted Capital Expenditures for any Trailing Four Week Period set forth in the Approved Budget commencing on the fifth Friday after the Petition Date and (B) the excess of Budgeted Capital Expenditures over Actual Capital Expenditures for the immediately prior Trailing Four Week Period (i.e. Capital Expenditures permitted by the Approved Budged but not actually made in such period).

7.02	Indebtedness.

Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)    Indebtedness of any Loan Party pursuant to any Loan Document;

(b)    Indebtedness (i) of Holdings or the Borrower to any of their respective Subsidiaries, (ii) of the Borrower or any Subsidiary that is a Guarantor to Holdings or the Borrower or any other Subsidiary, (iii) of any Non-Guarantor to any Non-Guarantor; provided, in each case, that any such Indebtedness described in the foregoing clauses (i) through (iii) incurred by a Loan Party to a Group Member that is not a Loan Party is expressly subordinated to the prior payment in full in cash of the Obligations;

(c)    Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of the Borrower and any Subsidiary that is a Guarantor;

(d)    Permitted Existing Debt (excluding such Indebtedness referenced in clauses (f), (g) and (h) in this section) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(e)    Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.03(g) in an aggregate principal amount not to exceed the greater of $12,500,000 and 1.5% of Consolidated Tangible Assets (measured as of the most recent quarter for which a Compliance Certificate has been delivered pursuant to Section 6.02(a)) at any one time outstanding;

(f)    (i) Indebtedness of the Borrower in respect of the Second Lien Notes under the Second Lien Note Indenture and, to the extent applicable, any Permitted Refinancing Debt in connection therewith in an aggregate principal amount not to exceed $250,000,000, plus any premium payable to holders of the Second Lien Notes and expenses in each case related to or in connection with the first incurrence of any such Permitted Refinancing Debt; provided that any such premium and expenses shall not exceed $25,000,000 in the aggregate and (ii) Guarantee Obligations of Holdings and any Subsidiary that is a Guarantor in respect of such Indebtedness;

(g)    [Reserved];

(h)    [Reserved];

(i)    Hedge Agreements (a) in respect of Indebtedness otherwise permitted hereby that bears interest at a floating rate, so long as such agreements are not entered into for speculative purposes, (b) in respect of foreign currency exposure of any Group Member or in respect of energy, raw materials and/or commodities, so long as, in each case, such agreements are entered into in the ordinary course of business and not for speculative purposes and (c) Guarantee Obligations of Holdings and any other Loan Party in respect of such Indebtedness;

(j)    Indebtedness under the AWA Environmental Indemnity Agreement; provided that such Indebtedness is recourse only to the property described in Section 7.03(i);

(k)    Guarantee Obligations of the Borrower with respect to obligations of Holdings pursuant to the AWA Environmental Indemnity Agreement;

(l)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business so long as such Indebtedness is extinguished within three (3) Business Days of the incurrence thereof;

(m)    Indebtedness of the Borrower or any of its Subsidiaries in respect of performance bonds and surety bonds incurred in the ordinary course of business;

(n)    Indebtedness of the Borrower or any Subsidiary of the Borrower arising from agreements of the Borrower or a Subsidiary of the Borrower providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the Disposition of any business, assets or a Subsidiary of the Borrower permitted under this Agreement, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(o)    [Reserved];

(p)    [Reserved];

(q)    additional Indebtedness of Non-Guarantors in an aggregate principal amount (for all Non-Guarantors) not to exceed $10,000,000 at any one time outstanding;

(r)    [Reserved];

(s)    Indebtedness of the Borrower or any Loan Party in respect of Cash Management Agreements entered into in the ordinary course of business and Guarantee Obligations of Holdings and any Loan Party in respect of such Indebtedness.

7.03	Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a)    Liens for Taxes or assessments not yet due and payable or that are being properly contested, as set forth in Section 6.03;

(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)    pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)    deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)    easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f)    Liens in existence on the date hereof listed on Schedule 7.03, securing Indebtedness permitted by Section 7.02(d); provided that no such Lien is spread or otherwise extended to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g)    Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 7.02(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created simultaneously with, or within 120 days after, the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h)    Liens created pursuant to the Security Documents;

(i)    Liens on rights to “Recovery” in favor of AWA pursuant to and as defined in the AWA Environmental Indemnity Agreement and the PDC Environmental Indemnity Agreement;

(j)    any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(k)    Liens arising from judgments, decrees or attachments except to the extent that they give rise to an Event of Default;

(l)    licenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of Holdings or any of its Subsidiaries;

(m)    Liens in favor of customs or revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods so long as such Lien covers only the goods being imported;

(n)    Liens on the assets of a Non-Guarantor securing Indebtedness incurred by such Non-Guarantor pursuant to Section 7.02(q);

(o)    Liens existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary or on any asset of any Person that becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of, or in connection with, such acquisition or such Person becoming a Subsidiary and (ii) such Lien shall not apply to any other assets;

(p)    [Reserved];

(q)    [Reserved];

(r)    [Reserved];

(s)    Liens on cash used to cash collateralize the Existing Letters of Credit;

(t)    to the extent such Liens are permitted under, and subject to, the Prepetition Intercreditor Agreement, Liens securing Indebtedness under the Second Lien Note Documents and any Permitted Refinancing Debt in respect thereof;

(u)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(v)    Liens arising from precautionary Uniform Commercial Code financing statement filings; and

(w)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business.

7.04	Fundamental Changes.

Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

(a)    any Subsidiary of the Borrower may be merged, consolidated or amalgamated (i) with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation), (ii) with or into any Guarantor (provided that a Guarantor shall be the continuing or surviving corporation), and (iii) with respect to any such Subsidiary that is a Non-Guarantor, with or into any Non-Guarantor;

(b)    any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) (i) to the Borrower or any Guarantor, (ii) with respect to any such Subsidiary that is a Non-Guarantor, to any Non-Guarantor, or (iii) to any other Person in connection with a Disposition permitted pursuant to Section 7.05;

(c)    [Reserved];

(d)    any Non-Guarantor may merge with or into any other Non-Guarantor;

(e)    any Immaterial Subsidiary may be liquidated or dissolved;

(f)    the Borrower may convert to a Delaware limited liability company; provided that (i) it shall have given the Administrative Agent not less than ten (10) Business Days’ prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to by the Administrative Agent of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Administrative Agent may reasonably request, (ii) it shall have taken all action necessary to maintain the validity, enforceability, perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral, if applicable, (iii) it shall promptly provide the Administrative Agent with certified Organizational Documents reflecting any of the changes described in the preceding clauses (i) and (ii) and (iv) it shall promptly notify the Administrative Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility), other than changes in location to a property subject to a landlord access agreement;

(g)    a Holdings Entity Transaction may be consummated; and

(h)    any Cost-Cutting Transactions may be consummated, subject to compliance with Section 7.01(a)(iii).

7.05	Disposition of Property.

Voluntarily Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of the Borrower or any Subsidiary, issue or sell any shares of the Borrower’s or such Subsidiary’s Capital Stock to any Person, except:

(a)    the Disposition of obsolete or worn out property or other assets no longer used or useful (as reasonably determined by the Borrower and giving effect to its business plans) in the business of the Borrower and its Subsidiaries in the ordinary course of business provided that the fair market value of such assets shall not exceed $100,000 per fiscal year of Borrower;

(b)    the sale of inventory in the ordinary course of business;

(c)    Dispositions permitted by Sections 7.04, 7.06 and 7.07;

(d)    the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Guarantor to the extent the acquisition thereof is permitted under Section 7.07;

(e)    the Disposition of other property having a fair market value not to exceed the greater of $12,500,000 and 1.5% of Consolidated Tangible Assets in the aggregate for any fiscal year of the Borrower; provided that the Net Cash Proceeds of any Disposition constituting an Asset Sale shall be subject to the mandatory prepayment provisions of Section 2.05(b);

(f)    the sale of Non-Guarantors or the assets of Non-Guarantors; and

(g)    Dispositions in connection with any Cost-Cutting Transactions.

7.06	Restricted Payments.

Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings, the Borrower or any Subsidiary (collectively, “Restricted Payments”), except that:

(a)    any Subsidiary may make Restricted Payments to the Borrower and any Subsidiary that is a Guarantor, ratably according to their respective holdings of the type of Capital Stock in respect of which such Restricted Payment is being made;

(b)    [Reserved]; and

(c)    Subsidiaries of Holdings may pay dividends to permit Holdings or any of its Subsidiaries to pay corporate overhead expenses incurred in the ordinary course of business.

7.07	Investments.

Make Investments except:

(a)    extensions of trade credit in the ordinary course of business;

(b)    Investments in Cash Equivalents;

(c)    Indebtedness and Guarantee Obligations permitted by Section 7.02(c) or (k);

(d)    (i) loans and advances to employees of any Group Member of the Borrower in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $500,000 at any one time outstanding and (ii) additional loans or advances to newly hired employees of any Group Member of the Borrower in the ordinary course of business for the purpose of paying relocation expenses of such employees in an aggregate amount not to exceed $500,000 at any time outstanding;

(e)    intercompany Investments by any Group Member in Holdings, the Borrower or any Subsidiary of the Borrower that, prior to such Investment, is a Guarantor;

(f)    [Reserved];

(g)    [Reserved];

(h)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(i)    [Reserved];

(j)    Guarantee Obligations of customary indemnities and insurance for directors and officers of any Group Member;

(k)    [Reserved];

(l)    [Reserved];

(m)    investments in the form of a cash deposit or prepayment of expenses to vendors, suppliers and trade creditors so long as such deposits are made and such expenses are incurred in the ordinary course of business;

(n)    deposits of cash with banks or other depository institutions and deposits required by government agencies or utilities, in each case, in the ordinary course of business;

(o)    [Reserved]; and

(p)    other Investments in an aggregate amount not to exceed $5,000,000 at any time.

7.08	Prepayments and Modifications of Certain Debt Instruments or Organization Documents.

(a)    Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Second Lien Notes, any other Indebtedness having a permitted junior lien, unsecured Indebtedness or other Subordinated Indebtedness, any Permitted Refinancing Debt or enter into any derivative or other transaction with any Derivatives Counterparty obligating Holdings, the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of the Second Lien Notes or any Indebtedness that was incurred prior to the Petition Date (any such action, a “Restricted Junior Debt Payment”) (other than (i) so long as no Default or Event of Default shall have occurred or be continuing both before and after giving effect to such Restricted Junior Debt Payment, the refinancing of any Second Lien Notes, any other Indebtedness having a permitted junior lien, unsecured Indebtedness or other Subordinated Indebtedness with applicable Permitted Refinancing Debt and (ii) Restricted Junior Debt Payments made pursuant to the Financing Orders or, to the extent not in violation of the Financing Orders, any other Approved Bankruptcy Court Order then in effect;

(b)    amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Second Lien Notes, the Second Lien Note Indenture, the other Prepetition Debt, any other Indebtedness having a permitted junior lien, unsecured Indebtedness or other Subordinated Indebtedness or any Permitted Refinancing Debt (other than any such amendment, modification, waiver or other change that is permitted by the terms of the Prepetition Intercreditor Agreement or any subordination agreement applicable thereto; provided that the terms of the Indebtedness being amended, modified, waived or otherwise changed, after giving effect to such amendment, modification, waiver or other change, are not materially less favorable to the Borrower than those applicable to such Indebtedness before giving effect to such amendment, modification, waiver or other change; provided, further, that in no event shall such Indebtedness (a) amortize, or otherwise be subject to scheduled redemptions, repurchases or other payments of principal or have a final maturity date that is earlier than the date that is six (6) months after the Scheduled Termination Date, (b) be subordinated to the Obligations in a manner less favorable to the Lenders than such Indebtedness before giving effect to such amendment, modification, waiver or other change, (c) contain maintenance or other springing or conditional financial covenants, (d) be amended, modified, waived or otherwise changed so as to require prepayments or mandatory redemptions in a manner more extensive than the terms of such Indebtedness before giving effect to such amendment, modification, waiver or other change or (e) contain other terms and conditions that are more restrictive, taken as a whole, than those under this Agreement (as determined in good faith by the Required Lenders));

(c)    designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as “Designated Senior Debt” (or any other defined term having a similar purpose) for the purposes of any agreements governing any Subordinated Indebtedness of the Borrower or any applicable Permitted Refinancing Debt Document;

(d)    other than any changes necessary solely to implement a Qualified IPO, a Holdings Entity Transaction or to convert the Borrower to a limited liability company, amend, supplement, waive or otherwise modify any provision of the Organization Documents of Holdings, Borrower or its Subsidiaries in a manner that would be materially adverse to the interests of the Lenders.

7.09	Transactions with Affiliates.

Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the Borrower, any other Guarantor or any Wholly Owned Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided that the following shall in any event be permitted: (i) the arrangements contemplated by the Fox River Indemnity Arrangements; (ii) customary fees paid to non-officer directors of Holdings and its Subsidiaries;

(iii) employment agreements, employee benefit plans, indemnification provisions, equity incentive plans and other similar compensatory arrangements entered into by Holdings and its Subsidiaries with officers and directors of Holdings and its Subsidiaries in the ordinary course of business, in each case to the extent that such transactions are otherwise permitted by this Agreement; (iv) transactions with the ESOP and pursuant to the ESOP Documentation and the terms hereof; (v) transactions permitted pursuant to Section 7.04, 7.05(f), 7.06 and 7.07; (vi) transactions among Holdings and its Subsidiaries to the extent otherwise permitted under this Agreement; (vii) a Holdings Entity Transaction and any related transactions and documentation in connection therewith and (viii) a Cost-Cutting Transaction and any related transactions and documentation in connection therewith.

7.10	Changes in Fiscal Periods; Accounting Changes.

(a)    Permit the fiscal year of Holdings to be other than the 52-week or 53-week period ending the Saturday nearest December 31 or change Holdings’ method of determining fiscal quarters.

(b)    Make or permit, any change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except changes that are required by GAAP (subject in each case to the provisions of Section 1.03).

7.11	Negative Pledge Clauses.

Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party, other than restrictions existing under or by reason of (a) applicable Law, (b) this Agreement and the other Loan Documents, (c) the Second Lien Note Indenture, (d) any Permitted Refinancing Debt Document, (e) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Holdings or a Subsidiary of Holdings, (f) customary provisions restricting assignment of any licensing agreement entered into by Holdings or any Subsidiary of Holdings in the ordinary course of business and (g) any agreements governing any Liens otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets subject to such Liens).

7.12	Clauses Restricting Subsidiary Distributions.

Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) this Agreement or the other Loan Documents, (ii) applicable Law, (iii) the Prepetition Debt, (iv) any Permitted Refinancing Debt Document, (v) the debt agreements in connection with Indebtedness permitted under Section 7.02, (vi) any agreements governing any Liens otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets subject to such Liens) and (vii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

7.13	Lines of Business.

Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related or complementary thereto.

7.14	Material Agreements.

(a) Amend, supplement or otherwise modify, or permit, the amendment, supplement or modification of (pursuant to a waiver, endorsement or otherwise) the terms and conditions of the Fox River Indemnity Arrangements without the consent of the Required Lenders or (b) assign any of its rights under the Fox River Indemnity Arrangements without the consent of the Required Lenders.

7.15	[Reserved].

7.16	Holding Company Status.

In the case of Holdings, except to the extent required by the Bankruptcy Court, (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to (u) the Chapter 11 Cases, (v) any activities necessary to implement a Cost-Cutting Transaction, (w) any activities necessary solely to implement a Qualified IPO or a Holdings Entity Transaction, (x) its direct or indirect ownership of the Capital Stock of the Borrower and PDC Capital Corporation, (y) its ownership by the ESOP and transactions related to the ESOP and pursuant to the ESOP Documentation or (z) to the exercise of its rights and remedies under the Acquisition Documentation, (b) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (i) obligations arising by operation of the ESOP Documentation, (ii) nonconsensual obligations imposed by operation of Law, (iii) pursuant to the Loan Documents to which it is a party, (iv) Indebtedness permitted under clauses (b), (f), (g), (h), (i), (j) or (1) of Section 7.02, and (v) obligations with respect to its Capital Stock, or (c) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made to Holdings in accordance with Section 7.06 or loans or advances to or by Holdings in accordance with Section 7.07 pending any required application in the manner contemplated by said Sections or cash received in transactions relating to the ESOP) and Cash Equivalents) other than the direct ownership of shares of Capital Stock of the Borrower and PDC Capital Corporation, as the case may be.

7.17	PDC Capital Corporation.

In the case of PDC Capital Corporation, conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business, or operations other than those incidental to its obligations under the Bermuda Company Agreements.

7.18	ESOP Amendments.

Amend or terminate the ESOP without the prior written consent of the Administrative Agent (at the direction of the Required Lenders), not to be unreasonably withheld, except that the Borrower or Holdings may amend the ESOP (a) to the extent required by the Internal Revenue Service in order to obtain a favorable determination letter with respect to the ESOP, (b) to comply with changes in the Law, (c) to incorporate administrative and non-economic changes, (d) to the extent necessary solely to implement a Qualified IPO of a Holdings Entity Transaction, (e) if required by the Bankruptcy Court, and (f) to incorporate other changes so long as, with respect to this clause (f), such changes are not materially adverse to the interests of any of the Administrative Agent or the Lenders.

7.19	[Reserved].

7.20	Embargoed Person.

Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans or other Borrowings to constitute property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States or Canadian Law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC or any other Governmental Authority and/or on any other similar list (“Other List”) maintained by OFAC or any other Governmental Authority pursuant to any authorizing statute including the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., any Executive Order or other applicable Anti-Terrorism Laws, or regulation promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable Requirements of Law, or the Loans or other Borrowings made by the Lenders would be in violation of any Requirements of Law, or (2) the Executive Order, any related enabling legislation or any other similar executive orders, or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable Requirements of Law or the Borrowings are in violation of applicable Requirements of Law.

7.21	Sale and Leaseback Transactions.

Enter into any Sale and Leaseback Transactions.

7.22	Locations of Collateral.

Except to the extent otherwise permitted to be so transferred hereunder, no Loan Party shall cause or permit Collateral having a value in excess of $8,500,000 to be held in jurisdictions outside of the United States or Canada (or any constituent jurisdiction thereof).

7.23	Canadian Pension Plans.

In the case of Appvion Canada or any Loan Party organized under the Laws of Canada or any of its provinces or territories, contribute to any Canadian defined benefit pension plan.

7.24	Additional Bankruptcy Matters.

(a)    Assert or prosecute any claim or cause of action against any of the Secured Parties (in their capacities as such), unless such claim or cause of action is in connection with the enforcement of the Loan Documents against the Administrative Agent or Lenders;

(b)    Subject to the terms of the Financing Orders and subject to Section 8.01, object to, contest, delay, prevent or interfere with in any material manner the exercise of rights and remedies by the Administrative Agent or the Lenders with respect to the Collateral following the occurrence of an Event of Default; or

(c)    Except as expressly provided or permitted hereunder (including, without limitation, to the extent expressly identified in any line item in the Approved Budget or pursuant to any “first day” or “second day” orders complying with the terms of this Agreement) or, with the prior consent of the Required Lenders, as provided pursuant to any other Approved Bankruptcy Court Order, make any payment or distribution to any Affiliate that is not a Loan Party or to any insider of the Company outside of the ordinary course of business.

7.25	Other Superpriority Claims.

Incur, create, assume, suffer to exist or permit any Superpriority Claim which is pari passu with or senior to the DIP Superpriority Claim, except for the Carve-Out.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default.

If any of the following events shall occur and be continuing:

(a)    the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan , or any fee or other amount payable hereunder or under any other Loan Document, within five (5) days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)    any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)    any Loan Party shall default in the observance or performance of (A) any agreement contained in Sections 6.01, 6.02, clauses (i) and (ii) of Section 6.04(a) (with respect to Holdings and the Borrower only), 6.05, 6.06, 6.07(a), 6.08, 6.09, 6.10, 6.12, 6.19, or 6.20 or Article VII of this Agreement or Section 5.5 of either Guarantee and Collateral Agreement or (B) any agreement contained in Sections 6.03, 6.07(b), (c), (d), (e) and (f), and, with respect to a default referenced in this clause (B), such default shall continue unremedied for a period of ten (10) days; or

(d)    any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section)~~,~~ and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) notice to the Borrower from the Administrative Agent or any Lender and (ii) a Responsible Officer becoming aware of any such default or the delivery by a Loan Party of a default notice pursuant to Section 6.07(a); or

(e)    any Group Member shall (i) default in making any payment of any post-petition or unstayed Indebtedness (including any Guarantee Obligation, but excluding the Loans) or any debtor-in-possession financing on the due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (excluding (x) a change of control event, which is covered separately under Section 8.01(k) and (y) an asset sale or similar event in the ordinary course of business that requires Indebtedness to become due prior to their stated maturity, but in the case of this clause (y) only to the extent the amount becoming due is actually repaid), the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless the same occurs with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $15,000,000; or

(f)    (i) any Subsidiary that is not an Immaterial Subsidiary shall commence any case, proceeding or other action other than the Chapter 11 Cases (A) under any Debtor Relief Law or under any other existing or future Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any such Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any material Subsidiary that is not a Loan Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any material Subsidiary that is not a Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof;

or (iv) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party shall not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)    reserved; or

(h)    one or more post-petition money judgments or decrees shall be entered against any Loan Party involving in the aggregate a liability (to the extent not paid or fully covered by insurance or a third party indemnity as to which the relevant insurance company or third party has acknowledged coverage) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within forty-five (45) days from the entry thereof or the effectiveness of which or the exercise of remedies as a result of which shall not have been stayed under the Bankruptcy Code; provided that this clause (h) shall not apply to any matter or circumstance referenced in clause (m) hereof; or

(i)    any of the Loan Documents or Security Documents shall cease, for any reason, to be in full force and effect (except in accordance with the terms thereof), or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents covering Collateral having a fair market or book value in excess of $2,500,000 shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j)    the Guaranty contained in Section 2 of either Guarantee and Collateral Agreement shall cease, for any reason (except if such release is in accordance with the terms thereof), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert;

(k)    (i) prior to the occurrence of a Qualified IPO or a Holdings Entity Transaction either (x) the ESOP shall cease to have the power to vote or direct the voting of securities having a majority of the ordinary voting power for the election of Board of Directors of Holdings (determined on a fully diluted basis) or (y) the ESOP Trust shall cease to own of record and beneficially greater than 50% of the outstanding Capital Stock of Holdings; (ii) upon and following a Qualified IPO or a Holdings Entity Transaction, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or group or its respective subsidiaries, and any person acting in its capacity as trustee, agent or fiduciary or administrator of any such plan), other than the ESOP Trust, is or becomes the Beneficial Owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock of Holdings representing more than 35% of the voting power of the total outstanding Voting Stock of Holdings; (iii) Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Borrower, free and clear of all consensual Liens (except Liens created by the Guarantee and Collateral Agreements and Liens securing the Obligations under the Second Lien Security Documents in accordance with the Prepetition Intercreditor Agreement); or (iv) prior to the occurrence of a Qualified IPO or a Holdings Entity Transaction, the Board of Directors of either Holdings or the Borrower shall cease to include two independent directors; or

(l)    any Subordinated Indebtedness or the guarantees thereof or any related Permitted Refinancing Debt or the guarantees thereof, so long as such Indebtedness is outstanding, shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiaries party thereto under the Guarantee and Collateral Agreements as provided in the documentation governing such Subordinated Indebtedness or any related Permitted Refinancing Debt Document, as the case may be or any Loan Party, any Affiliate of any Loan Party, the trustee or agent in respect of any Subordinated Indebtedness or any related Permitted Refinancing Debt Document, or the holders of at least 25% in aggregate principal amount of any Subordinated Indebtedness or any related Permitted Refinancing Debt, as the case may be, shall so assert; or

(m)    (i) AWA shall default in the observance or performance of any agreement contained in the AWA Environmental Indemnity Agreement, (ii) any of the Fox River Indemnity Arrangements shall be terminated, held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or the Lien created by the Bermuda Security Agreement shall cease to be enforceable and of the same effect and priority purported to be created thereby, (iii) any party (other than a Group Member) shall otherwise default in the observance or performance of any material agreement contained in the Acquisition Documentation after giving effect to any applicable cure period, (iv) any party shall default in the observance or performance of any agreement contained in the Bermuda Company Agreements, or (v) NCR Corp. shall default in the observance or performance of any agreement contained in the NCR Agreements, provided, that a default, event or condition described in clause (i), (iii), (iv) or (v) of this paragraph (m) shall not at any time constitute an Event of Default unless such default, event or condition could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, taking into account any mitigating arrangements or agreements that the Borrower has implemented prior to such default, event or condition; or

(n)    the Prepetition Intercreditor Agreement or any provision thereof shall cease to be in full force and effect, or any Lien securing or purporting to secure Indebtedness or other obligations owing under the Second Lien Note Indenture shall, for any reason, cease to be subordinated to the Lien created under the Security Documents securing the First Lien Obligations under, and as defined in, the Prepetition Intercreditor Agreement; or

(o)    (i) the entry of an order dismissing any of the Chapter 11 Cases or converting any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code, or any Loan Party files a motion or other pleading seeking entry of such an order or supports or fails to promptly oppose such dismissal or conversion;

(ii)    a trustee, responsible officer or an examiner having expanded powers under Section 1104 of the Bankruptcy Code (other than (x) a fee examiner or (y) for purposes of an investigation pursuant to Sections 1106(a)(3) and (4) of the Bankruptcy Code) is appointed or elected in the Chapter 11 Cases, any Loan Party or applies for, consents to, supports, acquiesces in or fails to promptly oppose, any such appointment, or the Bankruptcy Court shall have entered an order providing for such appointment, in each case without the prior written consent of the Required Lenders in their sole discretion;

(iii)    the entry of an order staying, reversing or vacating the Interim Financing Order or the Final Financing Order or modifying or amending the Interim Financing

Order or Final Financing Order other than in form and substance satisfactory to the Administrative Agent and the Required Lenders, or any Loan Party files an application, motion or other pleading seeking entry of such an order or supports or fails to promptly oppose entry of such an order, in each case without the prior written consent of the Administrative Agent and the Required Lenders in their sole discretion;

(iv)    the entry of an order in any of the Chapter 11 Cases denying or terminating use of cash collateral by any of the Loan Parties, and the Loan Parties have not obtained use of cash collateral (consensually or non-consensually) with the prior written consent of the Administrative Agent and the Required Lenders;

(v)    the entry of an order in any of the Chapter 11 Cases granting relief from any stay or proceeding (including, without limitation, the automatic stay) so as to allow any third party to proceed with foreclosure (or the granting of a deed in lieu of foreclosure or the like) against any assets of the Loan Parties with a value in excess of $5,000,000 in the aggregate;

(vi)    the entry of a final non-appealable order in the Chapter 11 Cases charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Lenders or the commencement of other actions by the Loan Parties that challenges the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents in any of the Chapter 11 Cases or that is inconsistent with the Loan Documents;

(vii)    without the prior written consent of the Administrative Agent and the Required Lenders, any Loan Party shall file a motion seeking or take any action supporting a motion seeking, or the Bankruptcy Court shall enter an order in any of the Chapter 11 Cases authorizing (x) financing under Section 364 of the Bankruptcy Code (other than the Loans) or (y) the sale of all or substantially all of the Loan Parties’ assets unless such order contemplates payment in full in cash of the Obligations upon the closing of such financing or consummation of such sale, whether pursuant to a plan of reorganization or otherwise;

(viii)    without the consent of the Required Lenders (not to be unreasonably withheld), the entry of an order in any of the Chapter 11 Cases granting adequate protection to any other person (which, for the avoidance of doubt, shall not apply to any payments made pursuant to “first day” or other orders reasonably acceptable to the Administrative Agent and the Required Lenders);

(ix)    termination or expiration of any exclusivity period for any Debtor to file or solicit acceptances for a plan of reorganization;

(x)    the filing or support of any pleading by any Loan Party (or any direct or indirect parent thereof) seeking, or otherwise consenting to, any of the matters set forth in clauses (i) through (ix) above, unless such filing or any pleading is in connection with the enforcement of the Loan Documents against the Administrative Agent or the Lenders;

(p)    the commencement of any action, including the filing of any pleading, by any Loan Party or any direct or indirect subsidiary of any Loan Party (or by any direct or indirect parent of any Loan Party) against any of the prepetition secured parties with respect to any of the obligations or liens under or with respect to the Prepetition First Lien Credit Agreement;

(q)    the making of any material payments in respect of prepetition obligations other than (i) to the extent permitted by the Financing Orders or an Approved Bankruptcy Court Order (including any “first day” orders) in amounts reasonably satisfactory to the Administrative Agent and Required Lenders (and not otherwise prohibited by this Agreement or any other Approved Bankruptcy Court Order then in effect), or (ii) as otherwise agreed to in writing by the Administrative Agent and Required Lenders;

(r)    the entry of the Final Financing Order shall not have occurred within forty-five (45) days after entry of the Interim Financing Order (or such later date (but in no event later than sixty (60) days after the entry of the Interim Financing Order) as the Administrative Agent and the Required Lenders may reasonably agree);

(s)    an order of the Bankruptcy Court granting, other than in respect of the Loans and the Carve-Out or as otherwise permitted under the applicable Loan Documents, any claim entitled to superpriority administrative expense claim status in the Chapter 11 Cases pursuant to Section 364(c)(1) of the Bankruptcy Code pari passu with or senior to the claims of the Administrative Agent and the Lenders under the Loan Documents, or the filing by any Loan Party of a motion or application seeking entry of such an order;

(t)    other than with respect to the Carve-Out and the Liens provided for in the Loan Documents (subject, in the case of the Loans, to the priority set forth in the Financing Orders and Section 2.17), the Borrower or any other Loan Party shall create or incur, or the Bankruptcy Court enters an order granting, any claim on Collateral which is pari passu with or senior to any liens under the Prepetition First Lien Facility, the adequate protection liens and adequate protection obligations granted under the Interim Financing Order in contravention of the lien priorities specified in Section 2.17;

(u)    noncompliance by any Loan Party or any of its Subsidiaries with the terms of the Interim Financing Order or, after entry thereof, the Final Financing Order;

(v)    the Loan Parties or any of their Subsidiaries (or any direct or indirect parent of any Loan Party), or any person claiming by or through any of the foregoing, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against the Administrative Agent or any of the Lenders regarding the Loans, unless such suit or other proceeding is in connection with the enforcement of the Loan Documents against the Administrative Agent or Lenders; or

(w)    (i) a plan of reorganization shall be confirmed in any of the Chapter 11 Cases that is not an Acceptable Plan of Reorganization, or any order shall be entered which dismisses any of the Chapter 11 Cases and which order (x) does not provide for termination of the unused NM Commitments and payment in full in cash of the Obligations, (y) does not provide for release and exculpatory provisions relating to the Administrative Agent, the Arranger and the Lenders that are satisfactory to the Administrative Agent, the Arrangers and the Required Lenders and (z) is not otherwise reasonably satisfactory to the Administrative Agent and the Required Lender, or

(ii) any of the Loan Parties or any of their Subsidiaries (or any of their direct or indirect parents), shall file, propose, support, or fail to promptly contest in good faith the filing or confirmation of such a plan or the entry of such an order; or

(x)    any Loan Party (or any direct or indirect parent thereof) shall file any motion seeking authority to consummate the sale of assets of any Loan Party (other than any such sale that is permitted under the Loan Documents and other than in connection with any Cost-Cutting Transaction permitted hereunder) pursuant to Section 363 of the Bankruptcy Code having a value in excess of $2,000,000, without the consent of the Required Lenders, or the Borrower shall file (or fail to oppose) any motion seeking an order authorizing the sale of all or substantially all of the assets of the Loan Parties (unless such sale would result in the repayment in full in cash of all Obligations upon consummation thereof);

then in every event, and at any time thereafter during the continuance of such event, the Administrative Agent, on behalf of the Lenders, may (and at the direction of the Lenders, shall), upon written notice to the Borrower and the Second Lien Representative (A) declare (i) the Commitments to be terminated, reduced or restricted forthwith to the extent any such Commitments remain the applicable Loans hereunder (with accrued interest thereon), (ii) all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable without presentment, demand, protest or any other notices of any kind which are hereby expressly waived by the Borrower (except as expressly provided above in this Section 8.01); and (iii) the termination of the Loan Documents as to any future liability or obligation of the Administrative Agent and Lenders, without any effect to any liens or obligations provided hereunder; and (B) whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Administrative Agent or the Lenders under this Agreement, any of the other Loan Documents or applicable law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Administrative Agent or the Lenders; provided that with respect to the enforcement of the Liens purported to be created by any Security Document or exercise of any other rights or remedies with respect to the Collateral (including rights to set off or apply any amounts in any bank accounts that are a part of the Collateral), the Required Lenders or the Administrative Agent (at the direction of the Required Lender) shall provide the Borrower and the Second Lien Representative with at least five (5) Business Days’ written notice prior to taking the action contemplated thereby (the “Remedies Notice”) (and in any hearing after the giving of such notice, the only issue that may be raised by any party in opposition thereto being whether, in fact, an Event of Default has occurred and is continuing) (the “Remedies Notice Period”); provided, that, no notice shall be required for any exercise of rights or remedies (x) to block or limit withdrawals from any bank accounts that are a part of the Collateral (including, without limitation, by sending any control activation notices to depositary banks pursuant to any control agreement), except that (a) the Loan Parties shall be permitted to continue to use cash collateral in the ordinary course of business, including, without limitation, for the purchase and sale of raw materials and work-in-process and finished goods inventory from affiliates, during such five (5)-Business Day notice period in accordance with the Approved

Budget then in effect (without giving effect to any updates thereto after delivery of such notice, unless consented to by the Required Lenders in their sole discretion, and subject to conditions to be agreed in the case of other payments to the Loan Parties’ Affiliates or insiders) and to fund the Post-EoD Carve-Out Amount, and (b) during such five (5)-Business Day notice period, any party in interest shall be entitled to seek an emergency hearing with the Bankruptcy Court and (y) in the event the Obligations have not been repaid in full in cash on the Scheduled Termination Date.

8.02	Application of Funds.

(a)    After the exercise of remedies provided for in Section 8.01 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, ratably, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, ratably, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, ratably, to payment of that portion of the Obligations constituting unpaid principal and accrued and unpaid interest on the NM Term Loans, ratably among the NM Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, ratably, to payment of that portion of the Obligations constituting unpaid principal and accrued and unpaid interest on the Roll-up Loans and amounts owing under Secured Hedge Agreements, ratably among the Lenders and the Hedge Banks in proportion to the respective amounts described in this clause Fourth payable to them; and

Last, the balance, if any, after all of the Obligations (other than contingent indemnification obligations for which no claim has been made) have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

(b) The order of priority set forth in clause (a) above shall not be binding in any exit facility that refinances the Obligations.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01	Appointment.

(a)    Each Lender (and by its acceptance of the benefits of the Security Documents as a Secured Party thereunder, each Hedge Bank and each Cash Management Bank) each hereby irrevocably designates and appoints the Administrative Agent as an agent of such Lender under this Agreement and the other Loan Documents. Each Lender irrevocably authorizes the Administrative Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any such provisions. Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and any rights of the Secured Parties with respect thereto as contemplated by and in accordance with the provisions of this Agreement and the other Loan Documents. In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)    Each Lender irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets in which, in accordance with the UCC or any other applicable Requirement of Law a security interest can be perfected by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly following the Administrative Agent’s request therefor, shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions. The Lenders hereby acknowledge and agree that the Administrative Agent may act, subject to and in accordance with the terms of the Guarantee and Collateral Agreements and the other Loan Documents, as the collateral agent for the Secured Parties.

9.02	Administrative Agent in its Individual Capacity.

Each Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Group Member or Affiliate thereof as if it were not the Administrative Agent hereunder and without duty to account therefor to the Lenders.

9.03	Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and its duties shall be administrative in nature. Without limiting the generality of the foregoing:

(a)    the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.01); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability, if the Administrative Agent is not indemnified to its satisfaction, or that is contrary to any Loan Document or applicable Requirements of Law including, for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a foreclosure, modification or termination of property of a Defaulting Lender under any Debtor Relief Law; and

(c)    except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose or shall be liable for the failure to disclose, any information relating to Holdings, the Borrower, any Subsidiary or any of their respective Affiliates that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment.

The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any

Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or sufficiency of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document. Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other Collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of the Borrower and the other Loan Parties. The Administrative Agent shall not be liable for any action taken or not taken by any such service provider. None of the Administrative Agent or any of its officers, partners, directors, employees or agents shall be liable to the Lenders or any other Secured Party for any action taken or omitted by the Administrative Agent under or in connection with any of the Loan Documents. Notwithstanding anything to the contrary set forth herein, the Administrative Agent shall not be required to take, or to omit to take, any action under the Loan Documents, unless, upon demand, the Administrative Agent receives indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Administrative Agent, any other Secured Party) against all liabilities, costs and expenses that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent or any of its officers, partners, directors, employees or agents.

9.04	Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper Person. The Administrative Agent also may rely upon any statement made to it orally and believed by it to be made by a proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

9.05	Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.

The exculpatory, indemnification and other provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the Loans provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

9.06	Successor Administrative Agent.

The Administrative Agent may resign as such at any time upon at least ten (10) days’ prior notice to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, subject to the reasonable approval of the Borrower (unless a Default or Event of Default shall have occurred and be continuing), to appoint a successor administrative agent from among the Lenders. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within ten (10) days after the retiring administrative agent gives notice of its resignation, then the retiring administrative agent may, on behalf of the Lenders, appoint a successor administrative agent, subject to the reasonable approval of the Borrower (unless a Default or Event of Default shall have occurred and be continuing), which successor shall be a commercial banking institution organized under the Laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $500,000,000; provided that if such retiring administrative agent is unable to find a commercial banking institution that is willing to accept such appointment and which meets the qualifications set forth above, the retiring administrative agent’s resignation shall nevertheless thereupon become effective and the retiring (or retired) administrative agent shall be discharged from its duties and obligations under the Loan Documents, and the Lenders shall assume and perform all of the duties of the Administrative Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor administrative agent.

Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring administrative agent, and the retiring (or retired) administrative agent shall be discharged from its duties and obligations under the Loan Documents; provided that the retiring administrative agent shall promptly (i) transfer to such successor all sums, securities and other items of Collateral held under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor administrative agent under the Loan Documents, and (ii) execute and deliver to such successor administrative agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor administrative agent of the security interests created under the Security Documents. The fees payable by the Borrower to a successor administrative agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After an administrative agent’s resignation hereunder, the provisions of this Article IX, Section 11.04 and Sections 11.08 to 11.15 shall continue in effect for the benefit of such retiring administrative agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as administrative agent.

9.07	Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, conducted its own independent investigation of the financial condition and affairs of the Loan Parties and their Subsidiaries and made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto). Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

9.08	Name Agents.

The parties hereto acknowledge that the Arranger holds such title in name only, and that such title confers no additional rights or obligations relative to those conferred on any Lender hereunder, other than those rights expressly provided to or for the benefit of the Arranger hereunder.

9.09	Indemnification.

The Lenders severally agree to indemnify the Administrative Agent in its capacity as such and each of its Related Parties (to the extent not reimbursed by the Borrower or the Guarantors and without limiting the obligation of the Borrower or the Guarantors to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 9.09 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans ) be imposed on, incurred by or asserted against the Administrative Agent or Related Party in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein, the Transactions or any of the other transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or Related Party under or in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE

ADMINISTRATIVE AGENT OR RELATED PERSON); provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements that are found by a final and non-appealable judgment of a court of competent jurisdiction to have directly resulted solely and directly from the Administrative Agent’s or Related Party’s, as the case may be, gross negligence or willful misconduct. The agreements in this Section 9.09 shall survive the payment of the Loans and all other amounts payable hereunder.

9.10	Withholding Taxes.

To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

9.11	Lender’s Representations, Warranties and Acknowledgments.

(a)    Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Borrowings hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. The Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and the Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders. Each Lender acknowledges that neither the Administrative Agent nor any Related Party of the Administrative Agent has made any representation or warranty to it. Except for documents expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders, the Administrative Agent shall not have any duty or responsibility (either express or implied) to provide any Lender with any credit or other information concerning any Loan Party, including the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of a Loan Party, that may come in to the possession of the Administrative Agent or any of its Related Parties.

(b)    Each Lender, by delivering its signature page to this Agreement or an Assignment and Assumption and funding its Loan, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by the Administrative Agent, the Required Lenders or the Lenders, as applicable, on the Closing Date.

9.12	Security Documents and Guaranty.

(a)    Administrative Agent under Security Documents and Guaranty. Each Secured Party hereby further authorizes the Administrative Agent, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guaranty, the Collateral and the Loan Documents; provided that the Administrative Agent shall not owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Secured Hedge Agreement or Secured Cash Management Agreements. Subject to Section 9.12(c) and Section 11.01, without further written consent or authorization from any Secured Party, the Administrative Agent, upon the commercially reasonable request of the Borrower (and at the Borrower’s sole cost and expense) with reasonable advance notice, may execute any documents or instruments necessary to (i) in connection with a sale or Disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other Disposition of assets or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.01) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to the applicable provisions of the applicable Guarantee and Collateral Agreement or with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.01) have otherwise consented.

(b)    Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent, for the benefit of the Secured Parties in accordance with the terms hereof and thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other Disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Administrative Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other Disposition and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or Disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale or other Disposition.

(c)    Release of Collateral and Guarantees, Termination of Loan Documents.

(i)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any Affiliate of any Lender that is a party to any Secured Hedge Agreement or Secured Cash Management Agreement) take such actions as shall be required to release its security interest in any Collateral subject to any Disposition permitted by the Loan Documents, and to release any Guarantee Obligations under any Loan Document of any person subject to such Disposition, to the extent necessary to permit consummation of such disposition in accordance with the Loan Documents. For the avoidance of doubt, the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower (at the Borrower’s expense) to evidence the release of any Liens created by any Loan Document in respect of Collateral permitted to be disposed pursuant to this Agreement and the Guarantee and Collateral Agreements.

(ii)    Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations have been paid in full and all Commitments have terminated or expired, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any Affiliate of any Lender that is a party to any Secured Hedge Agreement or Secured Cash Management Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all Guarantee Obligations provided for in any Loan Document. Any such release of Guarantee Obligations shall be deemed subject to the provision that such Guarantee Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(d)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types of items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.12.

(e)    No Hedging Agreement or Cash Management Agreement will create (or be deemed to create) in favor of any Hedge Bank or Cash Management Bank, as the case may be, that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents.

9.13	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any other Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)    to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent hereunder and under each other Loan Document) allowed in such judicial proceeding; and

(c)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under this Agreement out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.14	Notice of Required Lenders Action.

Promptly upon receiving written notice of any action taken under this Agreement or any other Loan Document by the Required Lenders, including, without limitation, (a) any waiver or amendment by the Required Lenders of the provisions of this Agreement or any other Loan Document pursuant to Section 11.01 hereof or otherwise, or (b) any other direction or instruction provided by the Required Lender to the Administrative Agent pursuant to the terms hereof or any other Loan Document, the Administrative Agent shall provide a copy of such notice to each of the Lenders.

ARTICLE X

[RESERVED]

ARTICLE XI

MISCELLANEOUS

11.01	Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that in lieu of approval by the Required Lenders, no such amendment, waiver or consent shall:

(a)    waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i)) or, in the case of the initial Borrowing, Section 4.02, without the written consent of each Lender;

(b)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.01) without the written consent of such Lender;

(c)    postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment; provided, however, that only the consent of the Required Lenders shall be necessary to waive any mandatory prepayment pursuant to Section 2.05(b);

(d)    reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (v) of the proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the interest rate specified in Section 2.08(b) or to waive any obligation of the Borrower to pay interest at the interest rate specified in Section 2.08(b);

(e)    change (i) Section 8.02 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Loans from the application thereof set forth in the applicable provisions of Section 2.05(b) in any manner that materially and adversely affects the Lenders hereunder without the written consent of the Required Lenders;

(f)    change (i) any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 11.01(f)), without the written consent of each Lender;

(g)    release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(h)    release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.12 (which release, in each case, may be made by the Administrative Agent acting alone);

~~(i ) [Reserved];~~

(i)    change, modify or waive the terms of Section 8.02(b) of this Agreement without the written consent of each Roll-Up Lender;

(j)    impose any greater restriction on the ability of any Lender hereunder to assign any of its rights or obligations hereunder without the written consent of the Required Lenders;

(k)    assign any rights or obligations of any Loan Party hereunder or under any other Loan Document, without written consent of each Lender; and

(l)    notwithstanding anything to the contrary contained herein, the reallocation of the NM Commitments pursuant to Section 2.01(b) shall not require the consent or approval of any Lender;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights, duties, benefits, privileges, protections, indemnities or immunities of the Administrative Agent under this Agreement or any other Loan Document;(ii) the PJT Letter Agreement, the Administrative Agent Fee Letter, any Secured Hedge Agreement and any Secured Cash Management Agreement may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (iii) the Second Lien Notes Primed Parties are express third party beneficiaries of each of Sections 2.05(a)(iii) and 11.06(h) and this clause (iii), and such provisions cannot be amended, waived or otherwise modified without the prior written consent of the holders of at least a majority of the outstanding balance of the Second Lien Notes. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

The Borrower may replace any Non-Consenting Lender in accordance with Section 11.13; provided that the applicable amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

11.02	Notices; Effectiveness; Electronic Communications.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to Holdings, the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet website posting or other distribution) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an internet or intranet website or other distribution shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the internet or intranet website or other distribution, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)    Change of Address, Etc. Each of Holdings, the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Laws.

(e)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower except to the extent that such losses, costs, expenses or liabilities are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of Administrative Agent or the Lenders. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03	No Waiver; Cumulative Remedies.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

11.04	Expenses; Indemnity; Damage Waiver.

(a)    Costs and Expenses. The Loan Parties shall joint and severally pay (i) all reasonable, invoiced out-of-pocket expenses incurred by the Administrative Agent (including reasonable and documented fees and expenses of Covington & Burling LLP and local bankruptcy counsel to the Administrative Agent) and the Backstop Party and their respective Affiliates (including reasonable and documented fees and expenses of PJT Partners LP under the PJT Letter Agreement, O’Melveny & Myers LLP and Richards Layton & Finger, P.A.), in connection with (A) the syndication of the Loans provided for herein, (B) the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents and the on-going administration of the Loan Documents (including any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated)) and the Chapter 11 Cases, and (C) the creation, perfection or protection of the liens under the Loan Documents (including all search, filing and recording fees); and (ii) all actual, invoiced, out-of-pocket expenses incurred by the Administrative Agent (including reasonable and documented fees and expenses of Covington & Burling LLP and local bankruptcy counsel to the Administrative Agent) and the Backstop Party and, during the existence of an Event of Default, any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent and professional advisors to the Backstop Party (including PJT Partners LP under the PJT Letter Agreement, O’Melveny & Myers LLP, and Richards Layton & Finger, P.A.)) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, (B) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring, refinancing or negotiations in respect of such Loans, and (C) any legal proceedings relating to or arising out of the Loans or the other transactions contemplated by this Agreement and the other Loan Documents, including the Chapter 11 Cases.

(b)    Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the Arranger and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, costs and related expenses (including the reasonable fees, charges and disbursements of one counsel for all Indemnitees (and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee)) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agents thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Group Member, or any Environmental Liability related in any way to any Group Member, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Group Member or any Group Member’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its Related Parties or (y) is solely amongst Indemnitees and/or their Related Parties and does not involve an act or omission by any Group Member or (z) result from a claim brought by any Group Member against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Group Member has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. For the avoidance of doubt, this Section 11.04 shall not apply to Taxes, other than Taxes arising in connection with non-Tax claims.

(c)     Reimbursement by Lenders. To the extent that any Loan Party for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section 11.04 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any

Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, neither the Borrower nor Holdings shall assert, and each of them hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e)    Payments. All amounts due under this Section 11.04 shall be payable not later than ten (10) days after demand therefor.

(f)    Survival. The agreements in this Section 11.04 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05	Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06	Successors and Assigns.

(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), ~~or~~ (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f), (and any other attempted assignment or transfer by any party hereto shall be null and void) or (iv) to the Borrower solely for the purpose of carrying out the reallocation described in Section 2.01(b), provided that the Borrower shall subsequently assign such assigned or transferred rights or obligations to a Prepetition First Lien Lender no later than one (1) Business Day following such assignment or transfer to the Borrower. For purposes of this sub-clause (iv), any interest assigned to the Borrower shall not possess Borrower with any equitable interest or title and Borrower’s further assignment or transfer of such interest shall not be a “disbursement” under 28 U.S.C. § 1930. The Parties shall seek to have the foregoing sentence approved by the Bankruptcy Court in the Final Financing Order. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.2

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s NM Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in subsection (b)(i)(A) of this Section 11.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent, or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, in the case of any assignment in respect of any Loans, unless the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

[2]	As amended by the First Amendment.

provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among NM Term Loans and Roll-Up Loans on a non-pro rata basis;

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)    in the case of assignments of NM Commitments only, the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default or Event of Default has occurred and is continuing or (2) such assignment is to an existing Lender, an Affiliate of an existing Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment or Loans if such assignment is to a Person that is not an existing Loan Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 (provided that such processing and recordation fee shall be payable only to the Administrative Agent; provided, further that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment) The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)    No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, except pursuant to Section 11.06(~~i~~iv).

(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative

Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii)    No Assignment to Certain Persons. No such assignment shall be made to (A) a natural person or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 11.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain information on the Register regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and (as to itself) any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.09 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section 11.06, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent shall not have any responsibility for maintaining a Participant Register.

(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant (expressly including the ability to receive payments under

Section 3.01 and 3.04 independent of the applicable Lender) is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender, if it were a Lender, shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(f) as though it were a Lender.

(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

(h)    Purchase Right. The Lenders agree that (a) within two (2) Business Days after the delivery by the Required Lenders (or the Administrative Agent at the instruction of the Required Lenders) to the Borrower of written notice of the occurrence or declaration of an Event of Default (it being agreed by the Lenders that no remedies shall be exercised in respect of such Event of Default prior to the date of such written notice or declaration), the Required Lenders shall instruct the Administrative Agent in writing to give written notice of such Event of Default to the indenture trustee under the Second Lien Notes Indenture (the “Second Lien Representative”), at which point the Administrative Agent shall promptly deliver such written notice (a “DIP Lender Default Notice”) to such indenture trustee via facsimile transmission and overnight air courier guaranteeing next day delivery to the following address: U.S. Bank, National Association, 1555 North RiverCenter Drive Suite 203, Milwaukee, WI 53212, Facsimile No.: (414) 905-5049, Attention: Global Corporate Trust Services – Appvion, Inc., with a copy to counsel to the Second Lien Noteholders via electronic email and overnight air courier guaranteeing next day delivery to the following address: Stroock  & Stroock & Lavan LLP, 180 Maiden Lane, New York, NY 10038, E-mail: lcharleston@stroock.com, Attention: Lucas Charleston, Esq., (b) within thirty (30) days after the occurrence of an the Event of Default (provided that the expiration of such 30-day period shall be tolled until such time as the indenture trustee under the Second Lien Notes Indenture receives the DIP Lender Default Notice, at which time such 30-day period shall reset and commence), Second Lien Noteholders holding at least a majority of the Second Lien Notes and/or one or more third parties that are approved by the Second Lien Noteholders holding at least a majority of the Second Lien Notes (such institutions, affiliates, funds and third parties, the “Purchase Right Parties”) may request, and the Secured Parties hereby offer such Persons, the option to purchase all (and not less than all) of the accrued and unpaid Obligations outstanding at such time, at par with respect to the Loans and in the full amount of all other Obligations, and without warranty or representation or recourse

(except for representations and warranties required to be made by assigning lenders pursuant to the Assignment and Assumption), and, in each case, including the Payment Premium and the Exit Fee (the foregoing option, the “Purchase Right”); provided that (x) the receipt of the DIP Lender Default Notice by the indenture trustee under the Second Lien Notes Indenture shall not be a condition to the exercise of the Purchase Right and the Purchase Right Parties shall have the right to exercise the Purchase Right notwithstanding any failure by the Secured Parties to instruct the Administrative Agent to deliver a DIP Lender Default Notice or the failure by the Administrative Agent to deliver a DIP Lender Default Notice and (y) if for any reason the roll-up of the balance of the Prepetition First Lien Obligations outstanding as of the date of the entry of the Final Financing Order under Section 2.01(c) is not permitted or the Prepetition First Lien Obligations or the Liens securing the Prepetition First Lien Obligations remain outstanding for any reason, (A) the claims and liens acquired pursuant to the Purchase Right shall remain junior to the Prepetition First Lien Obligations and the liens securing the Prepetition First Lien Obligations and (B) the Prepetition First Lien Lenders shall be satisfied with the adequate protection in respect thereof. If such right is exercised, the parties shall endeavor to close promptly thereafter but in any event within twenty (20) Business Days of the request. If one or more of the Purchase Right Parties timely exercises the Purchase Right, it shall be exercised pursuant to customary Loan Syndications & Trading Association documentation and terms. If none of the Purchase Right Parties timely exercise such right, the Secured Parties shall have no further obligations pursuant to this Section 11.06(h) for any Event of Default and may take any further actions in their sole discretion in accordance with the Loan Documents and this Agreement. Each Secured Party will retain all rights to indemnification provided in the relevant Loan Document for all claims relating to period prior to the purchase of the Outstanding Amount pursuant to this Section 11.06(h). Notwithstanding anything herein to the contrary, the Secured Parties may waive any Event of Default at any time prior to the receipt of notice that a Purchase Right Party has timely exercised the Purchase Right.

11.07	Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ and Approved Funds’ respective directors, officers, employees, agents, advisors and other representatives, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested by any regulatory authority or any quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement and, in connection with Section 2.01(b), to any Prepetition First Lien Lender, (e) in connection with the exercise of any remedies under the Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, or (iii) any actual or prospective investor in a special purpose funding vehicle, (g) with the consent of the Borrower, (h) to any rating agency when required by it, (i) to an investor or prospective investor in securities issued by an Approved Fund of any Lender that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by an Approved Fund of any Lender or to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in securities issued by an Approved Fund of any Lender in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by such Approved Fund, or (j) to the extent such Information (x) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 11.07 or (y) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than Holdings, the Borrower or any Subsidiary. In addition, each of the Administrative Agent and the Lenders may disclose the existence of this Agreement and the information about this Agreement to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents. For the purposes of this Section 11.07, “Information” means all information received from Holdings or the Borrower relating to Holdings, the Borrower or any of its Subsidiaries or its business that is clearly identified at the time of delivery as confidential, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

The Administrative Agent and each Lender each acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08	Right of Setoff.

Subject to the Financing Orders, if an Event of Default shall have occurred and be continuing under Section 8.01(a) or Section 8.01(f), each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Secured Parties, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the foregoing, the provisions of Section 2.15 shall supersede any provisions of this Section 11.08 to the contrary.

11.09	Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10	Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective as to each party hereto when executed by such party. Delivery of an executed counterpart of a signature page of this Agreement by email, facsimile or similar electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11	Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by any of such the Administrative Agent or any Lender on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12	Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13	Replacement of Lenders.

If (i) any Lender requests compensation under Section 3.04, (ii) the Borrower is required to pay any Indemnified Taxes or any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) a Lender is a Non-Consenting Lender or (iv) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)    the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.05(c), Section 2.07, and Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest, fees and premium) or the Borrower (in the case of all other amounts);

(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)    such assignment does not conflict with applicable Laws; and

(e)    in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; provided, that the failure by any Lender to execute and deliver an Assignment and Assumption in connection with any of the foregoing assignments shall not impair the validity of the removal of such Lender and the mandatory assignment of such

Lender’s Commitment and outstanding Loans and participations pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14	Governing Law; Jurisdiction; Etc.

(a)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND (TO THE EXTENT APPLICABLE) THE BANKRUPTCY CODE.

(b)    SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT OR, IF THE BANKRUPTCY COURT DOES NOT HAVE OR ABSTAINS FROM JURISDICTION, THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)    WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 11.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15	Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16	Waiver of Defenses; No Advisory or Fiduciary Responsibility.

(a)    Each of the Loan Parties hereby waives any and all suretyship defenses available to it as a Guarantor arising out of the joint and several nature of its respective duties and obligations hereunder.

(b)    The Administrative Agent, each Lender and their Affiliates (collectively, and solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their Affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its Affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

11.17	USA PATRIOT Act Notice.

Each Lender hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as applicable, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address and taxpayer identification number of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as applicable.

11.18	Other Liens on Collateral; Etc.

EACH LENDER HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS EXIST ON THE COLLATERAL PURSUANT TO THE SECOND LIEN SECURITY DOCUMENTS, WHICH LIENS ARE SUBORDINATED AND JUNIOR TO THE LIENS CREATED PURSUANT TO THE LOAN DOCUMENTS IN ACCORDANCE WITH THE TERMS OF THE INTERIM FINANCING ORDER OR, AFTER ENTRY THEREOF, THE FINAL FINANCING ORDER.

11.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder, which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature Pages Follow]